Exhibit 2.1

ASSET PURCHASE AGREEMENT

Dated as of March 8, 2011

by and among

GENERAL PHYSICS CORPORATION,

and

GENERAL PHYSICS (UK) LTD.,

and

RWD TECHNOLOGIES, LLC,

and

RWD TECHNOLOGIES UK LIMITED

and

RWD TECHNOLOGIES CANADA, CO.

and

RWD HOLDINGS LLC,

and

RWD TECHNOLOGIES DE COLOMBIA, LTDA.,

and

the Equity Owners of the Sellers identified on the signature pages hereto

i

(continued)

ii

(continued)

iii

(continued)

iv

(continued)

v

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT dated as of March 8, 2011, is by and among General Physics Corporation, a Delaware corporation (“GP US”), General Physics (UK) Ltd., a company incorporated and registered in England and Wales with number 03424328 (“GP UK”, and together with GP US and GP UK, the “Buyers”), RWD Technologies, LLC, a Delaware limited liability company (the “Company”), RWD Holdings LLC, a Maryland limited liability company and wholly-owned subsidiary of the Company (“Holdings”), RWD Technologies UK Limited, a company incorporated and registered in England and Wales with number 03314693 and wholly-owned subsidiary of the Company, (“RWD UK” and, together with the Company and Holdings, the “Sellers”), RWD Technologies Canada, Co., a Canadian corporation registered in Nova Scotia (“RWD Canada”), RWD Technologies de Colombia, Ltda., a Colombia corporation and Subsidiary of the Company (“RWD Colombia”), and the equity owners of the Sellers identified on the signature pages hereto (each, an “Equity Owner” and collectively, the “Equity Owners”).

R E C I T A L S

WHEREAS, the Sellers, RWD Canada and RWD Colombia are engaged in the Business; and

WHEREAS, the Sellers and RWD Canada desire to sell, transfer and convey to the Buyers, and the Buyers desire to acquire from the Sellers and RWD Canada, the Acquired Assets (as defined herein) upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.01         Definitions.

The capitalized terms used in this Agreement shall have the meanings specified in Exhibit A hereto or as otherwise specified elsewhere in this Agreement and shall be equally applicable to both the singular and plural forms and to all genders.  Each capitalized term not otherwise defined herein shall have the meaning attributed to such term under GAAP.

ARTICLE II.
PURCHASE AND SALE OF ACQUIRED ASSETS

Section 2.01         Sale and Delivery of Acquired Assets.

At the Closing and subject to and upon the terms and conditions of this Agreement (i) the Company shall sell, assign, transfer, convey and deliver to GP US, and GP US shall purchase, assume, acquire and accept from the Company all right, title and interest to all of the assets, rights, claims and properties and interests (wheresoever located) owned, leased or used in connection with the Business of the Company, or in which the Company has any right, title or interest, other than the Excluded Assets, (ii) RWD UK shall sell, assign, transfer, convey and deliver to GP UK, and GP UK shall purchase, assume, acquire and accept from RWD UK all right, title and interest in all of the assets, rights, claims, properties and interests (wheresoever located) owned, leased or used in connection with the Business of RWD UK, or in which RWD UK has any right, title or interest, other than the Excluded Assets (the “UK Assets”); provided that if the condition set forth in Section 11.14 hereof is not satisfied, then only those assets set forth on Schedule 2.01 shall comprise the UK Assets, (iii) RWD Canada shall sell, assign, transfer, convey and deliver to GP US, and GP US shall purchase, assume, acquire and accept from RWD Canada all right, title and interest in all of the assets, rights, claims, properties and interests (wheresoever located) described in this Section 2.01, and (iv) Holdings shall sell, assign, transfer and convey to GP US and GP US shall purchase, assume, acquire and accept from Holdings all equity interests of Holdings in RWD Colombia (collectively, the “Acquired Assets”), in the case of (i), (ii), (iii) and (iv), free and clear of all Liens except Permitted Liens.  The Acquired Assets shall include the following:

(a)           Securities.  All equity interests (cuotas sociales) in RWD Colombia owned of record or beneficially by the Company and Holdings.

(b)           Accounts Receivable.  All of the Company’s, RWD Canada’s and RWD UK’s respective Accounts Receivable; provided, however, (i) if any amounts due from Fertilizantes Nitrogenados de Venezuela, FertiNitro, C.E.C. or Kazakhstan North Caspian Operating Company N.V. shall not have been collected on or before the determination of the Final Balance Sheet, such uncollected amount shall become an Excluded Asset for all purposes, including for purposes of the calculation of the Final Working Capital; and (ii) if the condition set forth in Section 11.14 hereof is not satisfied, then the Accounts Receivable of RWD UK that are not related to the Lean consulting business of RWD UK shall not be an Acquired Asset for any purpose under this Agreement, including for purposes of the calculation of the Final Working Capital.

(c)           Tangible Personal Property.  All equipment and other tangible personal property, owned, leased or held for use in connection with the Business, including all computers, equipment, furniture, fixtures, leasehold improvements, vehicles and other physical or depreciable assets owned, leased or used in connection with the Business (the “Tangible Personal Property”) described on Schedule 5.07.

(d)           Books and Records.  The following, to the extent relating to the Business: (i) all originals and copies, on any media whatsoever (including computerized records), of (A) all customer and supplier lists, telephone numbers with respect to such customers and suppliers, and credit and sales records of the Company, RWD UK and RWD Canada, respectively, relating to such customers and suppliers, for current customers and current suppliers and, to the extent necessary to operate the Business, past customers and past suppliers; (B) all pending customer proposals and all proposals (including backup documentation and work papers), whether pending or not, to current customers; (C) all books, records, files, data, drawings, blueprints, schematics, reports, formulae, plans, processes, certificates, files of correspondence, and other documents of the Company, RWD UK and RWD Canada, respectively, to the extent relating to the Intellectual Property, (D) all I-9 Forms and other information or documents relating to Transferred Personnel that work in the Business as of Closing; (ii) copies of all accounting, financial, and inventory books and records, and other financial records of the Company, RWD Canada and RWD UK, respectively, for the period after January 1, 2008, (vii) copies of all personal property and real property Tax books and records of the Company, RWD Canada and RWD UK for the period after January 1, 2008, (viii) all other information or documents relating to or arising out of the Business or the Acquired Assets for the period after January 1, 2008 (the “Books and Records”).  For purposes of this Section 2.01(d), the terms “current customers” and “current suppliers” refer to customers and suppliers of the Business as of the date of this Agreement together with any customer or supplier of the Business during the 2011 or 2010 calendar year and the terms “past customers” and “past suppliers” refer to customers and suppliers that were not customers or suppliers of the Business as of the date of this Agreement or during the 2011 or 2010 calendar year.

(e)           Assumed Contracts and Certain Other Rights of the Sellers.  All rights and interests in, to and under all Bids and all contracts, agreements, arrangements, commitments, mortgages, deeds of trust, bonds, indentures, leases, licenses, franchises, obligations, options, warrants, instruments, documents, and any other contract rights (in each case, whether written or oral and including, in all cases, all amendments, modifications or supplements thereto, collectively, “Contracts”) of the Company, RWD Canada and RWD UK, respectively, that are specified on Schedule 2.01(e) (the “Assumed Contracts”).

(f)            Prepaid Expenses and Employee Advances.  All of the prepaid security deposits and prepaid expenses with respect to the Acquired Assets, as specified on Schedule 2.01(f) hereof, and advances by the Company or RWD UK to Transferred Employees other than the loans described in Section 2.02(n).

(g)           Promotional Materials.  All advertising, marketing and other promotional materials used in connection with the Business.

(h)           Real Property Interests.  All rights, title and interests of the Company and RWD UK in and to the real properties described on Schedule 2.01(h) including rights with respect to leasehold improvements thereto and fixtures and fittings thereon (the “Leased Real Property”); provided, however, that if the condition set forth in Section 11.14 is not satisfied, then the real properties described on Schedule 2.01(h) that are not located in the United States shall not be included in the “Leased Real Property” and RWD UK’s rights, title and interests in and to such properties will not transfer.

(i)            Names.  All rights of the Sellers and RWD Canada to the names “RWD,” “RWD (And Design),” “RWD Technologies,” “RWD Technologies (And Design),” “RWD Technologies UK Limited,” “RWD Technologies Canada,” “RWD InfoVision,” “RWD iVision,” “RWD PBA,” RWD PerformanceVision,” “RWD ProVision,” “InfoMaestro,” “RWD TOPS,” “Plantmentor,” “Solutions that Perform,” “We Bring People and Technology Together,” “RWD uEmulate,” “RWD Clarity

Framework” and “The Clarity Model” together with any derivatives thereof and all logos, designs, phrases and other identifications of or relating to such names (collectively, the “Names”).

(j)            Intellectual Property.  All Intellectual Property Rights of the Company, RWD UK and RWD Canada, respectively.

(k)           Goodwill.  All goodwill incident to the Business, including the value of the Names.

(l)            Permits.  All approvals, consents, licenses, permits, waivers, registrations, certificates of occupancy and other authorizations relating to the ownership or operation of the Acquired Assets or the conduct of the Business (collectively, “Permits”), including those Permits specified on Schedule 5.09(b).

(m)          Telephone Numbers.  To the extent possible, all telephone numbers relating to the ownership or operation of the Acquired Assets or the conduct of the Business, including those telephone numbers set forth on Schedule 2.01(m).

(n)           Bank Accounts. The bank accounts of the Sellers and RWD Colombia set forth on Schedule 2.01(n).

(o)           Other Assets.  All other intangible assets (including all claims, contract rights, warranty and product liability claims against third parties, refunds, credits, indemnification rights, insurance rights, causes of action, rights of recovery or rights of set off or recoupment) related to the Acquired Assets or the Business.

Section 2.02         Excluded Assets.

Notwithstanding anything to the contrary contained in Section 2.01 or elsewhere in this Agreement, the following assets of the Company, RWD UK, Holdings and RWD Canada, respectively, (collectively, the “Excluded Assets”) shall not be part of the sale and purchase contemplated by this Agreement, are excluded from the Acquired Assets, and shall remain the property of the Company, RWD UK, Holdings and RWD Canada, respectively, after the Closing:

(a)           Organizational Documents.  All of the Organizational Documents of the Sellers and RWD Canada.

(b)           Cash and Cash Equivalents.  All of the Sellers’ and RWD Canada’s respective Cash and Cash Equivalents.

(c)           Employee Benefit Plans.  Subject to applicable UK Law, all interests of the Sellers and RWD Canada, respectively, in their respective Employee Benefit Plans and Foreign Plans, provided that (except for (i) assets held in trust or otherwise to fund distributions under the Company’s Deferred Compensation Plan and (ii) assets held in an account to fund benefit payments under a group health insurance plan or flexible spending account) this exclusion does not apply to an asset of the Sellers or RWD Canada, respectively, merely because the asset was intended to be used to satisfy its respective obligations under a Employee Benefit Plan or Foreign Plan.

(d)           Equity.  All right, title and interest in and to the equity interests or capital stock of any of the Sellers and RWD Canada.  All right, title and interest of the Company and Holdings in and to the capital stock or other equity interests of the Excluded Subsidiaries.

(e)           Branch Offices.  Any and all assets of the branch offices of any Seller or RWD Canada situated in The Netherlands, Spain, Belgium and Switzerland or any other location outside the jurisdiction in which such Seller is organized (the “Branch Offices”).

(f)            Intentionally Deleted.

(g)           Life Insurance Policies.  All of the Company’s interests in John Hancock Life Insurance Company, Policy # 09776001 on the life of Robert W. Deutsch  (the “Deutsch Policy”) and The Hartford Life & Annuity Insurance Company, Policy # 102 VL9322525 on the life of John H. Beakes, Jr.  All proceeds resulting from the termination of life insurance policies.

(h)           Ancile Transaction.  Except for the rights under the Assumed Contracts, all rights pursuant to the Ancile Transaction, including, without limitation, all Cash held in escrow and all amounts that are payable to the Sellers or RWD Canada as earn-outs or otherwise.

(i)            Contracts.  All Contracts of any Seller or RWD Canada that are not Assumed Contracts.

(j)            Real Property.  All rights, title and interest of the Sellers or RWD Canada to real property other than the Leased Real Property.

(k)           Certain Rights.  All of the rights of each Seller and RWD Canada under this Agreement and the Transaction Documents.

(l)            Tangible Personal Property.  All Tangible Personal Property described on Schedule 2.02(l).

(m)          Accounts Receivable.  All of the Accounts Receivable of or from the Excluded Subsidiaries and Branch Offices, respectively; provided, however, that if any amounts due from Fertilizantes Nitrogenados de Venezuela, FertiNitro, C.E.C. or Kazakhstan North Caspian Operating Company N.V. shall not have been collected on or before the determination of the Final Balance Sheet, such uncollected amount shall become an Excluded Asset for all purposes, including for purposes of the calculation of the Final Working Capital; and (ii) if the condition set forth in Section 11.14 hereof is not satisfied, then the Accounts Receivable of RWD UK that are not related to the Lean consulting business of RWD UK shall not be an Acquired Asset for any purpose under this Agreement, including for purposes of the calculation of the Final Working Capital.

(n)           Loans.  Loans by the Sellers or RWD Canada to their respective employees.

(o)           Other Assets.  The other assets described on Schedule 2.02(o).

Section 2.03         Liabilities.

(a)           Assumed Liabilities.  At the Closing, subject to and upon the terms and conditions contained in this Agreement, (i) the Company and RWD UK, respectively, shall assign, transfer, convey and deliver to GP US and GP UK, respectively, (ii) RWD Canada shall assign, transfer, convey and deliver to GP US, and (iii) GP US and GP UK, respectively, shall assume, acquire and accept from the Company, RWD UK and RWD Canada, as applicable, the following (collectively, the “Assumed Liabilities”):

(i)            any obligations of the Company, RWD UK and RWD Canada, respectively, to furnish goods and services or other non-Cash benefits to be performed after the Closing under the Assumed Contracts (but not including any Liabilities of one or more of the Company, RWD UK and RWD Canada, respectively, or their Affiliates in respect of any period prior to Closing or in respect of goods sold or services provided or to have been provided prior to the Closing);

(ii)           any obligations of the Company and RWD UK to pay for goods and services and other non-Cash benefits that another party will furnish after the Closing (but not including any Liabilities of one or more of the Company and RWD UK, respectively, or their Affiliates in respect of any period prior to Closing or in respect of goods purchased or services provided or to have been provided prior to the Closing) under (x) the Assumed Contracts, or (y) any other contract for service to the extent that the goods or services are related to the Business or used by Transferred Employees and such Liabilities do not exceed One Hundred Thousand Dollars ($100,000) in the aggregate (for the avoidance of doubt, any Liabilities pursuant to this Section 2.03(a)(ii)(x) in excess of One Hundred Thousand Dollars ($100,000) in the aggregate, together with other Liabilities pursuant to this Section 2.03(a)(ii)(x), shall be Excluded Liabilities);

(iii)          any Liabilities arising out of or relating to furnishing goods and providing services or other non-Cash benefits after the Closing under the Assumed Contracts (but not including any Liabilities of one or more of the Company, RWD UK and RWD Canada, respectively, or their Affiliates in respect of any period prior to Closing or in respect of goods sold or services provided or to have been provided prior to the Closing);

(iv)          any Liabilities arising out of or relating to the operation of the Business or the ownership of the Acquired Assets to the extent the facts giving rise to such Liability occur after the Closing and, subject to Section 9.04 hereof, any Liabilities arising from the application of the TUPE Regulations to the transactions contemplated by this Agreement;

(v)           any Liabilities arising out of or relating to Buyers’ termination of employment of any Transferred Personnel to the extent (i) the facts giving rise to such Liability occur after the Closing and (ii) such Liabilities are not of a type covered by the Special Escrow Agreement;

(vi)          any Liabilities of the Business to the extent specifically included in the calculation of Final Working Capital under Article 3; and

(vii)         any payroll Liabilities relating to Transferred Employees , including, without limitation, commissions owed to employees and consultants and Liabilities for unused, accrued paid time off balances for Transferred Employees to the extent accrued on the Closing Balance Sheet (but excluding any compensatory time off).

(b)           Excluded Liabilities.  Notwithstanding anything herein to the contrary, the Buyers shall not assume, shall not be deemed by anything contained in this Agreement to have assumed, and shall not be liable in any manner for any Excluded Liabilities.  Without limiting the generality of the foregoing, the Buyers shall not assume, and shall not be deemed by anything contained in this Agreement to have assumed:

(i)            any Liabilities of the Sellers or their Affiliates pursuant to this Agreement or in the Transaction Documents;

(ii)           any Liabilities arising out of or relating to the fees, costs and expenses of the Sellers or their Affiliates incurred, or for which the Sellers or their Affiliates will be liable, in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including all professional, accounting and consulting fees (collectively, “Transaction Expenses”);

(iii)          any Liabilities for any Indebtedness incurred by the Sellers or their Affiliates as of or prior to the Closing Date, including any late charges or prepayment penalties or charges relating thereto or Taxes resulting from cancellation thereof, or in connection with the transactions contemplated hereby or by the Transaction Documents (other than any Taxes that are the responsibility of the Buyers pursuant to Section 2.07 or Section 2.09 hereof), including attorneys’, accountants’ and consultants’ fees, finders’ fees, costs and expenses, regardless of when incurred;

(iv)          any Liabilities arising out of or relating to any of the Excluded Subsidiaries or Branch Offices;

(v)           except for amounts due to Ancile for work completed by Ancile under the Company’s or RWD Canada’s Contracts with SAP America, Inc. and SAP Canada Inc., any Liabilities arising out of or relating to teaming arrangements, fees or secondment obligations with Ancile;

(vi)          any Liabilities (other than obligations to be performed after Closing under Assumed Contracts (but not including obligations in respect of any period prior to Closing or in respect of goods sold or services provided or to have been provided prior to Closing)) arising out of or under the instruments, documents and agreements executed in connection with the Ancile Transaction, including but not limited to offer letters issued in connection with the Ancile Transaction;

(vii)         any Liabilities arising out of or relating to (a) any Tax of any Seller, including any Liability for any of such Taxes resulting from the transactions contemplated hereby or by the Transaction Documents (other than any Taxes that are the responsibility of the Buyers pursuant to Section 2.07 or Section 2.09 hereof) and (b) any Tax of any Person (other than the Sellers) to the extent imposed on a Seller solely as a result of (A) the Seller being included in a combined, consolidated or unitary Tax group under Treasury Regulation Section 1.1502-6 (or any similar provision of any applicable Law), (B) transferee liability, (C) successor liability, or (D) a contractual obligation;

(viii)        any Liabilities arising out of or relating to any Liability or demand (whether or not asserted) or threatened or pending Orders or Proceedings to the extent arising out of or relating to any period ending on or prior to the Closing Date, including, without limitation, all Liabilities relating to or arising out of the Proceedings set forth on Schedule 5.08(e), Schedule 5.15 and Schedule 5.18(b);

(ix)           any Liabilities arising out of or relating to any work, Contract, joint venture or other undertaking of the Sellers for any period ending on or prior to the Closing Date, including any warranty claims relating thereto;

(x)            any Liabilities arising out of or relating to any breach or violation or non-compliance with the Environmental Laws by the Sellers to the extent the facts giving rise to such Liability occurred prior to the Closing;

(xi)           any Liabilities arising out of or relating to any breach or violation or non-compliance with the Fair Labor Standards Act of 1938, as amended, or other applicable employment standards legislation, by the Sellers to the extent the facts giving rise to such Liability occurred prior to the Closing;

(xii)          any Liabilities arising out of or relating to any breach or violation or non-compliance with the TUPE Regulations by the Sellers to the extent the facts giving rise to such Liability occurred prior to the Closing;

(xiii)         any Liabilities (other than Taxes as contemplated in Section 2.07) arising out of or relating to any bulk transfer, bulk sales or similar Laws;

(xiv)        any Liabilities arising out of or relating to any breach or violation of or noncompliance with any other Law by the Sellers to the extent the facts giving rise to such Liability occurred prior to the Closing;

(xv)         any Liabilities of the Sellers to the direct or indirect equity holders of the Sellers or their other respective Affiliates;

(xvi)        any Liabilities arising out of or relating to the Excluded Assets;

(xvii)       any Liabilities arising out of or relating to any non-Business operations of the Sellers or any former operation of the Business that has been discontinued or disposed of at or prior to Closing;

(xviii)      subject to applicable UK law, including (for the avoidance of doubt) the TUPE Regulations, any Liabilities attributable to any Business Personnel who are not Transferred Personnel;

(xix)         except for payroll expenses accrued on the Closing Balance Sheet and unused, accrued paid time off balances for Transferred Employees, any Liabilities arising prior to or upon Closing with respect to the employment, engagement, termination of employment or engagement, compensation, severance, retention or employer benefits of any nature owed to any employees or consultants of any Seller (whether or not employed or engaged by any Buyer after Closing) that arise out of or relate to the employment or contracting arrangement (or termination of such relationship) between the Sellers and such individuals, including any obligations with respect to compensatory time off, wages, overtime and royalties (but excluding accrued commissions owed to Transferred Employees) owed to employees and consultants or under any Law covering equal employment opportunity, occupational health and safety, workers’ compensation or discrimination;

(xx)          any Liabilities prior to or upon Closing arising out of or relating to any Employee Benefit Plan or Foreign Plan or any successor liability under ERISA or otherwise in connection with Liabilities arising prior to or upon Closing under any Employee Benefit Plan, including, without limitation, any deferred compensation or profit sharing plan and any employer contributions thereto, but excluding items excepted under Section 2.03(b)(xix) above;

(xxi)         any Liabilities under any Contract that is not an Assumed Contract;

(xxii)        except as set forth in Section 2.03(a)(i) or 2.03(a)(iii), any Liabilities of RWD Canada or arising out of the business of RWD Canada; and

(xxiii)       any other Liabilities arising out of or relating to the operation of the Business or the ownership of the Acquired Assets prior to the Closing, including any obligations with respect to services or goods rendered to any Seller prior to Closing.

(c)           WARN, COBRA and HIPAA Liabilities.  The Buyers and the Sellers agree that all Liabilities or demands imposed by WARN, COBRA, HIPAA, or any applicable non-U.S. Law, other than the TUPE Regulations (subject to Section 9.04 hereof), having a similar effect, with respect to any former or current employees or other service providers (including their beneficiaries) of the Sellers that arise prior to or upon Closing shall be solely the Liability of the Sellers, and the Buyers shall not assume any such Liabilities therefor.

Section 2.04         Purchase Price.

(a)           In consideration of the sale, transfer, assignment, conveyance and delivery of the Acquired Assets, at the Closing, the Buyers shall (i) pay the Sellers aggregate cash consideration of Twenty-Eight Million Dollars ($28,000,000) as set forth and in the manner specified in Section 2.04(b) (the “Cash Consideration”), which amount shall be subject to adjustment as provided in Article III of this Agreement and (ii) assume the Assumed Liabilities (collectively, the “Purchase Price”).

(b)           At the Closing, the Buyers shall pay and deliver the Cash Consideration as follows:

(i)            an amount equal to the General Escrow Amount to be delivered in accordance with Section 2.05(a);

(ii)           an amount equal to the Special Escrow Amount to be delivered in accordance with Section 2.05(b); and

(iii)          the balance of the Cash Consideration, if any, by wire transfer of immediately available funds to the accounts of the Sellers set forth on Schedule 2.04(b).

Section 2.05         Escrow Agreements.

(a)           At the Closing, the Buyers shall deposit into an escrow account with the Escrow Agent, by wire transfer in immediately available funds, an aggregate amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) (the “General Escrow Amount”) to be held by the Escrow Agent for a period of fifteen (15) months after the Closing pursuant to the terms of the General Escrow Agreement attached hereto as Exhibit B (the “General Escrow Agreement”).

(b)           At the Closing, the Buyers shall deposit into an escrow account with the Escrow Agent, by wire transfer in immediately available funds, an aggregate amount equal to One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) (the “Special Escrow Amount”) to be held by the Escrow Agent for a period of up to one (1) year after the Closing pursuant to the terms of the Special Escrow Agreement attached hereto as Exhibit C (the “Special Escrow Agreement”); provided, however, if the condition set forth in Section 11.14 hereof is not satisfied, the Special Escrow Amount shall be One Million Two Hundred Fifty Thousand Dollars ($1,250,000).

Section 2.06         Allocation of Purchase Price.

(a)           The Buyers and the Sellers agree upon a draft allocation schedule attached hereto as Schedule 2.06 that allocates the Purchase Price (and all other capitalizable costs) among the Sellers, RWD Canada and RWD Colombia.  For U.S. Tax purposes, the Purchase Price shall be allocated among the Acquired Assets in accordance with the applicable provisions of Section 1060 of the Code and the parties, therefore, agree that the fair market value of the Acquired Assets and the Assumed Liabilities (or groups of such assets) is set forth in Schedule 2.06, as such schedule shall be adjusted by the mutual, reasonable agreement of the parties within one hundred twenty (120) calendar days after the Closing Date to ensure the accurate recording of Liabilities and based on any changes in the respective asset and liability balances set forth on the Statement of Net Assets included in Schedule 2.06 as of the date of this Agreement as compared to those respective asset and liability balances set forth in the Final Balance Sheet, which purchase price allocation shall be binding upon each of the Buyers, on the one hand, and the Sellers and RWD Canada, on the other hand, for all purposes, including financial accounting and Tax purposes.  The Buyers, the Sellers and RWD Canada shall file all Tax Returns, reports and other documents, including an asset acquisition statement on Form 8594 (and any required amendments or supplements thereto), required by any competent taxing authority in a timely manner consistent with the allocation set forth on Schedule 2.06, as adjusted pursuant to this Section 2.06.  No party shall take any position inconsistent with the allocation set forth on Schedule 2.06, as adjusted pursuant to this Section 2.06, upon any examination of a Tax Return, any refund claim or any Tax Proceeding.

(b)           Notwithstanding anything herein to the contrary, for all income Tax purposes, the Sellers, RWD Canada and the Buyers agree to allocate, to the greatest extent possible, (i) the cash portion of the U.S.-portion of the Purchase Price (and all other capitalizable costs, including the Assumed Liabilities) to the Acquired Assets that do not qualify for installment sale reporting pursuant to Section 453 of the Code, and (ii) the General Escrow Amount and the Special Escrow Amount to the Acquired Assets that qualify for installment sale reporting pursuant to Section 453 of the Code.

Section 2.07         Transfer Taxes.

Subject to Section 2.09 of this Agreement, any transfer, documentary, stamp, registration, recording or sales Taxes and any Colombian notarial fees due or accrued as a result of the transactions provided for herein or in the Transaction Documents shall be paid fifty percent (50%) by the Sellers and fifty percent (50%) by the Buyers.  Notwithstanding the foregoing, Buyers’ obligations to pay any Taxes pursuant to this Section 2.07 shall not exceed the lesser of Twenty-Five Thousand ($25,000) or fifty percent (50%) of the aggregate amount of such Taxes.

Section 2.08         [Intentionally left blank.]

Section 2.09                            Value Added Tax

(a)                                  All sums payable pursuant to this Agreement are exclusive of UK Value Added Tax (“VAT”) (if any).

(b)                                 The Sellers and the Buyers expect and intend that article 5 of the Value Added Tax (Special Provisions) Order 1995 (SI 1995/1268) (“Article 5 of VAT”) shall apply to the sale of the Acquired Assets of RWD UK under this Agreement, so that the sale is treated as neither a supply of goods nor a supply of services and shall use their reasonable endeavors to procure that such sale is so treated by HM Revenue and Customs.

(c)                                  If any VAT is payable on any supply made by RWD UK (or any company in the same VAT group as RWD UK) under this agreement, the relevant Buyer shall pay to RWD UK the amount of that VAT in addition to the any other consideration given (save in the circumstances set out in Section 2.09(d), in which case the VAT shall be payable on the date set out in that Sub-Section) at the same time and shall and indemnify the relevant Seller for any interest and penalties imposed by HM Revenue (except to the extent that such penalty or interest charges arise as a consequence of any delay by the Sellers in accounting to HM Revenue and Customs for any VAT received from such Buyers) in exchange for a proper VAT invoice in respect of that VAT.

(d)                                 Without limiting Section 2.09(c), if HM Revenue and Customs rule or otherwise determine that VAT is chargeable on the sale of the Acquired Assets of RWD UK the relevant Buyer shall pay to RWD UK the amount of VAT (together with any interest and penalties thereon except to the extent that such penalty or interest charges arise as a consequence of any delay by the Sellers in accounting to HM Revenue and Customs for any VAT received from such Buyers) so chargeable on the latter of the Closing Date or five Business Days after RWD UK gives the relevant Buyer written notice of such ruling or determination and a proper VAT invoice in respect of VAT.

(e)                                  With a view to procuring that Article 5 of VAT applies, the Buyers:

(i)                                     shall procure and ensure that the relevant Buyer is registered for VAT not later than the Closing Date or will be liable to register as a result of the purchase of the Acquired Assets of RWD UK under this Agreement; and

(ii)                                  warrant that they intend to continue to use the Acquired Assets of RWD UK in carrying on the same kind of business as a going concern after Closing as that carried on by RWD UK prior to Closing.

(f)                                    The Sellers warrant that the relevant Seller is registered for VAT purposes under VATA.

(g)                                 RWD UK and the relevant Buyer intend that section 49 of the VATA 1994 shall apply to the sale and purchase of the Acquired Assets of RWD UK under this Agreement, and accordingly:

(i)                                     notwithstanding anything in this Agreement the Sellers shall not be required to deliver to the relevant Buyer the VAT records relating to the Business of RWD UK (the “VAT Records”);

(ii)                                  the relevant Seller shall preserve the VAT Records on behalf of the relevant Buyer for such period as may be required by Law, and shall during that period permit the relevant Buyer reasonable access to them to inspect or make copies of them; and

(iii)                               the relevant Seller may fulfill its obligations under paragraph (ii), above, by procuring that a future transferee of its business or any other person preserves the records and permits reasonable access as mentioned in that paragraph, in which case the Seller shall notify the Buyer of the name of that person.

ARTICLE III.
PURCHASE PRICE ADJUSTMENT

Section 3.01                            Delivery of Estimated Balance Sheet.

At least three (3) Business Days prior to the Closing Date, the Company shall deliver to GP US an unaudited balance sheet of the Sellers, RWD Canada and RWD Colombia on a consolidated basis estimated as of the Closing Date prepared on an accrual basis in accordance with GAAP (the “Estimated Balance Sheet”), which shall have attached to it a schedule setting forth the Working Capital as of the Closing Date.  As promptly as practicable after the Closing, but in no event more than fifteen (15) days thereafter, the Company shall deliver to GP US a revised, final Estimated Balance Sheet.

Section 3.02                            Preparation of Final Balance Sheet.

Within ninety (90) calendar days after GP US receives the revised, final Estimated Balance Sheet, GP US shall prepare, or cause to be prepared, and deliver to the Sellers the unaudited balance sheet of the Sellers on a consolidated basis as at the Closing Date prepared on an accrual basis and in accordance with GAAP (the “Proposed Balance Sheet”).  The Proposed Balance Sheet, among other things, shall be used in the calculations of, and shall have attached to it a schedule setting forth the Proposed Working Capital Amount.  The costs and expenses incurred in connection with the preparation of the Proposed Balance Sheet shall be borne by the Buyers.  The Sellers, RWD Canada and RWD Colombia shall cooperate (and cause their Representatives to cooperate) with GP US and its Affiliates and Representatives in completing the Proposed Balance Sheet in order for the Proposed Balance Sheet to be completed within the time frame described above, including any applicable work papers, schedules and other documents as GP US shall reasonably request in connection with the preparation of the Proposed Balance Sheet.

Section 3.03                            Objections of Sellers to Proposed Balance Sheet.

Within thirty (30) calendar days after receipt of the Proposed Balance Sheet and the calculations of the Proposed Working Capital Amount, the Company shall (on behalf of itself and the other Sellers and RWD Canada) deliver a written notice to the Buyers stating whether the Sellers and RWD Canada agree with the calculations of the Proposed Working Capital Amount or whether the Sellers or RWD Canada have any objections to the Proposed Balance Sheet or the calculations of the Proposed Working Capital Amount and describing in reasonable detail any objections thereto.  Failure to give such timely objection notice (or written notification that the Sellers and RWD Canada have no such objection to the Proposed Balance Sheet and the calculations of the Proposed Working Capital Amount) shall constitute acceptance and approval of such Proposed Balance Sheet and the calculations of the Proposed Working Capital Amount attached thereto and shall be final and binding upon the parties hereto.

Section 3.04                            Resolving Accounting Firm

(a)                                  The Sellers, RWD Canada and GP US shall promptly consult with each other and their respective Representatives with respect to any objections made by the Sellers or RWD Canada pursuant to Section 3.03 and shall work diligently and in good faith and use reasonable efforts to resolve all such objections within thirty (30) calendar days after delivery by the Company of a notice of such objection.  If any objections remain unresolved after the end of such thirty (30)-day period, the Sellers, RWD Canada and GP US shall promptly retain an accounting firm mutually agreed upon by the Company and GP US that is not currently and has not been in the past three (3) years engaged by GP US, the Company or any other their respective Affiliates (the “Resolving Accounting Firm”); provided, however, that, based on the undisputed portion of the Proposed Balance Sheet and the calculations of Proposed Working Capital Amount, if any Excess Amount or Shortfall Amount would be payable, then such Excess Amount or Shortfall Amount, as applicable, shall be paid in accordance herewith contemporaneously with retaining the Resolving Accounting Firm.  The Resolving Accounting Firm shall resolve any remaining disputes concerning the Proposed Balance Sheet or the calculations of Proposed Working Capital Amount.  The Sellers, RWD Canada and GP US and their respective Representatives, shall cooperate fully with the Resolving Accounting Firm.  The Sellers, RWD Canada and GP US shall give, and shall cause their respective Representatives to give, the Resolving Accounting Firm and its Representatives such reasonable assistance and access to the Acquired Assets and Books and Records, and any applicable assets, work papers, schedules and other documents as the Resolving Accounting Firm shall reasonably request.  The Resolving Accounting Firm shall be directed to resolve all disputes within thirty (30) calendar days after being retained as provided in this Section 3.04, and a resolution of the Resolving Accounting Firm shall be final and binding on the Sellers and their Affiliates and the Buyers and their Affiliates.  The Resolving Accounting Firm shall consider only those items and amounts that were set forth in the Proposed Balance Sheet and/or any objection notice delivered pursuant to Section 3.03 above and that remain unresolved by the Sellers, RWD Canada and GP US.  In reaching its determination, the only alternatives available to the Resolving Accounting Firm will be to (i) accept the position of the Sellers and RWD Canada or (ii) accept the position of GP US.  The Resolving Accounting Firm’s determination shall be based upon the definition of Working Capital (including the definitions of any other defined terms used therein) included herein.  The fees, costs and expenses of the Resolving Accounting Firm shall be allocated between the Buyers, on the one hand, and the Sellers and RWD Canada, on the other hand, as follows (i) if the Resolving Accounting Firm accepts the position of the Buyers, solely to the Sellers and RWD Canada, and (ii) if the Resolving Accounting Firm accepts the position of the Sellers and RWD Canada, solely to the Buyers.  The Resolving Accounting Firm’s jurisdiction to resolve disputes pursuant to this Agreement shall be limited to accounting matters contemplated by this Article III, and neither party shall be limited or precluded by virtue of this Section 3.04 from bringing any arbitration proceeding or legal action relating to any other matters, including fraud or the breach of any representation, warranty, covenant, obligation or agreement hereunder.

(b)                                 The Proposed Balance Sheet, as prepared by GP US and accepted by the Company or as agreed upon by the Sellers, RWD Canada and GP US pursuant to Section 3.03, or as determined by the Resolving Accounting Firm pursuant to Section 3.04(a), as the case may be, is herein called the “Final Balance Sheet”, and the Working Capital of the Sellers calculated based on the Final Balance Sheet is herein called the “Final Working Capital”.

Section 3.05                            Payment of Post-Closing Purchase Price Adjustments.

If the Final Working Capital is:

(a)                                  greater than the Upper Collar, then the Buyers shall pay to the Sellers within three (3) Business Days after the determination of the Final Balance Sheet up to One Million Dollars ($1,000,000) of the difference (the amount of such difference, the “Excess Amount”) between the Final Working Capital and the Upper Collar (provided that such Excess Amount shall be net of any payment made pursuant to Section 3.04(a)); or

(b)                                 less than the Lower Collar, then the Sellers and RWD Canada shall pay to GP US within three (3) Business Days after the determination of the Final Balance Sheet the difference (the amount of such difference, the “Shortfall Amount”) between the Lower Collar and the Final Working Capital (provided that such Shortfall Amount shall be net of any payment made pursuant to Section 3.04(a)).

ARTICLE IV.
CLOSING

Section 4.01                            Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of DLA Piper LLP (US), 6225 Smith Avenue, Baltimore, Maryland 21209 at 12:01 a.m. local time on the later of April 1, 2011 (unless another location, date or time is otherwise mutually agreed to in writing by the Buyers and the Sellers) or, subject to Section 13.01, on the third Business Day following the satisfaction or waiver of all conditions of the parties to consummation of the transactions set forth in Articles X and XI (other than conditions with respect to actions that the parties shall take at the Closing itself).  The date and time of the Closing are herein referred to as the “Closing Date.”

Section 4.02                            Closing Deliveries.

(a)                                  At the Closing, the Sellers shall deliver, or cause to be delivered, to the Buyers each of the following:

(i)                                     the Acquired Assets, including all keys, security codes, account numbers and similar security items required to access or secure the Acquired Assets, free and clear of all Liens except Permitted Liens;

(ii)                                  a General Assignment and Bill of Sale in the form of Exhibit D and attached hereto (the “Bill of Sale”) duly executed by the Company;

(iii)                               a General Asset Assignment Agreement in the form of Exhibit E attached hereto (the “UK Asset Assignment Agreement”);

(iv)                              an Assignment and Assumption Agreement in the forms of Exhibit F-1, F-2 and F-3 attached hereto (collectively, the “Assignment and Assumption Agreement-Assumed Contracts”) with respect to the Assumed Contracts set forth on Schedule 4.02(a)(iv), duly executed by the Company, RWD Canada and RWD UK, respectively;

(v)                                 an Assignment and Assumption Agreement in the form of Exhibit G-1, G-2, G-3 and G-4 attached hereto (the “Assignment and Assumption Agreement-Intellectual Property”), duly executed by the Sellers and RWD Canada;

(vi)                              an Assignment and Assumption Agreement in the form of Exhibit H attached hereto (collectively, the “Assignment and Assumption Agreement-Assumed Leases”) with respect to the Real Property Leases, duly executed by the applicable Sellers;

(vii)                           an Employment Agreement duly executed by each of the individuals set forth on Schedule 4.02(a)(vii) in the form of Exhibit I attached hereto (each an “Employment Agreement” and collectively, the “Employment Agreements”) and an acknowledgement in the form attached as Exhibit J executed by eighty percent (80%) of the employees who are listed on Schedule 9.04(a)(i) and offered employment by Buyers in each of: (1) the Northeast and South regions of the Company; (2) West and Midwest regions of the Company; (3) the Company’s Rockwell Unit; (4) the Company’s Chrysler Unit; (5) the Company’s Energy Unit; (6) RWD Colombia; (7) the Company’s four (4) practice areas, taken as a whole; and (8) and RWD UK; provided, however, if the condition set forth in Section 11.14 hereof is not satisfied, only an acknowledgement of Peter Floyd and two (2) of the three (3) employees related to RWD UK’s Lean consulting business shall be required;

(viii)                        a Non-Competition, Non-Disclosure and Non-Solicitation Agreement duly executed by each of the individuals set forth on Schedule 4.02(a)(viii), in the form attached hereto as Exhibit K (each a “Non-Competition Agreement”, and together, the “Non-Competition Agreements”);

(ix)                                the opinion of counsel contemplated by Section 11.09 of this Agreement;

(x)                                   a sublease in substantially the form of Exhibit L attached hereto (the “Sublease”) duly executed by the Company and such other parties reasonably requested by the Buyers;

(xi)                                a Subordination, Non-Disturbance and Attornment Agreement in the form attached hereto as Exhibit M or in other form reasonably acceptable to the Buyer with respect to each of the properties set forth on Schedule 4.01(a)(xi), duly executed by each lender holding a mortgage on the Leased Real Property;

(xii)                             a landlord estoppel certificate and consent in the form attached hereto as Exhibit N, duly executed by each landlord of each Leased Real Property;

(xiii)                          all other consents or filings required to transfer the Acquired Assets in accordance with the terms of this Agreement or otherwise consummate the transactions contemplated by this Agreement or the Transaction Documents (the “Required Consents”) to be obtained or made by the Sellers and RWD Canada, which shall be in a form reasonably acceptable to the Buyers;

(xiv)                         all certificates of origin, manufacturer’s statements of origin, certificates of title or bills of sale for the Tangible Personal Property, duly endorsed for transfer;

(xv)                            a public deed duly executed and reflecting the amendment of RWD Colombia’s bylaws designating GP US and/or its Affiliates as the new owners of all the issued and outstanding equity interests (cuotas sociales) of RWD Colombia and such other instruments or documents as may be necessary for the transfer to GP US and/or its Affiliates of all the issued and outstanding equity interests (cuotas sociales) of RWD Colombia;

(xvi)                         all Permits listed on Schedule 5.09(b), to the extent transferable;

(xvii)                      documentation reasonably satisfactory to the Buyers (including appropriate signature cards) assigning the bank accounts of the Sellers and RWD Colombia set forth on Schedule 2.01(n) duly executed by the Sellers;

(xviii)                   the certificates required by Sections 11.01, 11.02, 11.04 and 11.08;

(xix)                           duly executed UCC-3 termination statements and such other release and termination instruments (or copies thereof) as the Buyers shall reasonably request in order to vest in Buyers all right, title and interest in and to the Acquired Assets free and clear of all Liens;

(xx)                              evidence, in form and substance reasonably satisfactory to Buyers, of the payment in full by the Sellers, RWD Canada and RWD Colombia of all Transaction Expenses;

(xxi)                           evidence, in form and substance reasonably satisfactory to Buyers, that all arrangements required by Section 8.07 to be cancelled or terminated have been cancelled or terminated;

(xxii)                        such agreements, deeds, transfers, conveyances and other documents (subject to the relevant local Law and otherwise as may be agreed between the Sellers, RWD Canada and the Buyers) to implement the transfer, at Closing, of the Acquired Assets, such documents to be substantially in the form of the documents attached hereto as Exhibit O (collectively, the “Local Transfer Documents”), duly executed by the Sellers and RWD Canada, as applicable;

(xxiii)                     the General Escrow Agreement, duly executed by the Sellers and RWD Canada;

(xxiv)                    the Special Escrow Agreement, duly executed by the Sellers and RWD Canada; and

(xxv)                       a duly executed certification of non-foreign status with respect to the Company that complies with the requirements set forth in Treasury Regulatory Section 1.1445-2(b)(2)(ii) in form reasonably acceptable to Buyers;

(xxvi)                    such other agreements, instruments and documents as may be reasonably requested by the Buyers necessary to effect the transfer of the Acquired Assets to the Buyers or to consummate the transactions contemplated by this Agreement or the Transaction Documents; and

(xxvii)                 pro forma balance sheets for the Acquired Assets (excluding any inter-company balances), at December 31, 2008, 2009 and 2010, and pro forma statements of income and cash flows for the Acquired Assets (excluding any inter-company balances) for each of the annual periods then ending.

(b)                                 At the Closing, the Equity Owners shall deliver, or cause to be delivered, to the Buyers each of the following:

(i)                                     the certificates required by Sections 11.01, 11.02 and 11.08, duly executed by each of the Equity Owners;

(ii)                                  the opinion of counsel contemplated by Section 11.09 of this Agreement;

(iii)                               documentation reasonably acceptable to Buyer and Seller designed to collaterally assign for no more than three (3) years from the date of Closing and only to satisfy indemnification obligations of the Sellers and Equity Owners, Ten Million Dollars ($10,000,000) of the proceeds of the Deutsch Policy to GP US and

(iv)                              such other agreements, instruments and documents as may be reasonably requested by the Buyers necessary for the Sellers to transfer the Acquired Assets to the Buyers or to consummate the transactions contemplated by this Agreement or the Transaction Documents.

(c)                                  At the Closing, the Buyers shall deliver, or cause to be delivered, to the Sellers each of the following:

(i)                                     an amount of the Cash Consideration equal to the General Escrow Amount by wire transfer in immediately available funds to the Escrow Agent;

(ii)                                  an amount of the Cash Consideration equal to the Special Escrow Amount by wire transfer in immediately available funds to the Escrow Agent;

(iii)                               the balance of the Cash Consideration paid in accordance with Section 2.04(b)(iii);

(iv)                              the Bill of Sale, duly executed by GP US;

(v)                                 the UK Asset Assignment Agreement, duly executed by GP UK;

(vi)                              the Assignment and Assumption Agreement-Assumed Contracts, duly executed by the Buyers;

(vii)                           the Assignment and Assumption Agreement-Intellectual Property, duly executed by the Buyers;

(viii)                        the Assignment and Assumption Agreement-Assumed Leases, duly executed by the Buyers;

(ix)                                the Employment Agreements, duly executed by the Buyers;

(x)                                   the Non-Competition, Non-Disclosure and Non-Solicitation Agreements, duly executed by the Buyers;

(xi)                                the Local Transfer Documents, duly executed by the Buyers;

(xii)                             the Sublease, duly executed by the Buyers;

(xiii)                          the General Escrow Agreement, duly executed by the Buyers;

(xiv)                         the Special Escrow Agreement, duly executed by the Buyers;

(xv)                            the certificates required by Sections 10.01 and 10.02; and

(xvi)                         such other agreements, instruments and documents as may be reasonably requested by the Sellers necessary to consummate the transactions contemplated by this Agreement or the Transaction Documents.

(d)                                 To the extent that the provisions of a Local Transfer Document are inconsistent with provisions of this Agreement (excluding such Local Transfer Document), then the provisions of this Agreement shall prevail and the Sellers, RWD Canada and the Buyers shall procure that, so far as permissible under the Laws of the relevant jurisdiction, the provisions of the relevant Local Transfer Document are adjusted to the extent necessary to give effect to the provisions of this Agreement.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE EQUITY OWNERS

The Sellers, RWD Canada, RWD Colombia and the Equity Owners hereby represent and warrant, jointly and severally, to the Buyers that the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

Section 5.01                            Organization and Good Standing; Subsidiaries.

(a)                                  Each Seller and each of RWD Canada and RWD Colombia is a limited liability company or corporation, as the case may be, duly organized and validly existing and in good standing under the Laws of the state, province or country of its incorporation or formation, as the case may be.  Each Seller and each of RWD Canada and RWD Colombia has full corporate, limited liability company or other power and authority, as the case may be, to own and operate its assets and to carry on its business in the places and in the manner as now conducted, to own or hold under lease the properties and assets it now owns or holds under lease, and to perform all of its obligations under the Assumed Contracts.  Each Seller and each of RWD Canada and RWD Colombia is duly qualified to do business as a foreign corporation or other entity in and is in good standing in every jurisdiction where the failure to so qualify would be reasonably likely to have a Material Adverse Effect.  Schedule 5.01(a) sets forth a true and complete list by each Seller and each of RWD Canada and RWD Colombia of each jurisdiction in which such Seller, RWD Canada and RWD Colombia, as applicable, is doing business

(directly or indirectly through agents or distributors) and each jurisdiction in which such Seller, RWD Canada and RWD Colombia, as applicable, is qualified to do business as a foreign corporation or other entity.  The Company has provided the Buyers with true and complete copies of the articles or certificate of organization or incorporation and bylaws, limited liability company agreement or similar organizational documents, each as amended to date, of each of the Sellers and each of RWD Canada and RWD Colombia.

(b)                                 None of the Sellers, RWD Canada and RWD Colombia holds of record or beneficially any equity interest in or any securities (including notes, bonds, debentures, warrants, options, puts, calls or other rights) convertible into or exchangeable for equity securities of, any other corporation, partnership, limited liability company, joint venture, association or other entity other than the capital stock of each entity as set forth on Schedule 5.01(b).  Each of the Company and Holdings has good and marketable title to the equity interests (cuotas sociales) of RWD Colombia, free and clear of all Liens.  Each of the Company, Holdings and RWD Colombia is in full compliance with all applicable foreign exchange and similar Laws and regulations in Colombia.  RWD Colombia does not have outstanding any equity interests (cuotas sociales) or securities convertible or exchangeable for any of its equity interests (cuotas sociales) or other ownership interest, nor are there outstanding any rights or options to subscribe for or to purchase RWD Colombia’s equity interests (cuotas sociales) or other ownership interests or any stock or securities convertible into or exchangeable for its equity interests (cuotas sociales) or any equity appreciation rights or phantom equity plans.  There are no outstanding offers to purchase any of RWD Colombia’s equity interests (cuotas sociales) (other than this Agreement).  RWD Colombia is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its equity interests (cuotas sociales) or any warrants, options or other rights to acquire its equity interests (cuotas sociales).  All of the outstanding equity interests (cuotas sociales) of RWD Colombia have been duly authorized and are validly issued, fully paid and nonassessable and were not issued in violation of any statutory or contractual preemptive rights or similar restrictions.  There are no statutory or contractual preemptive rights, rights of first refusal or similar rights or restrictions with respect to the sale of any equity interests (cuotas sociales) of RWD Colombia hereunder.  RWD Colombia has not violated any applicable Laws in connection with the offer, sale or issuance of any of its equity interests (cuotas sociales), and the offer and sale of the equity interests (cuotas sociales) of RWD Colombia hereunder does not violate, or require any registration under, any applicable Laws.  There are no agreements with respect to the voting or transfer of RWD Colombia’s equity interests (cuotas sociales).  RWD Colombia has no Indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on matters on which holders of equity interests (cuotas sociales) of RWD Colombia may vote.  Immediately after the Closing, all issued and outstanding equity interests (cuotas sociales) of RWD Colombia shall be held beneficially and of record by GP US and/or any of its Affiliates free and clear of all Liens.

(c)                                  The Business constitutes all of the business of the Sellers, RWD Canada and RWD Colombia, except for post-closing obligations pursuant to (i) the Ancile Transaction and (ii) agreements with Kazakhstan North Caspian Operating Company N.V.

Section 5.02                            Execution and Effect of Agreement.

Each of the Sellers and each of RWD Canada and RWD Colombia has the requisite limited liability company, corporate or other power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will become a party, to sell, transfer, assign, convey and delivery the Acquired Assets, as applicable, and perform its other obligations hereunder and under the Transaction Documents to which it is or will become a party and to consummate the transactions contemplated hereby and by the Transaction Documents to which it is or will become a party.  The execution and delivery of this Agreement and the Transaction Documents to which it is a party by each of the Sellers and each of RWD Canada and RWD Colombia, the consummation by each of the Sellers and each of RWD Canada and RWD Colombia of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or limited liability company action by each of the Sellers, RWD Canada and RWD Colombia and their respective equity owners.  This Agreement has been, and the Transaction Documents will be, duly executed and delivered by each of the Sellers, RWD Canada and RWD Colombia that are a party thereto (assuming the due authorization, execution and delivery thereof by the Buyers), and this Agreement constitutes, and the Transaction Documents will constitute, the legal, valid and binding obligation of each of the Sellers, RWD Canada and RWD Colombia that are a party thereto, enforceable against each of the Sellers, RWD Canada and RWD Colombia that are a party thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally (the “Enforceability Exceptions”).

Section 5.03                            No Conflicts; Consents.

Neither the execution or delivery of this Agreement or the Transaction Documents to which any Seller, RWD Canada or RWD Colombia is a party by such Seller, RWD Canada or RWD Colombia, as applicable, nor the consummation of the transactions contemplated hereby or thereby:  (i) will conflict with or violate the articles or certificate of incorporation or organization and bylaws, limited liability company agreement or other similar organizational documents of any Seller, RWD Canada or RWD Colombia, each as amended to date; (ii) except as set forth on Schedule 5.03(a), (A) conflict with or violate any Law, Order or restriction of any Governmental Authority to which any Seller, RWD Canada, RWD Colombia or the Acquired Assets or the assets of RWD Colombia are bound or subject, or (B) conflict with or result in a breach of, or give rise to a right of termination of, require consent under, result in the loss of any benefit or accelerate the performance required by, in each case, whether with or without notice or lapse of time or both, the terms of any Material Contract to which any Seller, RWD Canada or RWD Colombia is a party or to which the Acquired Assets or the assets of RWD Colombia  are bound or subject or constitute a breach or default (or an event that, with notice or lapse of time or both, would become a default) thereunder, or (iii) result in the creation of, or give any Person the right to create, any Lien, upon any of the Acquired Assets or the assets of RWD Colombia or any Seller, RWD Canada or RWD Colombia.  Except as set forth on Schedule 5.03(b), no consent, approval, permit, authorization of, declaration to or filing with any Governmental Authority or any other third party on the part of any Seller, RWD Canada or RWD Colombia is required in connection with the execution and delivery of this Agreement, the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

Section 5.04                            Financial Statements.

(a)                                  True, complete and correct copies of (i) the audited balance sheets and the related statements of income, changes in equity and cash flows of the Sellers, RWD Canada and RWD Colombia, in each case, on a consolidated basis, and the notes thereto and the auditor’s report thereon, as of and for the years ended, December 31, 2007, 2008 and 2009 and (ii) the unaudited balance sheet (“Most Recent Balance Sheet”) and related statement of income of the Business (excluding any portion of the business of RWD Canada that is not an Acquired Asset), on a consolidated basis, as of and for the twelve (12) month period ended December 31, 2010 and the one (1) month period ended January 31, 2011, (the “Interim Financial Statements” and together with the Most Recent Balance Sheet and the financial statements described under clause (i), collectively, the “Financial Statements”) each have been delivered to the Buyers and are attached to Schedule 5.04(a).  Each of the Financial Statements (including the notes thereto) is complete and correct in all material respects, is in accordance with the Books and Records of the Sellers (which, in turn, are accurate and complete in all material respects) and has been prepared on an accrual basis in accordance with GAAP (except for the absence of footnotes in the Interim Financial Statements).  The financial books of account and related financial records of Sellers, RWD Canada and RWD Colombia that relate to the Business present fairly in all material respects the financial position, assets and liabilities, results of operations and cash flows relating to the Business at the dates and for the periods indicated.  There are no extraordinary items (as defined under GAAP) reflected in the Financial Statements relating to the Business.

(b)                                 The Sellers, RWD Canada and RWD Colombia (i) have established and documented, and (ii) maintain, adhere to and enforce, a system of internal accounting controls that are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financial Statements), including policies and procedures that (x) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Sellers, RWD Canada and RWD Colombia, (y) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Sellers, RWD Canada and RWD Colombia are being made only in accordance with appropriate authorizations of management and the Boards of Directors of the Sellers, RWD Canada and RWD Colombia, as applicable, and (z) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Sellers, RWD Canada and RWD Colombia.  None of the Sellers, RWD Canada, RWD Colombia (including any service provider thereof) and the independent auditors of the Sellers, RWD Canada or RWD Colombia have identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Sellers, RWD Canada and RWD Colombia, (ii) any fraud that involves the management of the Sellers, RWD Canada or RWD Colombia or other service providers who have a role in the preparation of financial statements or the internal accounting controls utilized by the Sellers, RWD Canada or RWD Colombia or (iii) any claim or allegation regarding any of the foregoing.

(c)                                  None of the Sellers, RWD Canada and RWD Colombia have any Indebtedness relating to the Business or pursuant to which any Acquired Assets or the assets of RWD Colombia are bound or subject as of the date hereof other than the Indebtedness as reflected on the Most Recent Balance Sheet or as set forth on Schedule 5.04(c) and, as of the Closing Date.

Section 5.05                            No Undisclosed Liabilities.

None of the Sellers, RWD Canada and RWD Colombia have any Liabilities arising out of or relating to the Business other than Liabilities (i) disclosed on the face of the Interim Financial Statements (excluding any notes thereto), (ii) incurred in the ordinary course of business since the date of the Most Recent Balance Sheet (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of any applicable Law, or results from, arises out of, or relates to any environmental, health or safety matter) or (iii) disclosed in Schedule 5.05.

Section 5.06                            Absence of Certain Changes.

Except as set forth on Schedule 5.06, since September 30, 2010:

(a)                                  none of the Sellers, the Subsidiaries and RWD Canada has amended its respective articles or certificate of incorporation and bylaws, limited liability company agreement or other similar organizational documents;

(b)                                 each of the Sellers, the Subsidiaries and RWD Canada has conducted the Business only in, and has not engaged in any material transaction outside of, the ordinary course of business consistent with past practice;

(c)                                  there has been no change in the Business or the condition (financial or otherwise), properties or results of operations of any Seller, any Subsidiary or RWD Canada that has had or could reasonably be expected to have a Material Adverse Effect;

(d)                                 none of the Sellers, RWD Canada and RWD Colombia has declared, set aside or paid any dividend or made any other distribution or payment in respect of its equity interests;

(e)                                  none of the Sellers, RWD Canada and RWD Colombia has, by repurchase, redemption or otherwise, acquired any equity interests from its equity owners;

(f)                                    none of the Sellers, the Subsidiaries and RWD Canada has incurred any Indebtedness relating to the Business or pursuant to which the Acquired Assets or the assets of RWD Colombia are bound or subject or mortgaged, pledged or subjected to any Lien any of the Acquired Assets or the assets of RWD Colombia other than Permitted Liens;

(g)                                 none of the Sellers, the Subsidiaries and RWD Canada has loaned or advanced money to any Person other than sales to customers on credit in the ordinary course of business consistent with past practice;

(h)                                 none of the Sellers, the Subsidiaries and RWD Canada has in connection with the Business canceled, waived or released Liabilities, except in the ordinary course of business consistent with past practice;

(i)                                     none of the Sellers nor any Subsidiary (i) increased the base salary or base wages payable to any Potential Transferred Personnel, (ii) increased severance obligations payable to any Potential Transferred Personnel, (iii) made or committed to make any bonus payment to any Potential Transferred Personnel, (iv) loaned money to any Potential Transferred Personnel, (v) adopted, amended or terminated any Employee Benefit Plan or Foreign Plan or (vi) entered into any employment or consulting Contracts in connection with the Business;

(j)                                     none of the Sellers, the Subsidiaries and RWD Canada has acquired by merger, consolidation or otherwise any material assets or business of, any corporation, partnership, limited liability company, association or other business organization or division thereof;

(k)                                  none of the Sellers, the Subsidiaries and RWD Canada has entered into any Material Contract other than as provided to the Buyers, or any amendment, modification or termination thereof;

(l)                                     none of the Sellers or the Subsidiaries has amended the terms of any outstanding security of any Sellers or Subsidiaries;

(m)                               none of the Sellers, the Subsidiaries and RWD Canada has suffered any condemnation, seizure, damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Acquired Assets, or the Business and no such loss is threatened;

(n)                                 none of the Sellers, the Subsidiaries and RWD Canada has relinquished any Material Contract or other material right relating to the Business;

(o)                                 there has not occurred any labor dispute relating to the Business, other than routine and individual grievances that are unlikely to result in any material claim or action, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business, or any lockouts, strikes, slowdowns or work stoppages or threats thereof by or with respect to such employees;

(p)                                 none of the Sellers nor any Subsidiary has made any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment relating to the Business in excess of Twenty-Five Thousand Dollars ($25,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate;

(q)                                 except for capital expenditures and commitments referred to in paragraph (p) above, there has not occurred in connection with the Business any (i) acquisition, lease, license or other purchase of, or (ii) disposition, assignment, transfer, license or other sale of, any tangible assets or property or Intellectual Property in one (1) or more transactions, or any commitment in respect thereof, that, individually or in the aggregate, involved or involve payments of Twenty-Five Thousand Dollars ($25,000) or more;

(r)                                    none of the Sellers, the Subsidiaries and RWD Canada has granted credit to any customer, distributor or supplier of the Business on terms or in amounts materially more favorable than had been extended to such customer, distributor or supplier in the past;

(s)                                  there has not been any material adverse change in the relations of any Seller, any Subsidiary or RWD Canada with any customers, distributors, suppliers or agents of the Business;

(t)                                    there has not been a breach or default (or an event that, with notice or lapse of time or both, would become a default) by any Seller or Subsidiary or RWD Canada or, to the Sellers’ Knowledge, any breach or default (or an event that, with notice or lapse of time or both, would become a default) by another party under any Material Contract or any receipt of notice of breach, noncompliance, violation or default (or an event that, with notice or lapse of time or both, would become a default) thereof by the Sellers or any Subsidiary or RWD Canada from any Person;

(u)                                 there has not been any delay or postponement by any Seller or any Subsidiary or RWD Canada in the payment of Liabilities relating to the Business outside the ordinary course of business;

(v)                                 none of the Sellers, the Subsidiaries and RWD has changed its accounting principles, methods or practices;

(w)                               none of the  Sellers, the Subsidiaries and RWD Canada has entered into any compromise or settlement of any Proceeding or Order affecting the Business; or

(x)                                   none of the Sellers, the Subsidiaries and RWD Canada has agreed to do any of the foregoing in connection with the Business.

Section 5.07                            Tangible Personal Property; Title to Acquired Assets.

(a)                                  Schedule 5.07 lists each item of Tangible Personal Property used in connection with the operation of the Business, whether owned or leased by the Sellers or any Subsidiary (which Schedule 5.07 shall include the serial number, vehicle identification number or other identification number of each such item of Tangible Personal Property, as applicable).  True, complete and correct copies of each lease with respect to any item of Tangible Personal Property leased by the Sellers or RWD Colombia used in connection with the operation of the Business have been provided to the Buyers.  Except as set forth on Schedule 5.07, (A) all of the Tangible Personal

Property used in connection with the operation of the Business is either owned by the Sellers or RWD Colombia or leased by the Sellers or RWD Colombia pursuant to a lease noted on Schedule 5.07, and (B) each of the items of Tangible Personal Property used in connection with the Business is in good working order and condition, ordinary wear and tear excepted, and is adequate for the purposes for which used by the Sellers or RWD Colombia, as applicable, prior to the Closing Date.

(b)                                 Each of the Sellers and RWD Canada have good and marketable title to, or a valid leasehold interest in, or valid license to use all of the Acquired Assets free and clear of all Liens, except for Permitted Liens.  The Acquired Assets (including, without limitation, the Intellectual Property listed on Schedule 5.08(a) and the products listed on Schedule 5.26) constitute all of the property and assets, real and personal, tangible and intangible, necessary to conduct and operate the Business in the manner presently operated by the Sellers.  RWD Colombia has good and marketable title to, or a valid leasehold interest in, or valid license to use all of its assets free and clear of all Liens, except for Permitted Liens.  RWD Colombia’s assets (including, without limitation, the Intellectual Property listed on Schedule 5.08(a) and the products listed on Schedule 5.26) are sufficient to conduct and operate its business in the manner presently operated by RWD Colombia.

Section 5.08                            Intellectual Property.

(a)                                  Schedule 5.08(a) lists all Intellectual Property (i) in which any Seller, RWD Canada or RWD Colombia has filed applications or registrations or (ii) which is otherwise material to the Business as now conducted.

(b)                                 All necessary registration, maintenance, renewal, and annuity fees and taxes due or accrued as of the Closing Date, have been paid, and all necessary documents have been filed, in connection with the Intellectual Property listed on Schedule 5.08(a) for which any Seller, RWD Canada or RWD Colombia has filed an application, or maintains a registration.  Moreover, Schedule 5.08(b) accurately and completely lists all actions that, as of the Closing Date, must be taken within ninety (90) calendar days after the date of this Agreement relating to the payment of any fees or taxes or the filing of any documents necessary or appropriate to maintain, perfect, or renew any Intellectual Property listed on Schedule 5.08(a).  Seller shall not be liable for any failure by Buyer to take an action with respect to the action items listed on Schedule 5.08(b) that fall after the Closing Date.  Each item of Intellectual Property listed on Schedule 5.08(b) has been duly maintained in accordance with the requirements of this Section 5.08(b), is valid, in full force and effect with no material defects of record title, and has not been cancelled, expired or abandoned.

(c)                                  Except as set forth on Schedule 5.08(c), one or more of the Sellers, RWD Canada or RWD Colombia owns all right, title and interest in and to the items required to be set forth on Schedule 5.08(a), free and clear of all Liens.  One or more of the Sellers, RWD Canada or RWD Colombia owns all right, title and interest in and to, free and clear of all Liens, or has the right or permission to use all other Intellectual Property used in conducting the Business as now conducted.

(d)                                 No current or former equity owner, director, officer or employee of any Seller, RWD Canada or RWD Colombia or any of their respective Affiliates has or will have, as a consequence of the transactions contemplated by this Agreement, any legal or equitable right, title or interest in or to, any right to use, directly or indirectly, in whole or in part, any of the Intellectual Property owned by any of the Sellers, RWD Canada or RWD Colombia or otherwise used by any of the Sellers, RWD Canada or RWD Colombia in conducting the Business as now conducted.  Neither this Agreement, nor the consummation of the transactions contemplated by this Agreement, will result in any third Person being granted rights of access to, use of, or the placement in or release from escrow of, any Intellectual Property owned by any of the Sellers, RWD Canada or RWD Colombia.

(e)                                  Except as identified on Schedule 5.08(e), the Intellectual Property owned by the Sellers, RWD Canada and RWD Colombia is not the subject of or affected by any ongoing enforcement action, challenge, opposition proceeding or any order by or judgment of any court or Governmental Authority or any settlement agreement or consent agreement, source code escrow agreement, or other agreement.

(f)                                    Schedule 5.08(f) sets forth all license agreements under which any of the Sellers, RWD Canada or RWD Colombia are a licensee or are otherwise authorized to use any Intellectual Property that is used in the Business as now conducted (other than shrink wrap licenses or other similar licenses for commercial off-the-shelf software with a license fee of $25,000 or less).  Except as identified on Schedule 5.08(f), none of the Sellers, RWD Canada and RWD Colombia has agreed under any Contract to indemnify, defend, or otherwise hold harmless any other Person with respect to damages resulting or arising from any of the Intellectual Property owned by any of the Sellers, RWD Canada or RWD Colombia.

(g)                                 None of the Sellers, RWD Canada and RWD Colombia has received any written notice or complaint, or has any Knowledge of any allegations by any Person, that any of the Sellers, RWD Canada or RWD Colombia are infringing upon or violating any Intellectual Property of a third party, or that by conducting the Business as presently conducted, that any of the Sellers, RWD Canada or RWD Colombia would infringe upon or violate the right of any Person under or with respect to any Intellectual Property of a third party.  None of the Sellers, RWD Canada and RWD Colombia has received any written notice of any challenges by third parties to the validity, enforceability, or ownership by any of the Sellers, RWD Canada or RWD Colombia of the Intellectual Property owned by any of the Sellers, RWD Canada or RWD Colombia.  None of the Sellers, RWD Canada and RWD Colombia has any Knowledge of any violation by a third party of any of the Intellectual Property owned by any of the Sellers, RWD Canada or RWD Colombia.  To the Sellers’ Knowledge, there are no Orders of any Governmental Authorities (whether preliminary or final) restricting in any manner the exploitation of any Intellectual Property or otherwise affecting the Intellectual Property.  To the Sellers’ Knowledge, there has been no: (i) unauthorized disclosure of any material third party proprietary or confidential information in the possession, custody or control of any Seller, RWD Canada or RWD Colombia, or (ii) material breach of any Seller’s, RWD Canada’s or RWD Colombia’s security procedures wherein confidential information has been disclosed to a third party.  Each of the Sellers and each of RWD Canada and RWD Colombia acknowledges and agrees that from and after the date hereof, Buyers will have a legitimate and continuing proprietary interest in the protection of the trade secrets and confidential information related to the Business and each of the Sellers and each of RWD Canada and RWD Colombia agree that prior to and following the date hereof, they shall secure and maintain the confidentiality of all such trade secrets and confidential information related to the Business in a manner consistent with the importance and value of such information and the maintenance of Buyers’ rights therein, but in no event using less than reasonable efforts.

(h)                                 Each of the Sellers and each of RWD Canada and RWD Colombia have taken all commercially reasonable and necessary steps to protect their respective rights in the confidential information and trade secrets related to the Business.  Except as set forth on Schedule 5.08(h), each current and former officer, employee or contractor of the Sellers, RWD Canada and RWD Colombia that developed Intellectual Property that is claimed to be owned by the Sellers, RWD Canada or RWD Colombia has executed an agreement in the standard form of the Sellers, RWD Canada or RWD Colombia, as applicable, whereby such Intellectual Property created by such Persons for the Sellers, RWD Canada or RWD Colombia, as applicable, has been assigned to the Sellers, RWD Canada or RWD Colombia, as applicable, which form has been made available to the Buyers for review.

(i)                                     The Sellers, RWD Canada and RWD Colombia have complied in all material respects with all applicable Laws pertaining to information privacy and the security of personally identifiable information.

(j)                                     As of the Closing Date, the Sellers, RWD Canada and RWD Colombia have complied with the terms of their applicable privacy policy(ies) in effect at the time any personally identifiable information was collected by the Sellers, RWD Canada or RWD Colombia, as applicable, through a Web site on which such applicable privacy policy was posted by the Sellers, RWD Canada or RWD Colombia.  Schedule 5.08(j) lists all versions of the privacy policy posted by the Sellers, RWD Canada or RWD Colombia to their respective web sites, and the Sellers, RWD Canada and RWD Colombia each represent that they have made true and complete copies of such privacy policy(ies) available to the Buyers for review.

(k)                                  No open source or public library Software, including any version of any Software licensed pursuant to any GNU public license, was used in the development or modification of any Software owned by any of the Sellers, RWD Canada or RWD Colombia that is incorporated into or utilized by any products of any of the Sellers, RWD Canada or RWD Colombia where, as a result of the use of such open source or public library Software, such Seller, RWD Canada or RWD Colombia, as applicable, is obligated to make available to third parties other than its customers the source code for the otherwise proprietary Software owned by such Seller, RWD Canada or RWD Colombia, as applicable, that is incorporated into such products.  To the extent that any open source or public library Software was used in the development or modification of any Software owned by any of the Sellers, RWD Canada or RWD

Colombia that is incorporated into or utilized by any products of any of the Sellers, RWD Canada or RWD Colombia, such open source or public library Software is not linked to the source code for the proprietary Software owned by one or more of the Sellers, RWD Canada or RWD Colombia in any manner that would require disclosure of the proprietary source code of the Sellers, RWD Canada or RWD Colombia to third parties.  For purposes of this Agreement, “Software” means any and all computer programs, whether in source code or object code.

(l)                                     With respect to the Software to be provided by the Sellers, RWD Canada or RWD Colombia to the Buyers in connection with this Agreement, and to the Sellers’ Knowledge, such Software does not contain any computer virus, or other malicious and/or harmful programming designed to damage Buyers’ computer system or the computer systems of others.

(m)                               The operation of the Business as operated as of the Closing Date does not infringe or otherwise violate U.S. Patent No. 6,654,748, previously owned by Sellers, now owned by Ancile.

(n)                                 The continued use and sale of the software products entitled “RWD Uemulate,” “Infomaestro” and “Fusion Reviewer” by Buyers in the manner consistent with how such products have been used and sold by the Sellers will not violate Section 7.11 of the Ancile Transaction and that certain Asset Purchase Agreement dated July 7, 2010, by and between Ancile Solutions, Inc. (“Ancile”) and the Company.  The continued use in commerce of the trademarks “Uemulate,” “Infomaestro” and “Fusion Reviewer” (and any trademarks/service marks related thereto) in connection with the Business and in the manner consistent with how such marks have been used by the Sellers will not comprise an infringement of any trademark or other intellectual property right presently held by Ancile.

Section 5.09                            Compliance with Law; Permits.

(a)                                  The Sellers, RWD Canada and RWD Colombia are operating and have operated the Business in compliance in all material respects with all Laws applicable to them and the conduct of the Business and have not received any notices asserting any violation of any Law materially restricting or in any material way limiting the operations of the Business.

(b)                                 The Sellers, RWD Canada and RWD Colombia hold all required Permits for the operation of the Business.  Schedule 5.09(b) describes all such Permits.  The Permits are valid and in full force and effect, and the Sellers, RWD Canada and RWD Colombia have not received any notice that any Governmental Authority intends to cancel, suspend, terminate or not renew any of such Permits.  The Sellers, RWD Canada and RWD Colombia have conducted and are conducting the Business in compliance with the requirements, standards, criteria and conditions set forth in the Permits.  The transactions contemplated by this Agreement or the Transaction Documents will not (whether with or without notice or the passage of time) result in default under or a breach or violation of, or materially adversely affect the rights and benefits afforded to the

Sellers, RWD Canada or RWD Colombia by, any of the Permits.  All of the Permits are transferable to the Buyers without the consent of any third party as contemplated by this Agreement, except as otherwise set forth on Schedule 5.09(b).

Section 5.10                            Real Property.

(a)                                  None of the Sellers, RWD and RWD Colombia owns or otherwise holds any interests in any real property other than the leasehold estates described on Schedule 5.10(b).  Neither the Sellers nor RWD Colombia has ever owned or otherwise held any interest in any real property other than leasehold estates.

(b)                                 The Sellers and RWD Colombia lease the real property described on Schedule 5.10(b), and the buildings and other improvements thereon, and all fixtures and other appurtenances thereto.  The leased real property described on Schedule 5.10(b) are all of the leasehold estates under which any of the Sellers or RWD Colombia is a lessee (or sublessee) or a lessee of any real property or interest therein.

(c)                                  Schedule 5.10(c) includes, with respect to the lease relating to each Leased Real Property (the “Real Property Leases”), the name of the lessor (or sublessor) and lessee (or sublessee), the date and term, the address of the premises, the size of the premises, the annual rental payable, and any amendments thereto.  A true, correct and complete copy of each of the Real Property Leases and all amendments thereto have been provided to the Buyers.  Each of the Real Property Leases is in full force and effect and, to the Seller’s Knowledge, neither any Seller nor RWD Colombia nor any other party thereto is in breach or default of any material terms or conditions of any of the Real Property Leases.  No proceeding is pending or, to the Sellers’ Knowledge, threatened for the taking or condemnation of all or any portion of the property demised under the Real Property Leases.  The Sellers or RWD Colombia, as applicable, have good and valid leasehold interests in and to the Leased Real Property, free and clear of all Liens.  There is no brokerage commission or finder’s fee due or accrued from the Sellers or RWD Colombia that is unpaid with regard to any of the Real Property Leases, or which will become due or will accrue at any time in the future with regard to any Real Property Lease.

(d)                                 Except as set forth on Schedule 5.10(d), there are no unrecorded covenants, deed restrictions, easements, leases, subleases or rights of occupancy or Liens which encumber any of the Real Property Leases or, to the Sellers’ Knowledge, any of the properties demised under the Real Property Leases.

(e)                                  Except as set forth on Schedule 5.10(e), there are no easements, rights of way or licenses which are not in full force and effect necessary for the operation of any of the parcels constituting the premises demised under the Real Property Leases and all such easements, rights of way and licenses set forth on Schedule 5.10(e) are transferable to the Buyers without the consent of any third party and without restriction at the Closing.

(f)                                    Except as set forth on Schedule 5.10(f), the premises demised under the Real Property Leases and any other properties and assets owned, leased or used by Sellers or RWD Colombia in the operation of such Real Property or the premises demised under the Real Property Leases, including the walls, ceilings and other structural elements of any improvements erected on any part of the Leased Real Property or the properties demised under the Real Property Leases thereon and the building systems such as heating, plumbing, ventilation, air conditioning and electric, are adequate and sufficient for the current operations of the Business, and such properties now being used by the Sellers or RWD Colombia in the Business, whether leased or owned, are in good working order, repair and operating condition, are without any structural defects other than minimal structural defects which do not affect the value or use of such properties and have been maintained in accordance with generally accepted industry practices.  All required permits, certificates (including use permits), licenses and approvals of or from any governmental entity having jurisdiction of the Leased Real Property have been obtained and are valid and in full force and effect.  Neither the Business nor any of the structures or buildings located on the Leased Real Property is in violation of any building, zoning, anti-pollution, health, occupational safety or other Laws or any Order or Permit applicable to such Leased Real Property, structures and buildings.

(g)                                 The Sellers and RWD Colombia have the right of ingress and egress, through a public road or street, to and from each of the properties demised under the Real Property Leases.  No utility easement or right of way which services any of the properties demised under the Real Property Leases may be terminated by the owner or mortgagee of any property through which any such easement or right of way runs.

Section 5.11                            Insurance.

(a)                                  Schedule 5.11 is a complete list of all policies for coverage for fire, liability, workers’ compensation, employer’s liability, property, casualty and/or other forms of insurance and all performance bonds (including any active historic policies which provide coverage on an occurrence basis) effected by or on behalf of any of the Sellers, RWD Canada or RWD Colombia in relation to, or otherwise applicable to, the Business, the Acquired Assets or the assets of RWD Colombia (collectively, the “Insurance Policies”).  To the Sellers’ Knowledge and except as set forth on Schedule 5.11, the Insurance Policies (i) will continue in full force and effect following the Closing and (ii) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Sellers, RWD Canada or RWD Colombia.  No Seller has received any written notice of cancellation or intent to cancel any of the Insurance Policies and, to the Sellers’ Knowledge, no event relating to the Sellers, RWD Canada or RWD Colombia has occurred that will result in the cancellation of coverage under any Insurance Policy.  The Sellers, RWD Canada or RWD Colombia, as applicable, have paid all premiums when due and payable with respect to, and have otherwise performed all of their material obligations under, each of the Insurance Policies.  The Sellers, RWD Canada or RWD Colombia, as applicable, have given notice to the applicable insurer of all claims that may be insured thereby under the Insurance Policies.  There are no outstanding claims under any Insurance Policy other than as set forth on Schedule 5.11.

(b)                                 True, complete and accurate copies of all Insurance Policies have been provided to the Buyers.

Section 5.12                            Material Contracts.

(a)                                  Schedule 5.12 sets forth a correct and complete list of the following Contracts to which any of the Sellers, RWD Canada or RWD Colombia is a party or by which any of them is bound, in each case, relating to the Business or by which any of the Acquired Assets are bound or subject (collectively, the “Material Contracts”):

(i)                                     each Contract pursuant to which Sellers or any Subsidiary currently leases or subleases real property to or from any Person;

(ii)                                  each Contract (or group of related Contracts with respect to a single transaction or series of related transactions) pursuant to which the Sellers or any Subsidiary currently leases personal property to or from any Person providing for lease payments in excess of Twenty-Five Thousand Dollars ($25,000) per annum;

(iii)                               each Contract (or group of related Contracts with respect to a single transaction or series of related transactions) that cannot be terminated on less than ninety (90) days’ notice (and, in the aggregate with all such other Contracts, without a material monetary penalty) and involves future payments, performance or services or delivery of goods or materials to or by the Sellers or any Subsidiary of any amount or value reasonably expected to exceed One Hundred Thousand Dollars ($100,000) in any future twelve (12)-month period;

(iv)                              each Contract of the Sellers or any Subsidiary relating to Intellectual Property under which the Company is a licensee or otherwise is authorized to use any Intellectual Property that is used in the business of the Company as now conducted (other than shrink wrap licenses or other similar licenses for commercial off-the-shelf software with a license fee of $25,000 or less) and each Contract or form of Contract of the Sellers or any Subsidiary by which Company licenses to another Person the right to use any Intellectual Property owned by the Company;

(v)                                 each Contract involving a joint venture, partnership or limited liability company involving the sharing of profits of the Sellers, any Subsidiary or RWD Canada with any Person;

(vi)                              each Contract that contains a provision that limits the freedom of any Seller or any Subsidiary to compete in any line of business, to compete within any geographic area or with any Person or otherwise materially restricts the ability of any Seller or any Subsidiary to solicit or hire any Person or solicit business from any Person;

(vii)                           each Contract granting any exclusive rights to any Person (including any right of first refusal or right of first negotiation);

(viii)                        each Contract that contains exclusivity or “most favored nation” provisions;

(ix)                                each Contract providing for discounted pricing or the provision of free products to any Person;

(x)                                   each Contract (i) that is a collective bargaining Contract or (ii) providing for any employment, consulting, termination or severance arrangement with respect to the Business of any current employee, former employee in connection with such former employee’s prior employment with a Seller or RWD Colombia to the extent there remains any Liability under such Contract, or other service provider of any Seller or any Subsidiary (including routine employment offer letters with respect to Potential Transferred Employees); it being understood that Contracts falling within this Section 5.12(x) shall not be treated as falling within any other subsection in this Section 5.12;

(xi)                                each Contract requiring the Sellers, RWD Canada or any Subsidiary to indemnify any Person;

(xii)                             each Contract relating to any Indebtedness or guarantees thereof;

(xiii)                          each marketing, advertising, promotion or similar Contract;

(xiv)                         each settlement, conciliation or similar Contract; and

(xv)                            each and every other Contract which is otherwise material to the Business, condition (financial or other), properties or results of operations of the Sellers, RWD Canada or any Subsidiary.

(b)                                 True and complete copies of each written Material Contract have been made available to the Buyers.  None of the Sellers, RWD Canada and RWD Colombia is a party to any oral Contract.

(c)                                  The Sellers, RWD Canada and RWD Colombia have each performed all of their obligations required to be performed by them to date and are not in breach or default (or an event that, with notice or lapse of time or both, would become a default) under any Material Contract.  To the Sellers’ Knowledge, no party with whom the Sellers, RWD Canada or RWD Colombia has such a Material Contract is in breach or default (or an event that, with notice or lapse of time or both, would become a default) thereunder.  All of the Material Contracts are in full force and effect and enforceable against the Sellers, RWD Canada or RWD Colombia, as applicable, and, to the Sellers’ Knowledge, the other parties thereto in accordance with their terms, subject to the Enforceability Exceptions.  None of the Sellers, RWD Canada and RWD Colombia has been the subject of any warranty claim, indemnification claim or any other claim whatsoever arising out of or relating to any Material Contract, and no such claims have been or, to the Sellers’ Knowledge, are threatened.  None of the Material Contracts requires or provides for the payment of any rebate, allowance or other similar payment to any such party.  Each of the Sellers and each of RWD Canada and RWD Colombia has paid in full all amounts due under the Material Contracts which are due and payable or accrued in accordance with GAAP, all amounts due to others under the Material Contracts (and has recognized revenues due from others thereunder in accordance with GAAP), and has satisfied in full or provided for all of its Liabilities under the Material Contracts which are due and payable, except amounts or liabilities disputed in good faith by the Company for which adequate reserves have been set aside.  For purposes of this Section 5.12(c) only, “Material Contracts” shall mean all Material Contracts, as defined in Section 5.12(a) but replacing the reference to “One Hundred Thousand Dollars ($100,000)” with “Fifty Thousand Dollars ($50,000).”

(d)                                 The cost of completing performance of any customer Contract relating to the Business, including allocable overhead and general and administrative expenses that any Seller, RWD Canada or RWD Colombia would have expected to incur had the Acquired Assets not been conveyed to the Buyers or the equity interests (cuotas sociales) in RWD Colombia not been sold to GP US, does not exceed in any material respect the remaining Backlog with respect to such Contract.

(e)                                  Except as disclosed on Schedule 5.12(e), no outstanding Bid or proposal to a customer of any Seller, RWD Canada or RWD Colombia exists.  No such outstanding Bid or proposal relating to the Business exists in connection with which (i) a Seller, RWD Canada or RWD Colombia has commenced performance or made a commitment to commence performance prior to the award of a Contract in connection with such Bid or proposal or (ii) the revenues to be earned under the terms of such Bid or proposal are less than the cost to perform, including overhead and general and administrative costs that any Seller, RWD Canada or RWD Colombia would have expected to incur had the Acquired Assets not been conveyed to the Buyers or the equity interests (cuotas sociales) in RWD Colombia not been sold to GP US.

Section 5.13                            Government Contracts.

(a)                                  A true and correct list of each Government Contract to which any Seller, RWD Canada or RWD Colombia is a party and that is in effect as of the date of this Agreement is set forth on Schedule 5.13(a).

(b)                                 Except as set forth on Schedule 5.13(b):

(i)                                     each Seller and each of RWD Canada and RWD Colombia has complied with all applicable requirements of Law pertaining to each Government Contract or Bid (including, but not limited to, the requirements under the Cost Accounting Standards, the Truth in Negotiations Act, and the False Claims Act);

(ii)                                  all representations and certifications made by the Sellers, RWD Canada or RWD Colombia, as applicable, with respect to any Government Contract or Bid (including any certifications and/or representations made on or through the United States Government’s ORCA system) were complete and accurate as of their effective date, and the Sellers, RWD Canada and RWD Colombia have complied with all such representations and certifications;

(iii)                               no termination for convenience, termination for default, cure notice or show cause notice is currently in effect, has been issued and remains unresolved, or, to the Sellers’ Knowledge, is expected with respect to any open Government Contract or Bid;

(iv)                              neither any Governmental Authority nor any prime contractor, subcontractor or other Person has notified or indicated to any Seller, RWD Canada or RWD Colombia that any Seller, RWD Canada or RWD Colombia has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract or Bid;

(v)                                 other than pursuant to Government Contract requirements for withholding of fees under cost plus fixed fee Contracts and labor withholdings under time and materials/labor hour Contracts, no money due to or accrued with respect to any Seller, RWD Canada or RWD Colombia pertaining to any Government Contract or Bid has been withheld or set off nor has any claim been made to withhold or set off money that has not been reflected in the Financial Statements, and the Sellers, RWD Canada and RWD Colombia are entitled to all progress payments received with respect thereto;

(vi)                              no stop work order or any other type of suspension of work has been issued with respect to any open Government Contract or Bid;

(vii)                           no invoiced cost incurred by the Company pertaining to any Government Contract or Bid has been formally questioned or challenged, is the subject of any investigation or has been disallowed by any Governmental Authority;

(viii)                        there have not been any written notices challenging, questioning or disallowing any costs with respect to any Government Contract or Bid;

(ix)                                none of the Sellers, RWD Canada and RWD Colombia is a guarantor or otherwise liable for any Liability (including Indebtedness) of any other Person with respect to any Government Contract or Bid;

(x)                                   in the past five (5) years, there have not been any claims or equitable adjustments by the Sellers, RWD Canada or RWD Colombia against any Governmental Authority or any other Person in excess of Fifty Thousand Dollars ($50,000); and

(xi)                                none of the Sellers, RWD Canada and RWD Colombia has any reason to expect or anticipate that the actual incurred costs allocable to any Government Contract or Bid will, at the time that performance of such

Government Contract or Bid concludes, exceed the price or any funding limitation or authorizations applicable to such Government Contract or Bid.

(c)                                  Except as set forth on Schedule 5.13(c):

(i)                                     to the Sellers’ Knowledge, none of the Sellers, RWD Canada, RWD Colombia and any of their directors, officers, employees, consultants, contractors, subcontractors or agents (collectively, the “Seller Persons”) is (or during the last five (5) years has been) under administrative, civil or criminal investigation, indictment or writ of information by any Governmental Authority, or any audit or investigation by any Governmental Authority (except routine audits in the ordinary course of business);

(ii)                                  no such investigation, indictment, writ or audit has been threatened; and

(iii)                               during the last five (5) years, none of the Sellers, RWD Canada and RWD Colombia has conducted or initiated any internal investigation (other than inquiries in the ordinary course of business to ensure compliance with Law) or made any voluntary disclosure to any Governmental Authority arising under or relating to a Government Contract or Bid or any Law applicable thereto.  There exists no irregularity, misstatement, omission or noncompliance arising under or relating to any Government Contract or Bid or any Law applicable thereto (or “credible evidence” of same as that term is used in the Federal Acquisition Regulation clause 52.203-13) that has led or could lead to any of the consequences set forth in the immediately preceding sentence or any other damage, penalty assessment, recoupment of payment or disallowance of cost.

(d)                                 Except as set forth on Schedule 5.13(d), there are:

(i)                                     no outstanding claims or requests for equitable adjustment against the Sellers, RWD Canada or RWD Colombia by any Governmental Authority or by any prime contractor, higher or lower tier subcontractor, vendor or other Person arising under or relating to any Government Contract or Bid; and

(ii)                                  no outstanding and/or unresolved disputes between the Sellers, RWD Canada or RWD Colombia and any Governmental Authority under the Contract Disputes Act, as amended, or any other statute or Law or between the Sellers, RWD Canada or RWD Colombia and any prime contractor, higher or lower tier subcontractor, vendor or other Person arising under or relating to any such Government Contract or Bid.

(e)                                  Except as set forth on Schedule 5.13(e), none of the Sellers, RWD Canada and RWD Colombia has any interest in any pending or potential claim against any Governmental Authority or any prime contractor, higher or lower tier subcontractor, vendor or other Person arising under or relating to any Government Contract or Bid.

(f)                                    If required under a Government Contract, each of the Sellers and each of RWD Canada and RWD Colombia have reached agreement with the responsible Government contracting officers and applicable agencies approving and closing all indirect and other costs charged to Government Contracts for the years prior to and through December 31, 2010, and those years are closed.  Where required, each of the Sellers and each of RWD Canada and RWD Colombia have submitted to the responsible Government contracting officers and applicable agencies as to all forward pricing indirect rates to be bid, billed and charged under Government Contracts for the years prior to and including the year ended December 31, 2010, which such indirect rates have been disclosed to, or access to records of which have been provided to, the Buyers.  In addition, if required under a Government Contract, each Seller and each of RWD Canada and RWD Colombia have submitted to the responsible Government contracting officer and applicable agencies incurred cost submissions for the years subsequent to December 31, 2010, which such indirect rates have been disclosed to, or access to records of which has been provided to, the Buyers.

(g)                                 None of the Sellers, RWD Canada, RWD Colombia and any of the Seller Persons is in unauthorized receipt or possession of any competitor or government proprietary or procurement-sensitive information under circumstances where there is reason to believe that such receipt or possession thereof would violate applicable Law.  None of the Sellers, RWD Canada and RWD Colombia has hired or retained, and none of the Sellers, RWD Canada, RWD Colombia and any of the Seller Persons, has engaged in communications for the purpose of hiring or retaining, any employee of any Governmental Authority under circumstances where there is reason to believe that such hiring or retention would violate applicable Law.

(h)                                 None of the Sellers, RWD Canada and RWD Colombia has submitted to any Governmental Authority any inaccurate, incomplete, non-current, untruthful or misleading cost or pricing data, certification, bid, proposal, report, claim or any other information relating to a Government Contract or Bid.

(i)                                     None of the Sellers, RWD Canada, RWD Colombia and any Seller Person has ever been (i) debarred or suspended from participation in, or the award of, Contracts with any Governmental Authority, or (ii) subject to any debarment or suspension inquiry and/or Proceeding.  There exist no facts or circumstances that would warrant the institution of suspension or debarment Proceedings or the finding of non-responsibility or ineligibility on the part of any Seller, RWD Canada or RWD Colombia with respect to any prior, current, or future Government Contract or Bid.  Additionally, the Sellers’, RWD Canada’s or RWD Colombia’s cost accounting, materials management, and procurement systems, and the associated entries reflected in the Financial Statements with respect to Government Contracts and Bids are in compliance with all applicable Laws.

(j)                                     None of the Sellers, RWD Canada, RWD Colombia and any current (or former) Seller Person or Representatives, or any individual or entity associated with or acting for or on their behalf, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property, or services (i) to obtain favorable treatment for business or any Government Contract or other Contract secured, (ii) to pay for favorable treatment for business or any Government Contract or other Contract secured, (iii) to obtain special concessions or for special concessions already obtained, or (iv) otherwise in violation of any Law.  None of the Sellers, RWD Canada and RWD Colombia has received any communication that alleges that any Seller, RWD Canada, RWD Colombia, any Seller Person or any agent thereof has engaged in such conduct.

(k)                                  Except as set forth on Schedule 5.13(k), none of the Sellers, RWD Canada and RWD Colombia has a facility security clearance and none of Seller’s, RWD Canada’s and RWD Colombia’s officers, managers or Persons designated in any Government Contract or Bid as a key Person for any Seller, RWD Canada or RWD Colombia has a personnel security clearance sponsored by any Seller, RWD Canada or RWD Colombia.  None of the Sellers, RWD Canada and RWD Colombia has been subject to any security audit or inspection by the United States government during the past five (5) years (except for routine audits or inspections in the ordinary course of business).  To the Sellers’ Knowledge, no facts currently exist that could reasonably be expected to prevent the granting of a facility security clearance to the Sellers, RWD Canada or RWD Colombia or of any personnel security clearance to their respective officers, managers, or Persons designated in any Government Contract or Bid as a key Person.

(l)                                     Schedule 5.13(l) identifies by description or inventory number and Contract all property, equipment, fixtures and software loaned, bailed or otherwise furnished to or held by any Seller, RWD Canada or RWD Colombia (or furnished to subcontractors on its behalf) by or on behalf of the United States Government as of the date stated therein (collectively, the “GFE”).  Each of the Sellers and each of RWD Canada and RWD Colombia has certified to the United States Government in a timely manner, to the extent required by applicable Law, that all GFE is in good working order, reasonable wear and tear excepted, and otherwise meets the requirements of the applicable Government Contract and all applicable Laws.  Each Seller and each of RWD Canada and RWD Colombia is in compliance with and has complied with all requirements under applicable Laws and the terms of the applicable Government Contract(s) concerning the management of the GFE, including all requirements for the inventorying, reporting, proper care and maintenance of such GFE, as well as all requirements pertaining to the use and/or rental (whether permitting or prohibiting such use and/or rental, as the case may be) of such GFE.  There are not outstanding loss, damage or destruction reports that have been or should have been submitted to any Governmental Authority with respect to any GFE.

(m)                               Schedule 5.13(m) identifies, by Contract or task/delivery order and description, all work or future business opportunities from which any Seller, or any Affiliate or other related Person of any Seller, is currently limited, prohibited or otherwise restricted from performing or bidding, due to express organizational or personal conflicts of interest Contract terms or provisions, or due to organizational or personal conflicts of interest mitigation plans submitted by any Sellers or its Affiliates in connection with any Government Contract.

(n)                                 With respect to any General Services Administration (“GSA”) Federal Supply Schedule (“FSS”) Contract held by any Seller, RWD Canada or RWD Colombia (or any GSA FSS Contract under which any Seller, RWD Canada or RWD Colombia performs as a subcontractor), such Seller, RWD Canada or RWD Colombia, as applicable, has complied with any (i) “Industrial Funding Fee” obligations, (ii) “Price Reductions” clause obligations, and (iii) sales and reporting requirements.

(o)                                 None of the Sellers, RWD Canada, RWD Colombia and any Seller Person has first conceived or reduced to practice any invention while performing under any Government Contract; and no Governmental Authority or other Person has any ownership or licensing rights in any inventions of the Sellers, RWD Canada or RWD Colombia.

(p)                                 Except as set forth on Schedule 5.13(p), none of the Sellers, RWD Canada and RWD Colombia has any Contract with any Governmental Authority other than a U.S. Governmental Authority.

(q)                                 Any “technical data” or “computer software” developed by Sellers, RWD Canada or RWD Colombia “exclusively at private expense” or “at private expense” as those terms are defined in the Federal Acquisition Regulation (“FAR”), the U.S. Department of Defense Supplement to the FAR (“DFARS”), or in any contract with a Governmental Authority (such applicable contract definition, together with FAR and the DFARS, the “Data Regulations”), (i) in no case have Sellers, RWD Canada or RWD Colombia granted any Governmental Authority any rights in such technical data greater than the “limited rights” defined in the Data Regulations or any rights in computer software greater than the rights permitted by Sellers’, RWD Canada’s or RWD Colombia’s commercial software license (if furnishing of same to the Government customer was permitted by law) or the “restricted rights” defined in the Data Regulations; and (ii) in no case have Sellers, RWD Canada or RWD Colombia waived any of their own rights in such technical data or computer software by failing to mark such data or software in accordance with the Data Regulations requirements for protection of such rights, or by any other acts or omissions constituting a waiver, including failing to furnish Sellers’, RWD Canada’s or RWD Colombia’s standard commercial software license to the Government customer when doing so was permitted by law; and (iii) in no case has any Governmental Authority or any other Person asserted a challenge, or expressed an intent to challenge, any of Sellers’, RWD Canada’s or RWD Colombia’s rights in such technical data or computer software pursuant to the Data Regulations.  Sellers, RWD Canada and RWD Colombia have taken all measures that are reasonable and customary for companies in similar lines of business to protect its rights in technical data and computer software under the Data Regulations.

Section 5.14                            Taxes.

(a)                                  None of the Sellers, RWD Canada and RWD Colombia has unpaid Liability for any Taxes that are due and owing in respect of any Pre-Closing Tax Period that have resulted or would result in any Lien on any Acquired Asset or the assets of RWD Colombia, or with respect to which any Buyer would have any Liability subsequent to the Closing, either as a transferee, successor, or otherwise.

(b)                                 The Sellers, RWD Canada and RWD Colombia have filed or will timely file all Tax Returns required to have been filed by the Sellers, RWD Canada or RWD Colombia, as applicable, prior to the Closing Date (subject to any timely extensions permitted by Law) with the appropriate Governmental Authority, where the failure to do so has resulted or would result in any Lien on any Acquired Asset or the assets of RWD Colombia, or would result in any Buyer having any Liability with respect to any Tax subsequent to the Closing, either as a transferee, successor, or otherwise.  The Sellers, RWD Canada and RWD Colombia have paid, or made provision for the payment of, all Taxes that have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by the Sellers, RWD Canada or RWD Colombia, as applicable, to the extent that the failure to do so has resulted or would result in any Lien on any Acquired Asset or the assets of RWD Colombia, or would result in any Buyer having any Liability with respect to any Tax subsequent to the Closing, either as a transferee, successor or otherwise.  The Sellers, RWD Canada and RWD Colombia have made available to the Buyers a true, complete and correct copy of their respective Tax Returns for each of the five (5) years through December 31, 2009, each of which was timely filed by the Sellers, RWD Canada or RWD Colombia, as applicable (taking into account any timely extensions permitted by Law).

(c)                                  (i) No deficiency for any amount of Tax has been asserted or assessed by a taxing authority against the Sellers, RWD Canada or RWD Colombia that remains unpaid, (ii) no notice of audit or possible assessment has been received from any taxing authority by the Sellers, RWD Canada or RWD Colombia, and (iii) the Sellers, RWD Canada and RWD Colombia have not agreed to any waiver or extension of the statute of limitations applicable to the assessment or collection of any Tax imposed in respect of a Pre-Closing Tax Period, to the extent, in any of the above cases, that has resulted or would result in any Lien on any Acquired Asset or the assets of RWD Colombia, or would result in any Buyer having any Liability with respect to any Tax subsequent to the Closing, either as a transferee, successor or otherwise.

(d)                                 Each of the Sellers and each of RWD Canada and RWD Colombia has withheld or otherwise collected all Taxes or other amounts it was required to withhold or collect under any applicable federal, state, provincial or local Law, including any amounts required to be withheld or collected with respect to employee, state, provincial, federal or foreign income Tax withholding, social security, government administered pension plan, unemployment compensation, value added sales or use Tax (including any value added sales or uses Taxes applicable to the transactions contemplated hereby or by the Transaction Documents), workmen’s compensation or other similar Taxes, and all such amounts have been timely remitted to the proper authorities, to the extent that the failure to so timely and properly withhold, collect and/or remit has resulted or would result in any Lien on any Acquired Asset or the assets of RWD Colombia, or would result in any Buyer having any Liability with respect to any Tax subsequent to the Closing, either as a transferee, successor or otherwise.

(e)           All documents in the possession or under the control of the Sellers or to the production of which the Sellers are entitled which are necessary to establish the title of the Sellers to any asset and which attract stamp duty in the UK or elsewhere have been properly stamped and no such document which is outside the UK would attract stamp duty if it were brought into the UK.

(f)            The Sellers have complied with all statutory provisions, rules, regulations, orders and directions in relation to the business of RWD UK concerning PAYE and NICs, including the making on time of accurate returns and payments, and the Sellers have not received any penalty, notice or warning relating to PAYE or NICs.

(g)           None of the UK Employees has any securities option (as defined in section 420(8) of the Income Tax (Earnings and Pensions) Act 2003) to which section 471 of that Act applies, nor any other interest in any shares or securities where that interest was acquired by virtue of a right or opportunity made available by reason of employment with the Sellers or any other member of the Sellers’ group of companies.

(h)           There is not in existence any employee benefit trust which is capable of making payments or providing benefits of any description to any one or more of the UK Employees or to any former employee of the RWD UK business, and no such employee benefit trust will be established by the Sellers or any other member of the Sellers’ group of companies.

(i)            None of the Sellers, RWD Canada and RWD Colombia has any pending litigation as to any Tax matter before any Governmental Authority in respect of any Pre-Closing Tax Period that has resulted or would result in any Lien on any Acquired Asset or the assets of RWD Colombia, or with respect to which any Buyer would have any Liability subsequent to the Closing, either as a transferee, successor-in-interest, or otherwise.

(j)            RWD Colombia has not entered into any agreements with respect to the performance of services for which payment thereunder would result in nondeductible expenses to RWD Colombia as set forth in the Colombian Tax Code; and in the case of any Tax dispute, as finally determined by a court of law.

(k)           RWD Colombia is not a party to any sharing, allocation or indemnity agreement, arrangement or understanding involving Taxes and has not breached the requirements set forth in Sections 87-1, 107, and 108 of the Colombian Tax Code regarding the deductibility of labor payments.

(l)            RWD Colombia has not evaded or eluded (which shall not be interpreted to include routine Tax planning that does not violate Tax Laws) any Tax or breached any applicable Law related thereto.

(m)          RWD Colombia is not subject to taxation in a country other than its country of organization, or has no “permanent establishment” (within the meaning of any applicable Tax Law) in any country other than its country of organization.

(n)           RWD Colombia has not been required by any Governmental Authority to make any adjustment in any of its accounting records and no Governmental Authority has imposed a penalty on RWD Colombia for irregularities in the accounting records as set forth in Section 654 of the Colombian Tax Code or any similar Laws.

Section 5.15         Proceedings; Orders.

There are no outstanding Orders of any Governmental Authority involving the Acquired Assets, RWD Colombia, the assets of RWD Colombia or the Business and there are no outstanding Orders or Proceedings that would delay the consummation of the transactions contemplated hereby.  Except as set forth on Schedule 5.15, there are no Proceedings (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance), pending or, to the Sellers’ Knowledge, threatened against or involving the Acquired Assets, RWD Colombia, the assets of RWD Colombia or the Business, and no material Proceedings have been instituted or, to the Sellers’ Knowledge, threatened against or involving the Acquired Assets, RWD Colombia, the assets of RWD Colombia or the Business.

Section 5.16         Environmental Matters.

(a)           Sellers, RWD Canada, RWD Colombia, the Acquired Assets, the assets of RWD Colombia and the operation of the Business are and at all times have been in material compliance with all Environmental Laws.

(b)           Sellers, RWD Canada and RWD Colombia hold all permits, concessions, authorizations, licenses and approvals required by Environmental Law for the operation of the Business and the Acquired Assets, each of which is listed in Schedule 5.16(b) and all applications for renewal of such periods have been timely filed.  None of the Sellers, RWD Canada and RWD Colombia has received notice that such permit, concession, authorization, license and approval may be modified, terminated or not renewed as a result of the transactions contemplated by this Agreement or for any other reason.

(c)           None of the Sellers’ Properties is listed on any regulatory list of potentially contaminated or regulated properties.  No Regulated Substances are or have been stored at or released on, to or from any of Sellers’ Properties except in compliance with Environmental Laws and under conditions which could not reasonably be expected to result in Liability under Environmental Laws.

(d)           No above ground or underground storage tanks are or have been located on any of Sellers’ Properties.  No polychlorinated biphenyls, asbestos or asbestos-containing materials, urea-formaldehyde, radioactive materials, petroleum or petroleum products or by-products, or mold are located on the Sellers’ Properties.

(e)           Except as set forth in Schedule 5.16(e), none of the Sellers, RWD Canada and RWD Colombia has received any notice, letter, citation, order, warning, complaint, inquiry, information request, demand or suit concerning:  (i) any potential violation of or other Liability under any Environmental Law; (ii) any Release at or from any of Sellers’ Properties, (iii) any Release at or from any property where any Seller’s, RWD Canada’s or RWD Colombia’s wastes or other materials have been or are alleged to have been sent for treatment, storage, recycling or disposal; or (iv) Seller’s, RWD Canada’s or RWD Colombia’s potential Liability, in whole or in part, for exposure to Regulated Substances, natural resource damages or the costs of cleaning up, remediating, removing or responding to a Release.  To the Sellers’ Knowledge, no other party has received any notice, letter, citation, order, warning, complaint, inquiry, information request, demand or suit pursuant to Environmental Laws relating to any of the Sellers, RWD Canada or RWD Colombia, the Acquired Assets, the assets of RWD Colombia, the Business, any of Sellers’ Properties or any property where any wastes of Sellers, RWD Canada or RWD Colombia or other materials have been or are alleged to have been sent.

(f)            Prior to the date of this Agreement, the Sellers, RWD Canada and RWD Colombia have disclosed their waste practices, their use and management of Regulated Substances and all potentially material environmental matters, and have delivered to the Buyers complete and accurate copies of all reports, audits, assessments, studies, inspections, evaluations, surveys, remedial action plans or other similar documents relating to any environmental condition, whether or not material, of or relating to the Sellers’ Properties, the Acquired Assets, the assets of RWD Colombia or the Business, and each of such documents is listed on Schedule 5.16(f).

(g)           Except as set forth in Schedule 5.16(g), none of the Sellers, RWD Canada and RWD Colombia has agreed to assume, and none of the Sellers, RWD Canada and RWD Colombia has assumed by operation of law, any environmental Liability of any other Person.

Section 5.17         Compensation; Employment Agreements.

(a)           Schedule 5.17(a)(i) sets forth a true, complete and correct list of those Business Personnel that the Buyers have identified as potentially becoming Transferred Personnel (the “Potential Transferred Personnel”), setting forth and summarizing the compensation of each such Person (separately identifying any bonus, variable compensation or package extra legal benefits arrangement with any such Person (other than bonuses paid or to be paid in connection with the Ancile Transaction or the transactions contemplated hereby or by the Transaction Documents) and his or her profit sharing incentive target amount) at December 31, 2009 and December 31, 2010, his or her hire or initiation date, status as full or part-time, and benefit elections, and indicating the service providers that are at-will and those that are covered by an employment or other service agreement or other arrangement with respect to the employment or engagement or termination of employment or engagement of such Person.  No individual listed on Schedule 5.17(a)(i) has received or will receive bonuses, success fees or other non-ordinary course payments (including payments made or to be made in connection with the Ancile Transaction or the transactions contemplated hereby or by the

Transaction Documents) in excess of forty-two percent (42%) of such individual’s 2010 base salary.  Schedule 5.17(a)(ii) sets forth a true, complete and correct list of bonuses, success fees or other non-ordinary course payments (including payments made or to be made in connection with the Ancile Transaction or the transactions contemplated hereby or by the Transaction Documents) to Potential Transferred Personnel who are employees of RWD UK.  The Sellers have provided to the Buyers true, complete and correct copies of all employment or service agreements and bonus or other compensation plans to which the Sellers, RWD Canada or RWD Colombia are a party relating to the Business.  Except as required by UK Law or as set forth on Schedule 5.17(a)(ii) or as contemplated by Section 2.03(a), the Buyers will not be obligated to assume the Sellers’, RWD Canada’s or RWD Colombia’s obligations under any such employment or service agreements and bonus or other incentive arrangements as a result of the transactions contemplated by this Agreement.  Except as disclosed on Schedule 5.17(a)(iii), since September 30, 2010, there have been no increases in the compensation payable or any special bonuses to any Potential Transferred Personnel other than in the ordinary course.  Except as required by UK Law or as disclosed on Schedule 5.17(a)(iv), the Buyers will not have any obligation to make, any severance, indemnification for dismissal, bonus or other payments to any Transferred Personnel in connection with their employment by the Sellers, RWD Canada or RWD Colombia as a result of the transactions contemplated hereby or by the Transaction Documents. Schedule 5.17(a)(v) sets forth a schedule of all employees who are on leave or disability.  Except as disclosed on Schedule 5.17(a)(vi), no Potential Transferred Personnel has given written notice that he or she will terminate his or her employment or services with or to any Seller or Subsidiary and, to the Sellers’ Knowledge, no Potential Transferred Personnel intends to terminate his or her employment or services with any Seller or Subsidiary.  All accrued bonus, success fees or other non-ordinary course payments required to be made by Sellers, RWD Canada or RWD Colombia will be made as of immediately prior to Closing.

(b)           The Sellers have complied with Regulation 11 of the TUPE Regulations in relation to all the employees employed by the Sellers in the business of RWD UK.

(c)           In relation to the UK Employees and any recognized trade union or employee representative of the UK Employees, the Sellers have complied with all material obligations imposed by European Union legislation and UK statutes and statutory instruments or otherwise arising under contract, common law or in equity and TUPE Regulations.

Section 5.18         Collective Bargaining Agreements; Labor; Immigration.

(a)           Except as set forth on Schedule 5.18(a), none of the Sellers, RWD Canada and RWD Colombia is a party to any labor, collective bargaining or similar agreement, and there are no labor, collective bargaining or similar agreements covering any of the Sellers’, RWD Canada’s or RWD Colombia’s employees.  There are no pending strikes, work stoppages, slowdowns, lockouts, arbitrations or other labor disputes pending or, to the Sellers’ Knowledge, threatened against any Seller, RWD Canada or RWD Colombia.

(b)           Except as set forth on Schedule 5.18(b), there are no Proceedings against any Sellers or RWD Colombia pending or, to the Sellers’ Knowledge, threatened by or before any Governmental Authority, based upon the employment, termination of employment or non-employment by any Seller or RWD Colombia of any individual.  Each of the Sellers and RWD Colombia is in compliance in all material respects with all Laws and Orders of any Governmental Authority relating to its employees, including all those relating to wages, hours, supplementary work, labor penalties, labor indemnities, vacation, WARN, COBRA, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar Tax obligation.  Each of the Sellers and RWD Colombia have classified all individuals who perform services for it correctly under, as applicable, each Employee Benefit Plan, ERISA, the Code and other Law as common law employees, independent contractors or leased employees, and there is no Proceeding pending or threatened that challenges such classification.

(c)           Each employee of the Company is legally authorized to work in the United States either because of his or her status as a United States citizen, legal permanent resident, or by virtue of possessing a visa under Laws relating to immigration control which visa allows for such employee to work in the United States.  The Company has not, and no predecessor of the Company has, recruited or referred for a fee a Person who is not legally authorized to be employed in the United States, or, to the Sellers’ Knowledge, employed a Person that is not legally authorized to be employed in the United States or continued to employ a Person knowing the Person ceased to be legally authorized to be employed in the United States.  The Company has properly completed all reporting and verification requirements pursuant to Laws relating to immigration control for all of its employees, including the Form I-9 to the extent required by Law.  To the extent required by Law, the Company has retained for each Transferred Personnel the Form I-9 throughout such employee’s period of employment or service as the case may be with the Seller.  The Company has not received notice from any Governmental Authority that the Company is in violation of any Laws pertaining to immigration control or that any current or former employee is or was not legally authorized to be employed in the United States or is or was using an invalid social security number and there is no pending, or to the Sellers’ Knowledge, threatened, actions or claims under the Immigration Reform and Control Act of 1986 against the Company.  Each of the employees of RWD UK, RWD Canada and RWD Colombia and each employee of the Company employed to work outside of the United States is legally authorized to work in the jurisdiction(s) in which he or she is employed and the Sellers have complied with all applicable immigration and similar Laws in all such jurisdictions.  Subject to applicable Law, the execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby will not terminate or invalidate the visa of any employee of any Seller.

Section 5.19         Employee Benefit Plans; ERISA.

(a)           Schedule 5.19(a) sets forth a complete list of all “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other compensation, bonus, profit sharing or incentive plans and other benefit plans, Contracts, programs, funds or arrangements established, maintained, contributed to or required to be contributed to by one or more of the Sellers or RWD Colombia for the benefit of the employees and independent contractors of one or more of the Sellers or RWD Colombia working in the Business (all of the foregoing being hereinafter individually or collectively referred to as an “Employee Benefit Plan” or “Employee Benefit Plans,” respectively), except that Employee Benefit Plans that are Foreign Plans are listed in Schedule 5.19(e).  The Sellers and RWD Colombia have provided or made available to the Buyers true and complete copies of the written texts of all Employee Benefit Plans and Foreign Plans or, where no written text exists, a written summary of the material terms thereof.

(b)           Each Employee Benefit Plan has been maintained, operated, and administered in compliance with its terms and all applicable Laws in all material respects.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and the Sellers have delivered to the Buyers a currently effective IRS determination or opinion letter covering such plan.  Except as set forth in Schedule 5.19(b), no Employee Benefit Plan is non-compliant in form or operation with Section 409A of the Code.

(c)           Except as required by UK Law, no action or failure to take an action by any Seller, RWD Canada, RWD Colombia or any Affiliate that is treated as one (1) employer with any Seller, RWD Canada or RWD Colombia pursuant to Sections 414(b), (c), (m), or (o) of the Code (“ERISA Affiliate”), or any other person, and no facts or circumstances in existence on or prior to Closing or thereafter will directly or indirectly subject the Buyers or any of their Affiliates to any Liability of any nature which arose or relates to the period on or prior to Closing under any compensation or benefit plans, Contracts, programs, funds or arrangements (other than Foreign Plans) established, maintained, contributed to or required to be contributed to on or prior to Closing by one or more of the Sellers, RWD Canada, RWD Colombia or any ERISA Affiliate for the benefit of their employees and independent contractors in connection with their service relationship with Sellers, RWD Canada, RWD Colombia or any ERISA Affiliates.  None of the Sellers, RWD Canada, RWD Colombia and any ERISA Affiliate has ever sponsored, maintained, contributed to or had any obligation to contribute to any plan subject to Section 412 of the Code or Title IV of ERISA.

(d)           No Employee Benefit Plan contains any provision which could prohibit the transactions contemplated by this Agreement or the Transaction Documents.  Except as set forth on Schedule 5.19(d), the execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby will not constitute a triggering event under any Employee Benefit Plan, which (either alone or upon the occurrence of any additional or subsequent event) may result in any payment, acceleration, vesting or increase in benefits to any Person.  No payment or deemed payment under any Employee Benefit Plan or other compensatory arrangement could be nondeductible pursuant to Section 280G of the Code or Section 162(m) of the Code.  Except as otherwise required by Law with respect to Foreign Plans only or explicitly contemplated herein, the Buyers will not be obligated to assume the Sellers’ obligations under any Employee Benefit Plan as a result of the transactions contemplated by this Agreement.

(e)           Except as set forth on Schedule 5.19(e), neither the Sellers nor RWD Colombia maintains, contributes to, or has any Liability with respect to any Foreign Plan.  With respect to any Foreign Plan assumed by the Buyer as a result of applicable Law, all contributions to such Foreign Plan required through the Closing Date have been and will be made by the Sellers or RWD Colombia, as applicable.

(f)            Except as set forth on Schedule 5.19(f)(i) and other than a group personal pension arrangement which provides benefits on a money purchase basis only and which is operated by Scottish Widows, there is not and has not been in operation, and no proposal has been announced to enter into or establish, and the Sellers do not contribute, are not bound to contribute (either now or in the future) and have not contributed to, any agreement, arrangement, scheme, custom or practice (whether enforceable or not, whether or not a Registered Scheme and whether or not funded for in advance) for the payment of any pensions, allowances, lump sums or other benefits on death, retirement or termination of employment (whether voluntary or not), or during any period of sickness or disablement, for or in respect of any of its employees in relation to the business of RWD UK or any dependant of any of its employees.

Section 5.20         Transactions with Related Parties.

Except as set forth on Schedule 5.20, none of the Sellers, RWD Canada and RWD Colombia is a party to any Contract with (a) any current or former employee, officer or member of the Board of Directors of any of the Sellers, RWD Canada, RWD Colombia, any Affiliate of any Seller, RWD Canada or RWD Colombia or any Equity Owner; (b) any parent, spouse, child, brother, sister or other family relation (by blood or marriage) of any such employee, officer, member of the Board of Directors, Affiliate or Equity Owner; (c) any corporation, partnership or other entity of which any such employee, officer, member of the Board of Directors, Affiliate or Equity Owner or any such family relation is an officer, director, manager, partner, trustee or greater than ten percent (10%) equity owner or beneficiary; or (d) any Affiliate of the Sellers, RWD Canada or RWD Colombia.  Schedule 5.20 also sets forth all loans made by any officer, employee, member of the Board of Directors of any of the Sellers, RWD Canada or RWD Colombia or any Affiliate of any Seller, RWD Canada or RWD Colombia or Equity Owner to any Seller or any Subsidiary or made by any Seller or any Subsidiary to any officer, employee, member of the Board of Directors, Affiliate or Equity Owner.  Each of the transactions set forth on Schedule 5.20 is on terms no less favorable to the Sellers, RWD Canada or RWD Colombia than could reasonably be obtained by the Sellers, RWD Canada or RWD Colombia, as applicable, from an unrelated third party in an arm’s length negotiation.

Section 5.21         Certain Payments.

(a)           None of the Sellers, the Subsidiaries and RWD Canada nor, to the Sellers’ Knowledge, any of their current or former members, officers, directors, employees, agents, subcontractors, or any other person or entity acting for or on their behalf, have made, offered or authorized, directly or indirectly, in connection with the operation or maintenance of any of their assets or business or in connection with the transactions contemplated by this Agreement or otherwise, any contribution, bribe, rebate, payoff, influence payment, kickback, other payment or gift of anything of value, regardless of what form, whether in money, property or services (each, a “Payment”) to a Government Official, or to any other Person while knowing or having reasons to suspect that any part of such Payment will be given or promised to a Government Official, and that such Payment would (i) influence any act or decision of such Government Official in his/her or its official capacity; (ii) obtain or pay for favorable treatment for business or Contracts secured; (iii) induce such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official; (iv) induce such Government Official to use his/her or its influence with any Governmental Authority, public international organization or political party, to affect or influence such Governmental Authority, organization or party;  (v) secure any improper advantage; (vi) obtain special concessions or for special concessions already obtained; or (vii) otherwise in violation of any Law.  No Payment or other benefit has been made or conferred by any of the Sellers, the Subsidiaries and RWD Canada nor, to the Sellers’ Knowledge, by any Person on behalf of any Seller, any Subsidiary or RWD Canada in connection with any Contract in violation of applicable Laws (including procurement Laws, the Foreign Corrupt Practices Act (15 U.S.C. 78dd-1 et. seq.) or international anti-bribery conventions and local anti-corruption and bribery Laws in jurisdictions in which any Seller or Subsidiary is operating).  None of the Sellers, the Subsidiaries and RWD Canada has received any communication that alleges that any Seller, any Subsidiary, RWD Canada or any agent thereof is in violation of, or has Liability under any such Law.

(b)           No ownership interest in any Seller, any Subsidiary or RWD Canada is directly or indirectly held or controlled by a Government Official, or any immediate relative of a Government Official.

(c)           No employee of any Seller, any Subsidiary or RWD Canada is a Government Official, or an immediate relative of a Government Official.

(d)           No Government Official, or any immediate relative of any Government Official, has received, directly or indirectly, any portion of the Purchase Price to be paid by the Buyers according to this Agreement, or any other benefit or value by reason of or in connection with the execution of this Agreement or any of the Transaction Documents by the parties hereto.

Section 5.22         Export Controls.

(a)           Each Seller, each Subsidiary and RWD Canada has at all times conducted its import and export transactions materially in accordance with (a) all applicable U.S. import, export and re-export controls, including the AECA, ITAR, the Export Administration Act, as amended, and Export Administration Regulations, as amended, and Foreign Assets Control Regulations if and to the extent applicable and (b) all other applicable import/export controls in other countries in which the Sellers or their Subsidiaries conduct the Business.

(b)           None of the Intellectual Property relating to the Business produced and/or provided by any Seller, any Subsidiary or RWD Canada has at any time been subject to the jurisdiction of the AECA or ITAR.

(c)           (i) None of the Intellectual Property relating to the Business has at any time contained, incorporated, called to, or used any encryption or other “information security” functionality as that term is defined in 15 C.F.R. Part 772, including any third party encryption or other “information security” functionality, or (ii) if the Intellectual Property relating to the Business has at any time contained, incorporated, called to, or used any encryption or other “information security” functionality, all such products have either (A) undergone all reviews required by the U.S. Government prior to export or (B) been evaluated by the Sellers and a determination has been made that no U.S. Government review is required prior to export.

Section 5.23         Books and Records.

True and correct copies of the Books and Records of the Sellers and RWD Colombia have been provided to the Buyers and contain complete and accurate records of all material transactions of the Sellers, RWD Canada and RWD Colombia of all meetings and other corporate actions of the equity owners, the Board of Directors and committees of each Seller and RWD Colombia.

Section 5.24         Supplier Relationships.

Schedule 5.24 contains a complete and accurate list of each of the (i) top fifteen (15) suppliers of the Company, (ii) top three (3) suppliers of RWD UK and (iii) top three (3) suppliers of RWD Colombia, in each case with respect to the Business and in terms of dollar amount of purchases of goods or services by such Sellers for the fiscal years December 31, 2009 and December 31, 2010, in each case exclusive of suppliers of legal, accounting and investment banking, and benefits administration services.  No Seller has received written notice, and to the Seller’s Knowledge, any oral notice, that any such supplier plans to discontinue doing business with any Seller, RWD Colombia or the Buyers, plans to materially reduce the level of business done with any Seller, RWD Colombia or the Buyers, and to the Seller’s Knowledge no such supplier intends, subsequent to the Closing Date, not to do business with the Buyers on substantially the same terms, conditions and amounts as such supplier did with the Sellers or RWD Colombia, as applicable, prior to the Closing Date.

Section 5.25         Customer Relationships.

Schedule 5.25 sets forth a list of the (i) top twenty (20) customers of the Company, (ii) top three (3) customers of RWD UK and (iii) top three (3) customers of RWD Colombia, in each case with respect to the Business, as measured by dollar volume, during the fiscal years December 31, 2009 and December 31, 2010 showing the approximate total revenue earned by the Sellers (including any amounts paid by any such customer to the Company for work performed by RWD Canada) or RWD Colombia, as applicable, from each such customer during such period.  None of the Sellers and RWD Colombia has received written notice, or to the Sellers’ Knowledge, any oral notice, that any such customer set forth on Schedule 5.25 plans to discontinue doing business with any of the Seller or RWD Colombia, plans to materially reduce the level of business done with any of the Sellers or RWD Colombia or the Buyers, and to the Sellers’ Knowledge no such customer intends, subsequent to the Closing Date, not to do business with the Buyers on substantially the same terms, conditions and amounts as such customer did with the Sellers or RWD Colombia, as applicable, prior to the Closing Date.

Section 5.26         Product Warranty; Product Liability.

Each product set forth on Schedule 5.26 has been in conformity, in all material respects with all product specifications all express and implied warranties and all applicable Laws.  None of the Sellers, RWD Canada and RWD Colombia has any Liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations not fully reserved against on the Most Recent Balance Sheet.  None of the Sellers, RWD Canada and RWD Colombia has sold any products or delivered any services that included a warranty for a period of longer than one (1) year.  None of the Sellers, RWD Canada and RWD Colombia has any Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, delivered or sold, or services rendered, by or on behalf of the Sellers, RWD Canada or RWD Colombia.  None of the Sellers, RWD Canada and RWD Colombia has committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any product Liability or Liability for breach of warranty (whether covered by insurance or not) on the part of any of the Sellers, RWD Canada or RWD Colombia with respect to products designed, manufactured, delivered or sold or services rendered by or on behalf of any of the Sellers, RWD Canada or RWD Colombia.

Section 5.27         Accounts Receivable.

Except as set forth on Schedule 5.27, all of the Sellers’, RWD Canada’s and RWD Colombia’s accounts, accounts receivable, notes and notes receivable, and other receivables (whether or not billed) relating to the Business, including all rights of the Sellers, RWD Canada or RWD Colombia to payment for goods or services rendered in connection with the Business that are payable to the Sellers, RWD Canada or RWD Colombia (whether or not billed), including any security held for the payment thereof, less any allowance for doubtful accounts (collectively, the “Accounts Receivable”), are reflected properly on the Sellers’, RWD Canada’s or RWD Colombia’s books and records, are valid obligations of each party thereto subject to no setoffs or counterclaims, and are current and collectible in accordance with their terms.

Section 5.28         No Brokers.

Except as set forth on Schedule 5.28, none of the Sellers, RWD Canada, RWD Colombia and any Person acting on behalf of the Sellers, RWD Canada, RWD Colombia or the Board of Directors of any of the Sellers, RWD Canada or RWD Colombia has agreed to pay a commission, finder’s or investment banking fee, or similar payment in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or by the Transaction Documents or any matter related hereto to any Person, nor has any such Person taken any action on which a claim for any such payment could be based.

Section 5.29         NO OTHER REPRESENTATIONS OR WARRANTIES.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V, THE SELLERS, RWD CANADA AND RWD COLOMBIA MAKE NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF THE EQUITY OWNERS

Each of the Equity Owners hereby represents and warrants, severally and not jointly, to the Buyers that the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

Section 6.01         Execution and Effect of Agreement.

This Agreement has been, and the Transaction Documents to which such Equity Owner is a party will be, duly executed and delivered by such Equity Owner party thereto (assuming the due authorization, execution and delivery thereof by the Buyers), and this Agreement constitutes, and the Transaction Documents to which such Equity Owner is or will become a party will constitute, the legal, valid and binding obligation of such Equity Owner party thereto, enforceable against the Equity Owners party thereto in accordance with its respective terms, subject to the Enforceability Exceptions.

Section 6.02         No Conflicts; Consents;

Neither the execution or delivery of this Agreement or the Transaction Documents to which such Equity Owner is a party by such Equity Owner nor the consummation by such Equity Owner of the transactions contemplated hereby or thereby:  (i) (A) will conflict with or violate any Law, Order or restriction of any Governmental Authority to which such Equity Owner is bound or subject, or (B) conflict with or result in a breach of, or give rise to a right of termination of, require consent under, result in the loss of any benefit or accelerate the performance required by, in each case, whether with or without notice or lapse of time or both, the terms of any material Contract to which such Equity Owner is a party or to such Equity Owner’s are bound or subject or constitute a breach or default (or an event that, with notice or lapse of time or both, would become a default) thereunder; or (ii) result in the creation of any Lien, except for Permitted Liens, upon any of the Acquired Assets, the assets of RWD Colombia, or the Sellers.  No consent, approval, permit, authorization of, declaration to or filing with any Governmental Authority or any other third party on the part of such Equity Owner is required in connection with the execution and delivery of this Agreement, the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

Section 6.03         No Brokers.

Except as set forth on Schedule 6.03, no Equity Owner nor any Person acting on behalf of any Equity Owner has agreed to pay a commission, finder’s or investment banking fee, or similar payment in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or by the Transaction Documents or any matter related hereto to any Person, nor has any such Person taken any action on which a claim for any such payment could be based.

Section 6.04         NO OTHER REPRESENTATIONS OR WARRANTIES.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE VI AND THE REPRESENTATIONS AND WARRANTIES MADE IN ARTICLE V, THE EQUITY OWNERS MAKE NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY.

ARTICLE VII.
REPRESENTATIONS AND WARRANTIES OF THE BUYERS

Each Buyer hereby represents and warrants to the Sellers that the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

Section 7.01         Organization and Good Standing.

Each of the Buyers is a corporation duly organized, validly existing and in good standing under the Laws of the state of its respective jurisdiction.

Section 7.02         Execution and Effect of Agreement.

Each of the Buyers has the requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will become a party, to purchase, assume, acquire and accept the Acquired Assets and perform its other obligations hereunder and under the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and by the Transaction Documents to which it is a party.  The execution and delivery of this Agreement and the Transaction Documents to which it is or will become a party by each of the Buyers and the consummation by each of the Buyers of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.  This Agreement has been, and the Transaction Documents to which it is or will become a party will be, duly executed and delivered by each of the Buyers (assuming the due authorization, execution and delivery thereof by the Sellers and the Equity Owners), and this Agreement constitutes, and the Transaction Documents to which it is or will become a party will constitute, the legal, valid and binding obligation of each such Buyer, enforceable against it in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 7.03         No Violation; Consents.

Neither the execution or delivery of this Agreement or the Transaction Documents to which any Buyer is a party by such Buyer nor the consummation by such Buyer of the transactions contemplated hereby or thereby:  (i) will conflict or violate the articles or certificate of incorporation or organization or bylaws of the Buyers, each as amended to date; (ii) except as set forth on Schedule 7.03, (A) conflict with or violate any Law, injunction, judgment, order, decree, ruling, charge or restriction of any Governmental Authority to which such Buyer or its assets are bound or subject, or (B) conflict with or result in a breach of, or give rise to a right of termination of, require consent under, result in the loss of any benefit or accelerate the performance required by, in each case, whether with or without notice or lapse of time or both, the terms of any material Contract to which such Buyer is a party or to which its assets are bound or subject or constitute a breach or default (or an event that, with notice or lapse of time or both, would become a default) thereunder; or (iii) result in the creation of any Lien, except for Permitted Liens, upon any of the assets of such Buyers, other than, in the case of clauses (ii) and (iii) above, any such conflicts, breaches, violations, consents, defaults, rights or losses that would not reasonably be expected to have a material and adverse effect on the ability of the Buyers to consummate the transactions contemplated by this Agreement or the Transaction Documents.  No consent, approval, permit, authorization of, declaration to or filing with any Governmental Authority or any other third party on the part of any Buyer is required in connection with the execution and delivery of this Agreement, the Transaction Documents to which such Buyer is a party or the consummation of the transactions contemplated hereby or thereby, except for those listed on Schedule 7.03.

Section 7.04         No Brokers.

No Buyer and no Person acting on behalf of any Buyer has agreed to pay a commission, finder’s or investment banking fee, or similar payment in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or by the Transaction Documents or any matter related hereto to any Person, nor has any such Person taken any action on which a claim for any such payment could be based.

Section 7.05         NO OTHER REPRESENTATIONS OR WARRANTIES.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE VII, THE BUYERS MAKE NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY.

ARTICLE VIII.
PRE-CLOSING COVENANTS

Section 8.01         Continuing Access.

Between the date of this Agreement and the Closing Date, the Sellers, RWD Canada and RWD Colombia shall afford to the Representatives of the Buyers, upon reasonable notice, free and full access during reasonable business hours to the properties, books and records of the Sellers, RWD Canada and RWD Colombia and the right to consult with the Representatives of the Sellers, RWD Canada and RWD Colombia in order that the Buyers may have full opportunity to make such investigations as it shall deem necessary of the operations, properties, business and financial condition of the Sellers, RWD Canada and RWD Colombia.

Section 8.02         Cooperation.

Between the date of this Agreement and the Closing Date, the Sellers, RWD Canada and RWD Colombia will cooperate with the Buyers and their Representatives, including the Buyers’ auditors and counsel, in the preparation of any documents or other materials required in connection with the transactions contemplated by this Agreement.

Section 8.03         Conduct of Business Pending Closing.

Except as otherwise expressly provided in this Agreement or with the prior written consent of Buyers, between the date hereof and the Closing, the Sellers, RWD Canada and RWD Colombia shall conduct the Business in the ordinary course of business consistent with past practice and use their commercially reasonable efforts to preserve intact the present business organizations of the Sellers, RWD Canada and RWD Colombia, maintain the rights and franchises of, and preserve the relationships with customers, distributors and others having business dealings with, the Sellers, RWD Canada and RWD Colombia to the end that goodwill of the Sellers, RWD Canada and RWD Colombia and the Business shall not be impaired at the Closing.  Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or with the prior written consent of the Buyers, none of the Sellers, RWD Canada and RWD Colombia shall, and except as otherwise set forth on Schedule 8.03, do or engage in any of the following:

(a)           amend its articles or certificate of incorporation and bylaws, limited liability company agreement or other similar organizational documents, other than the amendment to the bylaws of RWD Colombia contemplated by Section 4.02(a)(xv);

(b)           effect any recapitalization, reclassification, split, combination or like change in the capitalization of any Seller, RWD Canada or RWD Colombia, change the number of its authorized or outstanding equity interest or issue, grant or sell any equity interest (cuotas sociales) (or options or warrants) or any other securities or obligations convertible into or exchangeable for equity interest (cuotas sociales) or amend the terms of any outstanding securities of any Seller, RWD Canada or RWD Colombia;

(c)           declare or pay any dividends on or make any other distribution (whether in cash, stock or property) in respect of any of any equity interest (cuotas sociales) in any Seller, RWD Canada or RWD Colombia, or split, combine or reclassify any equity interest (cuotas sociales) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for equity interest (cuotas sociales) in any Seller, RWD Canada or RWD Colombia, or repurchase, redeem or otherwise acquire, directly or indirectly, any equity interest (cuotas sociales) in any Seller, RWD Canada or RWD Colombia;

(d)           issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any equity interest in any Seller, RWD Canada or RWD Colombia or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares (cuotas sociales) or other convertible securities other than the issuance of equity interest (cuotas sociales) in any Seller, RWD Canada or RWD Colombia pursuant to the exercise of options, warrants or other rights therefore outstanding as of the date of this Agreement;

(e)           assign to any Person any rights to its Intellectual Property relating to the Business;

(f)            enter into or amend any Contracts relating to the Business pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of the Sellers’, RWD Canada’s or RWD Colombia’s products or Intellectual Property;

(g)           incur any Indebtedness relating to the Business or pursuant to which any Acquired Assets or any assets of RWD Colombia are bound or modify the terms of any Indebtedness relating to the Business or pursuant to which any Acquired Assets or any assets of RWD Colombia are bound;

(h)           mortgage, pledge or subject to any Lien (other than a Permitted Lien), any of the assets or properties of the Sellers, RWD Canada or RWD Colombia;

(i)            waive, release, assign, compromise or settle any Proceeding relating to the Business other than (i) a claim involving less than Fifty Thousand Dollars ($50,000) or (ii) settlements settled through insurance proceeds;

(j)            except as required by applicable Law or the terms of any Employee Benefit Plan or Foreign Plan (i) increase the annual base salary or base wages of any Transferred Personnel, (ii) grant any bonus or incentive compensation to any Transferred Personnel, (iii) increase the coverage or benefits available under any (or create any new) Employee Benefit Plan, Foreign Plan or any severance pay, vacation pay, deferred compensation, bonus or other incentive compensation plan or arrangement made to, for, or with any Transferred Personnel or otherwise amend any such plan or arrangement or (iv) enter into any employment, deferred compensation, severance, consulting, non-competition or similar Contract (or amend any such Contract) involving any Transferred Personnel;

(k)           make, change or revoke any election in respect of Taxes, make any Contract or settlement relating to Taxes, file any amended Tax Return, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(l)            except as may be required as a result of applicable Law or under GAAP, change any accounting method;

(m)          sell, assign, lease or otherwise dispose of any of its assets or properties with a value in excess of Twenty-Five Thousand Dollars ($25,000);

(n)           take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

(o)           fail to pay any required maintenance or other similar fees or otherwise fail to make required filings or payments required to maintain and further prosecute any applications for registration of any Intellectual Property owned by the Sellers, RWD Canada or RWD Colombia and relating to the Business;

(p)           enter into or agree to enter into any merger or consolidation, or sale of all or a substantial portion of its assets or properties, with any Person (other than the Buyers);

(q)           adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Sellers, RWD Canada or RWD Colombia;

(r)            allocate Potential Transferred Personnel, Acquired Assets or assets of RWD Colombia to any new line of business or, other than trade payables or the extension of credit to customers in the ordinary course of business consistent with past practice, invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities, of any corporation or other entity;

(s)           enter into any Contract that would be a Material Contract, except for Contracts entered into in the ordinary course of business consistent with past practices;

(t)            abandon any listed applications relating to Intellectual Property owned by the Sellers, RWD Canada or RWD Colombia and relating to the Business;

(u)           terminate, amend, restate, supplement or waive any rights under any Material Contract;

(v)           make any capital expenditure or commitment therefor in excess of Twenty-Five Thousand Dollars ($25,000);

(w)          cancel, waive or release any debt, right or claim relating to the Business;

(x)            materially reduce the amount of any insurance coverage provided by any Insurance Policies relating to the Business or covering Acquired Assets or assets of RWD Colombia;

(y)           fail to timely file any Tax Returns or to pay any Taxes when due (including full payment of any estimated Taxes);

(z)            take or agree to take any action, which (i) would make any of the representations and warranties of the Sellers, RWD Canada or RWD Colombia or the Equity Owners untrue or incorrect in any material respect; (ii) could result in any of the conditions to the Closing not being satisfied; or (iii) individually or in the aggregate, could have, or could reasonably be expected to have, a Material Adverse Effect; or

(aa)         take or agree to take any of the actions above.

Section 8.04         No Shop.

In consideration of the substantial expenditure of time, effort and expense undertaken by the Buyers in connection with their due diligence review and the preparation and execution of this Agreement, the Sellers, RWD Canada and RWD Colombia agree that neither they nor their Affiliates or Representatives will, after execution of this Agreement and until the earlier of the Closing or the termination of this Agreement, directly or indirectly (A) solicit, encourage, initiate, seek or engage in any discussions, negotiations, inquiries, proposals or offers or expressions of interest with respect to (i) the issuance, grant, sale, transfer, disposition, acquisition or transfer of any equity interests of the Sellers, RWD Canada or RWD Colombia or any interests therein or any option, call, warrant or right (whether or not immediately exercisable) to acquire, or convertible into or exchangeable for, any equity interests (cuotas sociales) of the Sellers, RWD Canada or RWD Colombia or any interest therein, (ii) the sale, transfer, disposition, acquisition, transfer or exclusive license of any material assets or property of any Seller, RWD Canada or RWD Colombia or any interests therein, (iii) the merger, consolidation, recapitalization or combination of any Seller, RWD Canada or RWD Colombia or their respective Affiliates, (iv) the liquidation, dissolution or reorganization of any Seller, RWD Canada or RWD Colombia or their respective Affiliates, or (vi) the acquisition, directly or indirectly, by any Seller, RWD Canada or RWD Colombia of capital stock (cuotas sociales) or assets and properties of any other Person from any party (each a “Potential Transaction”); (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information with respect to, assist or participate in any effort or attempt by any Person with respect to, or otherwise knowingly or intentionally cooperate in any way with, any Potential Transaction; or (C) enter into any Contract with any party concerning or relating to a Potential Transaction.  In the event that the Sellers, RWD Canada or RWD Colombia receive an unsolicited inquiry, proposal or offer with respect to a Potential Transaction, or obtain information that such an inquiry, proposal or offer is likely to be made during the period commencing after execution of this Agreement and until the earlier of the Closing or the termination of this Agreement, the Sellers, RWD Canada and RWD Colombia agree that they shall provide the Buyers with immediate notice thereof, including the identity of the Person making such inquiry, proposal or offer together with a copy of the inquiry proposal or offer.

Section 8.05         Notification of Certain Matters.

(a)           The Sellers.  The Sellers, RWD Canada and RWD Colombia shall deliver written notice to the Buyers within three (3) Business Days of (a) the occurrence or non-occurrence of any event of which the Sellers, RWD Canada or RWD Colombia have knowledge, the occurrence or non-occurrence of which has caused any representation or warranty of the Sellers, RWD Canada or RWD Colombia contained herein to become untrue or inaccurate in any respect at or prior to the Closing, (b) the occurrence of any event that could reasonably be expected to have a Material Adverse Effect, including any material declines in revenue, (c) any Proceeding (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance) initiated or threatened by or against the Sellers, RWD Canada or RWD Colombia; or (d) any failure of any Seller, RWD Canada or RWD Colombia to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Seller, RWD Canada or RWD Colombia hereunder.

(b)           The Equity Owners.  The Equity Owners shall deliver written notice to the Buyers within three (3) Business Days of (a) the occurrence or non-occurrence of any event of which the Equity Owners have knowledge, the occurrence or non-occurrence of which has caused any representation or warranty of the Equity Owners contained herein to become untrue or inaccurate in any respect at or prior to the Closing, (b) the occurrence of any event that could reasonably be expected to have a Material Adverse Effect, including any material declines in revenue, (c) any Proceeding (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance) initiated or threatened by or against any Equity Owner; or (d) any failure of any Equity Owner to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Equity Owner hereunder.

(c)           The Buyers.  The Buyers shall deliver written notice to the Company within three (3) Business Days of (a) the occurrence or nonoccurrence of any event of which the Buyers have knowledge, the occurrence or non-occurrence of which would cause any representation or warranty of the Buyers contained herein to be untrue or inaccurate in any respect at or prior to the Closing or (b) any failure of any Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Buyer hereunder.

(d)           General.  The delivery of any notice pursuant to this Section 8.05 shall not be deemed to (a) modify the representations or warranties hereunder of the party delivering such notice, (b) modify the conditions set forth in Articles X and XI, or (c) limit or otherwise affect the remedies available hereunder to the party receiving such notice, including termination of this Agreement as contemplated by Article XIII.

Section 8.06         Bulk Transfer.

The Sellers, RWD Canada and the Buyers hereby waive compliance with the provisions of the “bulk sales” or similar Laws of any jurisdiction, to the extent applicable to the transactions contemplated hereby.

Section 8.07         Related Party Transactions.

Prior to the Closing Date, any and all amounts owing by RWD Colombia under Contracts between one or more of RWD Colombia, on the one hand, and the Company or one or more of its Affiliates, on the other hand, shall be canceled or satisfied, and all such Contracts shall be terminated at or prior to the Closing Date, without any consideration or further Liability to the Buyers or their Affiliates or, at the election of the Buyers in their sole and absolute discretion, assigned to the Buyers or its Affiliates on terms reasonably acceptable to the Buyers and, in each case, shall deliver to the Buyers legally binding documentation evidencing the completion of such cancellations or assignments.

Section 8.08         Public Announcements.

Prior to the Closing Date, the Sellers, RWD Canada, RWD Colombia and the Buyers will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement and will not issue any such press release or make any such public statement without the prior approval of the other party, except as may be advised by counsel or required by the Securities and Exchange Commission, applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which event the other party shall have the right to review and comment upon (but not approve) any such press release or public statement prior to its issuance.

Section 8.09         Further Assurances.

Each party hereto agrees to execute and deliver, or cause to be executed and delivered, such further instruments, documents or agreements or take such other action as may be necessary or convenient to carry out the transactions contemplated hereby or by the Transaction Documents.  Each party hereto agrees to use commercially reasonable efforts to cause those conditions to Closing that are within its control to be satisfied on or before the Closing Date.

Section 8.10         Employee Benefit Plans.

(a)           Within thirty (30) days before the Closing Date, the Company shall terminate its Deferred Compensation Plan in accordance with its terms and Section 409A of the Code and the Company shall pay out all amounts due to Transferred Personnel in a single cash lump sum within such timeframe as is permitted by Treasury Regulations Section 1.409A-3(j)(4)(ix).  The Company shall amend the RWD Technologies, LLC Savings and Investment Plan so that accounts of participants who are “affected” by the partial termination of the plan resulting from the transactions contemplated by this Agreement will be fully vested as of the Closing Date. Transferred Employees will be entitled to a distribution of their account from the aforementioned plan in accordance with the terms of such plan.  At or prior to Closing, Sellers shall fully satisfy all unpaid bonuses, success fees or similar amounts incurred by Sellers at or prior to Closing with respect to Transferred Employees and shall fully fund all employer contributions under Sellers 401(k) savings plan for all Transferred Employees for 2010.

(b)           Unused, accrued paid time off balances of Transferred Personnel will be carried over to Buyer and assumed by Buyer at Closing and administered under Buyer’s PTO plan.

Section 8.11         Access to Information.

(a)           GP US may, prior to the Closing Date, through its Representatives, review, and the Sellers and RWD Canada shall provide reasonable assistance with respect to review of: (i) the Acquired Assets; (ii) the Leased Real Property; (iii) the operating information and data relating to the Business and such other information relating to the financial and legal condition of the Business as may be necessary to familiarize itself with the Acquired Assets and the conduct of the Business; and (iv) and other information and access to the books and records and work papers and employees and accountants of Sellers, RWD Canada and RWD Colombia as may be reasonably requested by GP US in connection with auditing the financial statements relating to the three (3) most recent fiscal years of Sellers, RWD Canada and RWD Colombia and to any interim periods after such fiscal year, as are specified in Rule 3-05(b) of Regulation S-X (17 CFR 210) or otherwise required to be disclosed by GP US pursuant to applicable securities Laws.  Sellers, RWD Canada and RWD Colombia shall be permitted to redact any such tax books and records and work papers to exclude information not related to the Business.  Such review shall occur only upon reasonable notice by GP US at times reasonably agreed upon by Sellers, RWD Canada, and RWD Colombia and GP US and shall be conducted in a manner that does not unreasonably interfere with the operations of the Business.  Sellers, RWD Canada and RWD Colombia shall permit GP US and its Representatives to have reasonable access to employees of the Company and its Affiliates within its control who can furnish GP US with financial and operating data and other information with respect to the Acquired Assets, the assets of RWD Colombia and the Business as GP US from time to time reasonably requests.  The foregoing shall not require Sellers, RWD Canada or RWD Colombia to permit any inspection, or to disclose any information, that in the reasonable judgment of Sellers, RWD Canada or RWD Colombia is reasonably likely to result in the disclosure of any trade secrets of any third party or violate any of Sellers’, RWD Canada’s or RWD Colombia’s obligations with respect to confidentiality, provided that Sellers, RWD Canada and RWD Colombia shall notify GP US if Sellers, RWD Canada or RWD Colombia limits an inspection or does not disclose any information on such basis.  All requests for information made pursuant to this Section 8.11 shall be directed to such Person as may be designated by Sellers and all information obtained by GP US as a result of such review shall be held in strict confidence in accordance with the Non-Disclosure Agreement.  GP US shall conduct all inspections, testing and other information gathering described in this Section 8.11 at GP US’s sole cost and expense and with a standard of care that would be utilized by a reasonable and prudent person and that GP US utilizes in the ordinary course of its business.

(b)           Any and all information gathered or obtained by the parties or their or authorized Representatives as a result of, or in connection with, the information gathering described in this Section 8.11 or otherwise under this Agreement (including after the Closing) shall be kept strictly confidential and shall not be revealed to, or discussed with, any person other than the authorized Representatives of Sellers, RWD Canada or GP US who agree to comply with the Non-Disclosure Agreement and the provisions of this Section 8.11 except with the prior written consent of the disclosing party or as required by Law (including in connection with a legal dispute between the parties).  In the event the Closing is not consummated, such information shall be returned to the disclosing party or destroyed in accordance with this Agreement and the Non-Disclosure Agreement.

Section 8.12         Updated Schedules.

(a)           No later than two (2) Business Days before the Closing Date, the Sellers will: (i) prepare and deliver to the Buyer final disclosure schedules (the “Final Disclosure Schedules”) reflecting all changes and/or supplements, if any (solely in respect of any exceptions to the representations and warranties contained in Article V of this Agreement), to the disclosure schedules delivered by the Sellers, RWD Canada and RWD Colombia on the date hereof (the “Original Disclosure Schedules”) regarding facts and circumstances occurring after the date hereof (“Updated Disclosure”); and (ii)

advise the Buyers in writing whether such Updated Disclosure indicates that a Material Adverse Change has occurred since the date hereof (the “Update Notice”).  If the Final Disclosure Schedules are not so provided to the Buyers by the Sellers not less than two (2) Business Days before the Closing Date, then the Original Disclosure Schedules shall remain in effect and unchanged for all purposes of this Agreement.

(b)           If the Updated Disclosure indicates that a Material Adverse Change has occurred: (i) then Buyer may extend the scheduled Closing Date, if any, for up to fifteen (15) Business Days from the date Buyer receives the Final Disclosure Schedules and Update Notice, so that the Buyer may fully understand and evaluate the Updated Disclosure and its potential impact on the Business (and the Sellers, RWD Canada and RWD Colombia shall cooperate, and the Sellers, RWD Canada and RWD Colombia shall cause their respective Representatives to cooperate, with the reasonable requests of the Buyers so that the Buyers may understand any potential impact of the Updated Disclosure on the Business); and (ii) upon the expiration of such fifteen (15) Business Day-period, then notwithstanding any provision in this Agreement to the contrary, unless the Buyers provide the Sellers with a termination notice within fifteen (15) Business Days after delivery to the Buyers by the Sellers of the Final Disclosure Schedules and Update Notice, the Buyers shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 8.12; provided, however, that, notwithstanding such waiver by the Buyers, each Buyers indemnified Person shall have all indemnification protection pursuant to Article XII for breaches of any representations and warranties hereunder with respect to any such Updated Disclosure and such indemnification protection shall not be subject to the limitations set forth in Section 12.07.

(c)           If the Updated Disclosure does not indicate that a Material Adverse Change has occurred, then (i) the Buyers shall not have the right to terminate this Agreement as a result of such Updated Disclosure pursuant to this Section 8.12, and (ii) each Buyers indemnified Person shall have all indemnification protection pursuant to Article XII for breaches of any representations and warranties hereunder with respect to any such Updated Disclosure and such indemnification protection shall not be subject to the limitations set forth in Section 12.07.

Section 8.13         Bank Accounts.

Prior to the Closing Date, the Company shall use its best efforts to obtain for the Buyers “read only” access to the bank account of the Company set forth on Schedule 8.13.  If obtained, such access shall terminate on the earlier of (i) December 31, 2012 or (ii) the Business Day after the Buyers provide written notice to the Company that such access is no longer necessary.

ARTICLE IX.
POST-CLOSING COVENANTS

Section 9.01         Change of Name; Use of Intellectual Property.

Notwithstanding the transfer of the Sellers’ Intellectual Property to the Buyers, Sellers and the Seller Affiliates entities set forth on Schedule 9.01 may continue to use their respective corporate or limited liability names solely for purposes of paying Taxes and winding-up the business of such entities.  Promptly following the filing by a Seller of such Seller’s final Tax Return, such Sellers shall file an amendment to its respective certificate or articles of incorporation or other similar organizational document with the state or country of its jurisdiction of incorporation or formation, or file an appropriate members’ resolution with the relevant national authority in the country of incorporation of the relevant Seller, changing the name of each Seller to a dissimilar name reasonably satisfactory to the Buyers and shall permanently cease to use the Names.  Following the Closing, neither the Sellers nor the Equity Owners shall use any of the Marks or Names for any purpose other than the payment of Taxes and dissolution or challenge the validity, enforceability or exclusive ownership of any of the Intellectual Property by the Buyers or its Affiliates or successors or assigns, including the use of the Names and the Marks.  In addition, if the condition set forth in Section 11.14 hereof is not satisfied, then the Buyers, the Sellers and RWD UK shall enter into a mutually agreeable license agreement.

Section 9.02         Payment of Taxes.

(a)           The Sellers and the Buyers shall each pay, as required by Section 2.07 and Section 2.09 hereof, in a timely manner all transfer, documentary, stamp, registration, recording or sales Taxes and any Colombian notarial fees resulting from or payable in connection with the sale of the Acquired Assets (including the transfer of the equity interests (cuotas sociales)) pursuant to this Agreement).

(b)           The Sellers and the Buyers shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such data relating to Taxes, prior Tax Returns and filings and other information as may be reasonably required for the preparation by the Buyers or the Sellers of any Tax Returns, elections, consents or certificates required to be prepared and filed by the Buyers or the Sellers and any audit or other examination by any Taxing Authority, or judicial or administrative Proceeding relating to liability for Taxes.  The Buyers and the Sellers will each retain and provide to the other party all records and other information which may be relevant to any such Tax Return, audit or examination, Proceeding or determination, and will each provide the other party with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other party for any period.  Without limiting the generality of the foregoing, each of the Buyers and the Sellers shall retain copies of all Tax Returns, supporting work schedules and other records relating to tax periods or portions thereof ending prior to or on the Closing Date.  Each of the Buyers and the Sellers shall, upon request from the other party, use its commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or other Person that is legally available and could reasonably be expected to mitigate, reduce or eliminate any Tax that could be imposed on the other party or any of its Affiliates.

(c)           Within the month following the effective transfer of the equity interests (cuotas sociales) in RWD Colombia, each of the Company and Holdings shall file an income Tax return before the Colombian Taxing Authority reporting the transfer of the equity interests (cuotas sociales) as required by applicable Law.

(d)           Buyers shall prepare, or cause to be prepared, and file, or cause to be file, any Tax Returns required to be filed by RWD Colombia for any Tax periods which Tax Returns are required to be filed after the Closing Date; provided that Buyers shall provide a draft of any such Tax Return to, and shall reasonably consider any changes to such Tax Returns requested by, the Company.

Section 9.03         Equity Owners’ Covenants.

The Equity Holders agree to take whatever steps are necessary, including, without limitation, through the contribution of Cash, to ensure that at all times during the three (3) year period beginning on the Closing Date the Company maintains Liquid Assets having a value of at least Ten Million Dollars ($10,000,000).  Notwithstanding the forgoing if, prior to the last day of such three (3) year period, the Company desires to dissolve, prior to any such dissolution the Company and the Equity Holders shall place the Liquid Assets in an escrow account for the benefit of GP US and shall take whatever action necessary, including, without limitation, the contribution of Cash, to maintain Liquid Assets having a value of at least Ten Million Dollars ($10,000,000) in such escrow account until the expiration of such three (3) year period.

Section 9.04         Employee Matters.

(a)           At or immediately prior to Closing, the Sellers shall terminate the employment of those employees listed on Schedule 9.04(a)(i) other than the employees of RWD UK listed on Schedule 9.04(a)(ii) (the “UK Employees”) and Buyer or one of the Buyer Affiliates shall offer employment to commence at the Closing Date to one hundred percent (100%) of the employees listed on Schedule 9.04(a)(i) who are active at work as of the date of Closing and each such employee shall be deemed to have accepted employment with such Buyer or Buyer Affiliate effective upon the Closing Date.  Employment of UK Employees will transfer to Buyer as provided in accordance with applicable Law.  Buyer or one of the Buyer Affiliates shall offer employment to commence at the Closing Date to those employees listed on Schedule 9.04(a)(iii) on a case-by-case basis, provided that each such employee offered employment is active at work as of the date of Closing and each such employee shall be deemed to have accepted employment with such Buyer or Buyer Affiliate effective upon the Closing Date.  Buyer acknowledges and agrees that the determination of the employees listed on Schedule 9.04(a)(i)(iii) that will be offered employment shall be made as soon as practicable after the date hereof and shall be communicated in writing to Sellers no later than ten (10) days prior to closing..

(b)           The Sellers agree to provide WARN, COBRA and HIPAA notices to all individuals to the extent required by Law with respect to events occurring on or before Closing, and to provide COBRA continuation coverage to all “M&A qualified beneficiaries” in connection with the transactions contemplated by this Agreement, as described in applicable COBRA regulations, which responsibility is fully allocated to Sellers pursuant to Treasury Regulations Section 54.4980B-9, Q&A 7 and shall at no time become a responsibility of Buyers or any Buyer Affiliate.

(c)           All employees hired pursuant to this Section 9.04 except for the employees set forth on Schedule 9.04(c) and UK Employees (the “Hired Employees”) shall be employees at will, and nothing expressed or implied in this Agreement will obligate the Buyers or their Affiliates, successors or assigns to provide continued employment to any such Hired Employee for any specified period of time following the Closing Date.  After the Closing Date, the Buyers and their Affiliates will be the sole judge of the number, identity and qualifications of the employees necessary for the conduct of its Business and reserve the right to take any personnel action they deem necessary or appropriate with respect to Hired Employees.

(d)           GP UK acknowledges that, pursuant to the TUPE Regulations, following the Closing, it will become the employer of the UK Employees.  The Contracts of employment of the UK Employees shall transfer automatically to GP UK and will have effect as if originally made between GP UK and the UK Employees.

(e)           All Liabilities in relation to salaries, wages and other emoluments, holiday entitlement and all contributions for which the Sellers or GP UK are liable at the Closing Date as an employer in respect of any UK Employee under any contractual or statutory obligation shall be borne by RWD UK in respect of any period prior to Closing and by GP UK in respect of any period after the Closing.

(f)            The Sellers shall indemnify the Buyers against any Liability which the Buyers incur to the extent it arises in connection with:

(i)            the termination of the employment of any of the UK Employees before the Closing Date save where such termination is as the result of a UK Employee objecting or opting out of the transfer of employer in anticipation of “measures” by the Buyers;

(ii)           anything done or omitted to be done by the Sellers, or any other event or occurrence, in respect of any of the UK Employees in either case at any time before the Closing Date; and

(iii)          any breach by the Sellers of Regulations 13 or 14 of the TUPE Regulations.

(g)           If, as a result of the transaction contemplated by this Agreement and the provisions of the TUPE Regulations, any contract of employment of any person working for the Sellers other than a UK Employee or the employees listed on Schedule 9.04(a)(i) is deemed or alleged to have been effected between such employee and the

Buyers, or any Liability regarding the employment of such an employee is deemed or alleged to have transferred to GP UK:

(i)            GP UK shall, within ten (10) Business Days of becoming aware of the application or alleged application of the TUPE Regulations to any such contract or Liability, notify the Sellers in writing that such contract or Liability is deemed or alleged to have transferred and give the Sellers an opportunity to offer alternative employment to any such relevant employee;

(ii)           GP UK may terminate any such relevant employee’s employment within ten (10) Business Days of notifying the Sellers under Section 9.04(g)(i) provided that notice has not been given by the Sellers of any alternative employment; and

(iii)          provided that GP UK has complied with its obligations under Section 9.04(g)(i), the Sellers shall indemnify the Buyers against any loss which the Buyers incur in connection with or arising out of:

1)             the termination of such employee’s employment in accordance with Section 9.04(g)(ii); and

2)             in relation to any such employee whose employment is terminated in accordance with Section 9.04(g)(ii), such employee’s employment from the Closing Date until the date of such termination, including the cost of remuneration (including any benefits, statutory deductions and holiday pay in respect of such period).

(h)           Subject to Section 9.04(g), GP UK shall indemnify the Sellers against any loss which the Sellers incur, whether on or after the Closing Date to the extent it arises, in connection with:

(i)            anything done or omitted to be done or proposed to be done or omitted to be done by the Buyers in relation to the employment of any of the UK Employees at any time on or after the Closing Date; and

(ii)           any failure by the Buyers to comply with TUPE Regulation 13(4) in relation to the UK Employees.

(i)            The Buyers shall provide to employees of the Sellers listed on Schedule 9.04(a)(i) who are active at work as of the Closing, other than the UK Employees, whose employment will transfer to Buyer as provided in accordance with applicable Law, and those employees of Sellers on Schedule 9.04(a)(iii), who are offered employment by Buyers, and in each case that accept or that are deemed to accept employment with the Buyers under Section 9.04(a) and thereby become Transferred Employees with base salary or wage level in effect immediately before Closing and employee benefits, not including bonus opportunity, that are substantially comparable in the aggregate to either those provided by the Sellers on the date hereof or those provided by the Buyers to similarly situated employees of the Buyers following Closing.  Such

Transferred Employees shall be eligible for bonus opportunities that are available to similarly situated employees of the Buyer following Closing.  Such benefits shall include, as of the Closing Date, eligibility for participation in group health, dental, vision and prescription drug plans of the Buyer for Transferred Employees and their covered dependents under the same terms as apply to similarly situated employees of Buyer. Such Transferred Employees shall receive credit for their service with the Sellers for purposes of determining eligibility for an employer contribution under the Buyer’s 401(k) savings plan and for vesting thereunder but not for purposes of calculating severance.  Buyer or a Buyer Affiliate will determine such a Transferred Employee’s rate of accruing future paid time off (“PTO”) under Buyer’s or a Buyer Affiliate’s PTO policy as if the service of such Transferred Employee with Sellers had been service with Buyer or a Buyer Affiliate. Upon becoming eligible under any employee benefit plan of the Buyers providing group health benefits following the Closing Date, the Buyers shall use commercially reasonable efforts to recognize, or cause to be recognized, the dollar amount of all deductibles and expenses which count towards any annual “out of pocket” limit incurred by each such Transferred Employee and his or her beneficiaries under the analogous Employee Benefit Plan of the Sellers during the calendar year in which the Closing Date occurs for purposes of satisfying such year’s deductible and annual “out of pocket” limit under the relevant Buyer plan (provided that the Transferred Employees and/or Sellers provide Buyer with documentation to the reasonable satisfaction of Buyer of the payment of such deductible and out-of-pocket expenses), except with respect to Buyer’s high deductible health plan.  Buyers shall waive, or cause to be waived, any pre-existing condition limitations or exclusions (to the extent required by applicable law), and shall use commercially reasonable efforts to waive, or cause to be waived, actively-at-work requirements and waiting periods under any such Buyer plans, except to the extent that such actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Employee Benefit Plan of the Sellers immediately prior to the Closing Date.  Nothing contained in this Section 9.04(i) (but subject to any other express provisions of this Agreement) shall preclude the Buyers from terminating, in their sole discretion, the employment of any such Transferred Employee, or from amending or terminating any Buyer plan at any time after the Closing Date or be treated as an amendment of any particular employee benefit plan, give any third party any right to enforce the provisions of this Section 9.04, or obligate Buyer or any Buyer Affiliate to maintain any particular employee benefit plan.

(j)            The Closing Date shall be the last day of a semi-monthly payroll period of the Sellers.  With respect to the Transferred Employees, the Sellers shall pay, in accordance with Sellers’normal payroll practices, to Transferred Employees the gross payroll for amounts accrued on or prior to the Closing Date, and the Buyers shall reimburse the Sellers within ten (10) days thereafter for such gross payroll.

Section 9.05         Further Assurances.

(a)           At any time and from time to time after the Closing, at the reasonable request of the Buyers and without further consideration, the Sellers, RWD Canada and RWD Colombia shall (and the Equity Owners shall cause the Sellers to) and the Equity Owners shall execute and deliver such confirmatory instruments of sale, transfer, conveyance, assignment and confirmation, and take such other reasonable action, as the Buyers may reasonably request to more effectively transfer, convey and assign to the Buyers, and to confirm the Buyers’ title to and interest in, all of the Acquired Assets, to put the Buyers in actual possession and operating control thereof, to assist the Buyers in exercising all rights with respect thereto or under this Agreement and to carry out the purposes and intent of this Agreement.

(b)           At any time and from time to time after the Closing, at the reasonable request of the Sellers, the Buyers shall take such commercially reasonable action requested by the Sellers in order to effect the transactions contemplated by this Agreement, including, without limitation, delivery of the revised, final Estimated Balance Sheet by the Company to GP US required by Section 3.01.

Section 9.06         Non-Competition and Non-Solicitation.

(a)           The Equity Owners and the Sellers and RWD Canada recognize that they have been instrumental in the success of the Business as well as having had access to, acquiring and assisting in developing confidential and proprietary information relating to the Sellers, RWD Canada and RWD Colombia, all of which are critical to the Business. This includes information with respect to the Sellers’, RWD Canada’s or RWD Colombia’s services, suppliers, pricing, cost and financial information and sales and marketing methods.  Each of the Equity Owners and the Sellers and RWD Canada acknowledge that such information is and will continue to be of significant value to the Buyers and that any use other than by the Buyers in operating the Business after the Closing could cause substantial loss to the Buyers and thereby to the investment the Buyers are making in the Business.

(b)           Each of the Equity Owners and the Sellers and RWD Canada accordingly agrees that, without the express prior written consent of the Buyers, for a period of five (5) years after the Closing Date, anywhere within the United States, Canada, the United Kingdom, Colombia and Venezuela:

(i)            Except as contemplated or permitted by this Agreement, such Person will not directly or indirectly engage in, conduct, invest in or provide funding to any business which directly or indirectly competes or interferes with the Business or any business proposed on or before the Closing to be conducted by the Sellers, RWD Canada or RWD Colombia; provided, that nothing contained herein shall prohibit (i) the Equity Owners and the Sellers or RWD Canada from owning, directly or indirectly, up to five percent (5%) of the outstanding securities of any issuer which are traded on a national securities exchange or quoted on an automated system of quotation or (ii) the Sellers and RWD Canada from providing funding to the Excluded Subsidiaries for the purpose of winding up the business of the Excluded Subsidiaries.

(ii)           Such Person will not directly or indirectly interfere with, solicit, induce or accept for itself, or for anyone other than the Buyers, any of the present or past clients or customers or employees of the Business.

(iii)          Such Person will not interfere with, attempt to interfere with or disparage the RWD Colombia’s or the Buyers’ relationship with any vendor, employee, contractor, supplier or consultant (or the terms relating to such relationships) of the Business.

(c)           Each of the Equity Owners and the Sellers and RWD Canada acknowledge that (i) the Business is national and international in scope; (ii) the Sellers’ and RWD Canada’s services are marketed throughout the United States, Canada and the United Kingdom and RWD Colombia’s services are marketed throughout Colombia and Venezuela; (iii) the Business competes with other businesses that are or could be located in any part of the United States, Canada or the United Kingdom; (iv) the Buyer has required that Sellers and RWD Canada make the covenants set forth in this Section 9.06 as a condition to the Buyers’ purchase of the Acquired Assets; (v) the provisions of this Section 9.06 are reasonable and necessary to protect and preserve the Buyers’ interests in and right to the ownership and operation of the Business after the Closing; and (vi) the Buyers would be irreparably damaged if the Sellers or RWD Canada were to breach the covenants set forth in this Section 9.06.

Section 9.07         Access.

(a)           The Sellers and RWD Canada shall provide Transferred Employees with existing privileges and access and shall provide any Information Technology or Information Systems employees of GP US with reasonable access to the Sellers’ and RWD Canada’s systems (whether internally or externally facing) for ninety (90) days after Closing for the purpose of running the Business and transitioning information related to the Acquired Assets to the Buyers.  Any additions or removal of privileges or access will be handled on a case by case basis by mutual agreement of the Company and GP US.  During such ninety (90) day period, the Company shall maintain Sellers’ and RWD Canada’s systems (whether internally or externally facing) at the same level of performance at which they were maintained prior to Closing.

(b)           Immediately after the Closing, the Sellers, RWD Canada and RWD Colombia shall provide the Buyers with complete access to all Books and Records.  As soon practicable after the Closing Date, but in no event later than one hundred twenty (120) calendar days thereafter, the Sellers shall deliver or cause to be delivered to the Buyers originals or copies, as applicable, of the Books and Records (and the Sellers shall be entitled to retain a copy of such Books and Records), except that, subject to the Buyers’ right to have reasonable access, the Sellers shall retain and not transfer to the Buyers the Books and Records relating to personnel and payroll that the Sellers are prohibited by Law from transferring to the Buyers.  The Sellers hereby acknowledge and agree that they shall not use any Books and Records for which they retain copies in a manner competitive with the Business or in violation of Section 9.06 hereof.

(c)           For a period of five (5) years after the Closing, upon reasonable notice, the Buyers, on one hand, and the Sellers and RWD Canada, on the other hand, shall provide or cause to be provided to the other access to and permission to copy, at the requesting party’s expense, during normal business hours, records relating to the period prior to Closing and access to employees to the extent reasonably requested by the other party in connection with financial reporting matters, audits, legal proceedings, employee benefit claims, governmental investigations and other reasonable business purposes related to the fact of their ownership or former ownership of the Business; provided, however, that nothing herein (i) will obligate a party to take actions that would unreasonably disrupt the normal course of its business or grant access to any of its proprietary, confidential or classified information which does not relate to the Business or the Acquired Assets, nor (ii) prevent a party from liquidating, striking off or otherwise closing any entity (whether or not the entity is a party to this Agreement).  Notwithstanding anything herein to the contrary, this Section 9.07 shall not allow a party to obtain access or copy information in connection with an Action or other dispute.

(d)           The Sellers and RWD Canada shall cooperate (and cause their Representatives to cooperate) with, and provide reasonable support to, GP US and its Affiliates and Representatives to enable Buyer to timely file on a Current Report on Form 8-K and include therein the pro forma financial information required pursuant to Article 11 of Regulation S-X (17 CFR 210).  Such cooperation and support shall include reasonable assistance with respect to the review of the historical accounts, assets, liabilities and revenues necessary to prepare the pro forma financial statements of the Business to be filed with the Securities and Exchange Commission.

Section 9.08         Bank Accounts.

(a)           If the Company is unable to obtain for the Buyers “read only” access to the bank account of the Company set forth on Schedule 8.13 prior to the Closing Date as contemplated in Section 8.13, the Company shall provide to the Buyers the activity reports received by the Company (which activity reports shall, at a minimum, contain the amounts of any payments received and the invoices and names of payors to which such payments relate) on the same Business Day that such reports are available to the Company.  If applicable, the obligations set forth in this Section 9.08(a) shall terminate on the earlier of (i) December 31, 2012 or (ii) the Business Day after the Buyers provide written notice to the Company that such reports are no longer necessary.

(b)           As soon as practicable, but in no event more than two (2) Business Days following payment into an account of the Company or receipt by the Company of any amount in respect of an Account Receivable of GP US, the Company shall deliver such amount to GP US via wire transfer of immediately available funds.

(c)           Neither the Company nor any of its Affiliates shall take any action to (i) redirect payments from any customer of the Business to any bank account other than an account specified by the Buyers, or (ii) terminate, cancel or close the bank account of the Company set forth on Schedule 8.13 prior to the earlier of (i) December 31, 2012 or (ii) the date that the Buyers provide written consent to the Company that such action is permissible.  At such time as the Company no longer desires to maintain the bank account of the Company set forth on Schedule 8.13, the Company shall notify GP US and, upon GP US’s election, assign such bank account to GP US.

(d)           The parties shall use commercially reasonable efforts to cooperate with one another in identifying the account receivable to which a payment relates.

Section 9.09         Telephone Numbers.

The Company shall use commercially reasonable efforts to transfer or assign to GP US, as soon as practicable following Closing, the entire block of telephone numbers used by the Company, and GP US shall then use commercially reasonable efforts to transfer or assign to RWD US any of such telephone numbers requested by the Company to the extent such numbers are not used in the Business.

Section 9.10         Survival.

The provisions of this Article 9 shall survive the Closing.

ARTICLE X.
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLERS AND THE EQUITY OWNERS

The obligations of the Sellers, RWD Canada and RWD Colombia and the Equity Owners with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of each of the conditions set forth in this Article X.

Section 10.01       Representations and Warranties.

All representations and warranties of the Buyers contained in this Agreement and in any Transaction Document shall be true and correct in all material respects, at and as of the date of this Agreement and the Closing Date with the same effect as if made at and as of such date (except for those representations and warranties which are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects at and as of the date of this Agreement and the Closing Date with the same effect as if made at and as of such date and those representations and warranties made only as of a specified date, which representations and warranties shall be true and correct as of such date).  The Buyers shall deliver to the Sellers and the Equity Owners a certificate to the foregoing effect dated the Closing Date and signed by an officer of each Buyer.

Section 10.02       Performance of Obligations.

All of the terms, covenants and conditions of this Agreement to be complied with and performed by the Buyers on or before the Closing Date shall have been duly complied with and performed on or before the Closing Date; and a certificate from the Buyers to the foregoing effect dated the Closing Date and signed by an officer of each Buyer shall have been delivered to the Sellers and the Equity Owners.

Section 10.03       No Challenges to Transaction.

There shall be no effective Order issued by a court of competent jurisdiction or Governmental Authority to the effect that the transactions contemplated by this Agreement may not be consummated as herein provided, no Proceeding shall have been commenced by any Governmental Authority or other Person for the purpose of obtaining any such Order and no written notice shall have been received from any Governmental Authority indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby or by the Transaction Documents.

Section 10.04       Consents and Approvals.

All required consents required to be obtained or made by the Buyers from any third party and filings required to be obtained or made by the Buyers with any Governmental Authority or agency, relating to the consummation of the transactions contemplated by this Agreement shall have been obtained and made.

Section 10.05       Closing Deliveries.

The Buyers shall have delivered each of the documents specified in Section 4.02(c).

Section 10.06       License Agreement.

If the condition set forth in Section 11.14 hereof is not satisfied, then the license agreement contemplated by Section 9.01 shall be executed and delivered by the Buyers, the Sellers and RWD UK.

ARTICLE XI.
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER

The obligations of the Buyers with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the conditions set forth in this Article XI.

Section 11.01       Representations and Warranties.

All representations and warranties of the Sellers, RWD Canada, RWD Colombia and the Equity Owners contained in this Agreement and in any Transaction Document shall be true and correct in all material respects, at and as of the date of this Agreement and the Closing Date with the same effect as if made at and as of each such date (except for those representations and warranties which are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects at and as of the date of this Agreement and the Closing Date with the same effect as if made at and as of each such date and those representations and warranties made only as of a specified date, which representations and warranties shall be true and correct as of such date).  Each of the Sellers, RWD Canada, RWD Colombia and the Equity Owners shall have delivered to the Buyers a certificate dated the Closing Date and, with respect to the Sellers, RWD Canada and RWD Colombia, signed by the Chief Executive Officer, President or Chief Financial Officer of each of the Sellers, RWD Canada and RWD Colombia, and with respect to the Equity Owners, signed by each of the Equity Owners, to such effect.

Section 11.02       Performance of Obligations.

All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Sellers, RWD Canada and RWD Colombia or the Equity Owners on or before the Closing Date shall have been duly complied with and performed on or before the Closing Date; and each of the Sellers, RWD Canada, RWD Colombia and the Equity Owners shall have each delivered to the Buyers a certificate dated the Closing Date and, with respect to the Sellers, RWD Canada and RWD Colombia signed by the Chief Executive Officer, President or Chief Financial Officer of each of the Sellers, RWD Canada and RWD Colombia, and with respect to the Equity Owners, signed by each of the Equity Owners, to such effect.

Section 11.03       No Challenges to Transaction.

There shall be no effective Order issued by a court of competent jurisdiction or Governmental Authority to the effect that the transactions contemplated by this Agreement may not be consummated as herein provided, no Proceeding shall have been commenced by any Governmental Authority or other Person for the purpose of obtaining any such Order and no written notice shall have been received from any Governmental Authority indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby or by the Transaction Documents.

Section 11.04       Officer’s Certificate; Good Standing Certificates.

The Buyers shall have received a certificate or certificates, dated the Closing Date and signed by the President and Secretary of each of the Sellers, RWD Canada and RWD Colombia, certifying the truth and correctness of attached copies of the articles or certificates of incorporation and bylaws, limited liability company agreement or other similar organizational documents of each of the Sellers, RWD Canada and RWD Colombia, the incumbency of officers and directors, and the resolutions of the Board of Directors and equity owners of each of the Sellers, RWD Canada and RWD Colombia approving the Sellers’, RWD Canada’s and RWD Colombia’s entering into this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby or thereby.  Each of the Sellers, RWD Canada and RWD Colombia shall have delivered to the Buyers certificates, dated as of a date no earlier than three (3) calendar days prior to the Closing Date, duly issued by the applicable Governmental Authority in the state, province, jurisdiction or country of incorporation or formation of each of the Sellers, RWD Canada and RWD Colombia and all other jurisdictions in which the conduct of such Sellers’, RWD Canada’s and RWD Colombia’s business or activities or its ownership of assets requires qualification under applicable Law, showing that the Sellers, RWD Canada and RWD Colombia are in good standing and authorized to do business in such jurisdiction, provided that the certificate to be provided in respect of RWD UK will not be required to show that it is authorized to do business in any such jurisdiction.

Section 11.05       No Material Adverse Change.

As of the Closing Date, there shall have been no Material Adverse Change.

Section 11.06       Consents and Approvals.

All Required Consents shall have been obtained and made.  The Buyers shall have received the approval of Wachovia Bank, National Association and the Board of Directors of GP Strategies Corporation with respect to the transactions contemplated by this Agreement.

Section 11.07       Closing Deliveries.

The Sellers and the Equity Owners shall have delivered each of the documents specified in Section 4.02(a) and (b), respectively.

Section 11.08       Satisfaction of Indebtedness.

The Sellers shall have paid and satisfied all Indebtedness relating to the Business or pursuant to which the Acquired Assets or the assets of RWD Colombia are bound and provided to the Buyers with reasonable evidence that the Sellers, RWD Canada and RWD Colombia have paid and satisfied all Indebtedness and that any Liens related thereto have been or upon Closing will be released and discharged.  Each of the Sellers, RWD Canada and RWD Colombia shall have each delivered to the Buyers a certificate dated the Closing Date and signed by the Chief Executive Officer, President or Chief Financial Officer of each of the Sellers, RWD Canada and RWD Colombia to such effect.

Section 11.09       Opinion of Counsel.

The Buyers shall have received the opinion of the Company’s counsel, dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyers, as to the matters set forth on Exhibit P, with such assumptions, qualifications and other changes as may be approved by the Buyers’ counsel.

Section 11.10       Continued Employment.

The Buyers shall have received copies of an acknowledgment in the form attached hereto as Exhibit J executed by eighty percent (80%) of the employees who are listed on Schedule 9.04(a)(i) and offered employment by Buyers in each of: (1) the Northeast and South regions of the Company; (2) West and Midwest regions of the Company; (3) the Company’s Rockwell Unit; (4) the Company’s Chrysler Unit; (5) the Company’s Energy Unit; (6) RWD Colombia; (7) the Company’s four (4) practice areas, taken as a whole; and (8) RWD UK; provided, however, if the condition set forth in Section 11.14 hereof is not satisfied, only an acknowledgement of Peter Floyd and two (2) of the three (3) employees related to RWD UK’s Lean consulting business shall be required.

Section 11.11       Customers.

GP US shall have satisfied itself, in its sole discretion, that the customers of the Sellers, RWD Canada and RWD Colombia set forth on Schedule 11.11 do not intend to cancel their Contracts with the Company or to modify the terms of any of their Contracts with the Company to materially reduce their purchase of products or services of the Company.

Section 11.12       RWD Colombia.

The Buyers shall be satisfied with the results of their due diligence evaluation of RWD Colombia.

Section 11.13       Pro Forma Financial Statements.

The Buyers’ auditor shall be satisfied that the financial information delivered pursuant to Section 4.02(a)(xxvii) by the Sellers, RWD Canada and RWD Colombia prior to the Closing shall enable Buyer to timely file on a Current Report on Form 8-K and include therein the pro forma financial information required pursuant to Article 11 of Regulation S-X (17 CFR 210).

Section 11.14       RWD UK.

The Buyers shall be satisfied with the results of their due diligence evaluation of RWD UK.

ARTICLE XII.
INDEMNIFICATION

Section 12.01       Survival.

(a)           Notwithstanding any other provision of this Agreement, after fifteen (15) months following the Closing Date, none of the Sellers, RWD Canada, RWD Colombia, the Equity Owners or the Buyers may commence any claim under Sections 12.02, 12.03, 12.04 or 12.05 for breach of any representation or warranty, or covenant under this Agreement or the Transaction Documents, except for claims for:

(i)            an Indemnified Party’s Liabilities resulting from an Indemnifying Party’s breach of the representations or warranties set forth in Sections 5.01 (Organization and Good Standing; Subsidiaries), 5.02 (Execution and Effect of Agreement) and 5.28 (No Brokers); Section 6.01 (Execution and Effect of Agreement) and 6.03 (No Brokers); and Section 7.01 (Organization and Good Standing) and 7.02 (Execution and Effect of Agreement), which claims shall, in each case, survive the Closing Date, without limitation, indefinitely;

(ii)           an Indemnified Party’s Liabilities resulting from (x) an Indemnifying Party’s breach of the representations or warranties set forth in Sections 5.07(b) (Tangible Personal Property; Title to Acquired Assets), 5.14 (Taxes), 5.16 (Environmental Matters) and 5.19 (Employee Benefit Plans; ERISA); or (y) an Indemnifying Party’s willful or intentional breaches of any pre-Closing covenants in this Agreement or the Transaction Documents; or (z) an Indemnified Party’s Liabilities resulting from an Indemnifying Party’s fraud or willful misconduct with respect to this Agreement or the Transaction Documents or criminal activities which claims (in the case of clauses (x), (y) and (z)) shall, in each case, survive the Closing Date, without limitation, until sixty (60) calendar days following the expiration of the applicable statutes of limitation; and

(iii)          an Indemnified Party’s Liabilities resulting from (x) the Excluded Liabilities, (y) the Employee Benefit Plans and Foreign Plans to the extent assumed by the Buyers as a result of applicable Law, or (z) noncompliance with bulk transfer, bulk sales or similar Laws, which claims shall, in each case, survive the Closing Date, without limitation, indefinitely.

(b)           Notwithstanding any other provision of this Agreement, the parties may commence a claim under Sections 12.02, 12.03, 12.04 or 12.05 for breaches of any post-Closing covenant under this Agreement or the Transaction Documents, which claims shall, in each case, survive the Closing Date, without limitation, (x) with respect to post-Closing covenants of a specified duration, until the earlier to occur of (i) fifteen (15) months after the expiration of such duration specified in such post-Closing covenant, or (ii) the expiration of the applicable statutes of limitation, and (y) with respect to post-Closing covenants without a specified duration, the expiration of the applicable statute of limitations.

(c)           Each period of survival of the representations, warranties and pre-Closing covenants, agreements, and obligations prescribed by Section 12.01(a) above and for the survival of the post-Closing covenants, agreements, and obligations prescribed in Section 12.01(b) is referred to as a “Survival Period.”  The Liabilities of the parties under the representations, warranties, covenants, agreements and obligations under this Agreement and the Transaction Documents will expire as of the expiration of the applicable Survival Period; provided, however, that the Indemnifying Party (as hereinafter defined) shall be required to indemnify the Indemnified Party (as hereinafter defined) with respect to any representation, warranty, covenant, agreement or obligation, the variance from or breach of which has been asserted by the Indemnified Party in a written notice to the Indemnifying Party before the expiration of such Survival Period.

Section 12.02       Obligations of the Sellers.

Subject to Section 12.06, as consideration for the commitment of the Buyers hereunder, from and after the Closing Date, the Sellers and RWD Canada, jointly and severally, will indemnify, defend and hold harmless the Buyers and their respective successors and assigns, and each of their Affiliates and Representatives and each other Person, if any, controlling such person (each a “Buyers Indemnified Person”) from and against all Damages as a result of, based upon or arising out of, directly or indirectly: (a) any inaccuracy in, or breach or nonperformance of, any of the representations, warranties, covenants or agreements made by the Sellers, RWD Canada and RWD Colombia or any of the equity owners in or pursuant to this Agreement (regardless of any notification pursuant to Section 8.05); (b) the ownership or operation of the Business and/or Acquired Assets by the Sellers, RWD Canada, RWD Colombia or the Equity Owners prior to the Closing Date; (c) any liability of RWD Colombia for Taxes (including without limitation any preparation expense associated therewith) imposed or accrued with respect to any Straddle Period (to the extent such Taxes are allocable to the portion of such period beginning before and ending on the Closing Date) or Taxes imposed or accrued on a periodic basis that are payable with respect to any Straddle Period (to the extent such Taxes are allocable to the portion of such period beginning before and ending on the Closing Date) or Pre-Closing Tax Period, including, but not limited to, the equity Tax established by Law 1370 of

2009 and Decree 1430 of 2010; (d) the Excluded Liabilities; (e) noncompliance with any bulk transfer, bulk sales, retail sales tax legislation with respect to a sale in bulk or similar Law; or (f) the matters disclosed on Schedules 5.08(e), 5.15, and 5.18(b); and (in each case) will reimburse any Buyers Indemnified Person for all reasonable expenses (including the reasonable fees of counsel) as they are incurred by any such Buyers Indemnified Person in connection with investigating, preparing or defending any such action or claim pending or threatened, whether or not such Buyers Indemnified Person is a party hereto; (g) Any Tax arising from administrative or judicial tax proceedings related with Pre-Closing fiscal periods as determined by a court of law.

Section 12.03       Obligation of the Equity Owners.

Subject to Section 12.06, as consideration for the commitment of the Buyers hereunder, from and after the Closing Date, each Equity Owner, jointly and severally, will indemnify, defend and hold harmless each Buyers Indemnified Person from and against all Damages as a result of, based upon or arising out of, directly or indirectly, any inaccuracy in, or breach or nonperformance of (a) any of the representations or warranties of Equity Owners set forth in Article VI hereof, (b) any of the post-closing covenants of any Equity Owner pursuant to Section 9.01, Section 9.03, Section 9.05 or Section 9.06 of this Agreement and (c) any fraudulent misrepresentation of any Seller, RWD Canada, RWD Colombia or any Equity Owner pursuant to this Agreement; and (in each case) will reimburse any Buyers Indemnified Person for all reasonable expenses (including the reasonable fees of counsel) as they are incurred by any such Buyers Indemnified Person in connection with investigating, preparing or defending any such action or claim pending or threatened, whether or not such Buyers Indemnified Person is a party hereto.

Section 12.04       Obligations of the Buyers.

As consideration for the commitment of the Sellers and RWD Canada hereunder, the Buyers agree to indemnify and hold harmless the Sellers and each of their respective Affiliates and Representatives and each other Person, if any, controlling the Sellers (each a “Sellers Indemnified Person”) from and against all Damages as a result of, based upon or arising out of, directly or indirectly: (a) any inaccuracy in, or breach or nonperformance of, any of the representations, warranties, covenants or agreements made by the Buyers in or pursuant to this Agreement (regardless of any notification pursuant to Section 8.05); (b) the Assumed Liabilities; or (c) any Liability (other than the Excluded Liabilities) arising out of the ownership or operation of the Acquired Assets after the Closing Date; and (in each case) will reimburse any Sellers Indemnified Person for all reasonable expenses (including the reasonable fees of counsel) as they are incurred by any such Sellers Indemnified Person in connection with investigating, preparing or defending any such action or claim pending or threatened, whether or not such Sellers Indemnified Person is a party hereto.

Section 12.05       Tax Refunds.

Any Tax refunds with respect to the Acquired Assets that are received by the Buyers, and any amounts credited against Taxes with respect to the Acquired Assets, that relate to any Pre-Closing Tax Periods, but not including any amounts of Canadian Transfer Taxes eligible on the actual transfer of the Acquired Assets, shall be for the account of the Sellers, and the Buyers shall pay over to the Sellers any such refund or the amount of any such credit within ten (10) days after receipt thereof or entitlement thereto, provided, however, that to the extent that any such refund or credit is included as a Current Asset for purposes of determining Final Working Capital, such refund or credit shall be retained by the Buyers and shall not be paid over to the Sellers in accordance with the foregoing.  Any Tax refunds or credits relating to a Straddle Period shall be apportioned between the Buyers and the Sellers on a pro rata basis based on the length of such period and when the Closing Date occurs therein.

Section 12.06       Procedure.

(a)           Each Buyers Indemnified Person, Sellers Indemnified Person and Equity Owner entitled to indemnification hereunder shall be referred to collectively herein as an “Indemnified Person.”  Any Indemnified Person seeking indemnification with respect to any actual or alleged Damage shall give notice to the Person from whom indemnification is sought (each, an “Indemnifying Person”) on or before the date specified in Section 12.01.  Failure to provide the specified notice, however, will not affect the Indemnified Person’s rights to indemnity hereunder from the Indemnifying Person, unless the Indemnifying Person can show prejudice resulting from such failure and then only to the extent of such prejudice.

(b)           Promptly after the receipt by either party of notice of any Damage asserted by any third party against any Indemnified Person (collectively, an “Action”), which Action is subject to indemnification under this Agreement (such party the “Indemnified Party”) will give reasonable written notice to the party from whom indemnification is claimed (the “Indemnifying Party”), including copies of any notices or other materials received in connection with such claim for indemnification; provided, however, that any failure of an Indemnified Party to give timely notice pursuant to this Section 12.06(b) shall not preclude a claim by the Indemnified Party for indemnification hereunder, but shall give rise to a claim by the Indemnifying Party against the Indemnified for direct damages incurred by the Indemnifying Party as a result of such failure.  The Indemnified Party will be entitled, at the sole cost and expense of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any Action unless (i) the Indemnifying Party, within a reasonable time (but not more than twenty (20) Business Days) after the giving of such notice by the Indemnified Party, (A) notifies the Indemnified Party in writing of the Indemnifying Party’s intention to assume such defense, (B) consults with the Indemnified Party with respect to the handling of such Action and retains legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action, and (C) provides the Indemnified Party with evidence to the Indemnified Party’s reasonable satisfaction that the Indemnifying Party is and will be able to satisfy any Damages in respect of such Action, and (ii) the defense of such Action can be transferred to new counsel without impeding the defense of such Action.  Notwithstanding anything herein to the contrary, the Indemnifying Party shall not be entitled to control any Action (x) to which the Indemnifying Party is also a party if the Indemnified Party determines that a conflict exists as a result of the Indemnifying Party’s control of such Action, (y) in which criminal liability would be imposed against the Indemnified Party, or (z) to which the Indemnified Party believes that such Action is material to, or would reasonably be expected to have a material adverse effect on, the

Business.  The other party will cooperate with the party assuming the defense, compromise or settlement of any Action in accordance with this Agreement in any manner that such party reasonably may request.  If the Indemnifying Party assumes the defense of any Action, as provided above, it will do so diligently and in good faith and the Indemnified Party will have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement of the Action, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless (x) the Indemnifying Party has agreed to pay such fees and expenses or (y) the Indemnified Party has been advised by its counsel that there may be one or more defenses available to it that are different from or additional to those available to the Indemnifying Party, and in any such case that portion of the fees and expenses of such separate counsel that are reasonably related to such different or additional matters covered by the indemnity provided in this Article XII will be paid by the Indemnifying Party.  No Indemnified Party will settle or compromise any such Action for which it is entitled to indemnification under this Agreement without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, unless the Indemnifying Party has failed, after reasonable notice, to undertake control of such Action in the manner provided in this Section 12.06(b).  No Indemnifying Party will settle or compromise any such Action without the prior written consent of the Indemnified Party unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not otherwise impose any other Liability, injunction or equitable relief on the Indemnified Party or have an adverse impact on the Buyers or the Liability of the Buyers.

(c)           Promptly after the discovery by the Indemnified Party of specific facts that are not covered by Section 12.06(b) and which the Indemnified Party reasonably believes will give rise to a claim for indemnification hereunder (whether for breach of a representation or warranty or otherwise) from the Indemnifying Party, the Indemnified Party shall give reasonable written notice to the Indemnifying Party; provided that any failure by the Indemnified Party timely to give notice pursuant to this Section 12.06(c) shall not preclude a claim by the Indemnified Party for indemnification hereunder, but shall give rise to a claim by the Indemnifying Party against the Indemnified for direct damages directly incurred by the Indemnifying Party as a result of such failure.

Section 12.07       Limitations.

The indemnification obligations pursuant to Section 12.02 shall become operative only after the aggregate amount of Damages of the Buyers Indemnified Parties (collectively, “Buyers Damages”) exceeds Two Hundred Thousand Dollars ($200,000) (the “Deductible”), at which point the Sellers and RWD Canada shall become liable under this Article XII to the extent that the Buyers Damages exceed the Deductible (except that Buyers Damages as to which the Deductible is inapplicable as provided below shall be subject to indemnification immediately).  The obligation of the Sellers and RWD Canada for Buyers Damages pursuant to Section 12.02 shall not exceed Three Million Dollars ($3,000,000) (the “Cap”); provided, however, that notwithstanding anything herein to the contrary, the Deductible and the Cap shall not apply to any claim relating to Buyers Damages resulting from (i) the fraud or willful misconduct or criminal activities of the Sellers, RWD Canada, RWD Colombia or the Equity Owners, (ii) a breach by the Sellers, RWD Canada, RWD Colombia or the Equity Owners of any representations and warranties set forth in Sections 5.01 (Organization and Good Standing; Subsidiaries), 5.02 (Execution and Effect of Agreement), 5.07(b) (Tangible Personal Property; Title to Acquired Assets), 5.14 (Taxes), 5.16 (Environmental Matters), 5.19 (Employee Benefit Plans; ERISA) and 5.28 (No Brokers); (iii) any intentional breaches by the Sellers, RWD Canada, RWD Colombia or the Equity Owners of any pre-Closing covenants pursuant to Article VIII; (iv) any intentional breaches by the Sellers, RWD Canada, RWD Colombia or the Equity Owners of any post-Closing covenants pursuant to Article IX; (v) indemnification pursuant to Section 12.05 (Tax Indemnification); (vi) the Excluded Liabilities, (vii) claims related to the Employee Benefit Plans and Foreign Plans to the extent assumed by the Buyers as a result of applicable Law, (viii) any Updated Disclosure, or (ix) noncompliance with any bulk transfer, bulk sales or similar Law.  Any liability for indemnification under this Article XII will be determined without duplication of recovery because a state of facts giving rise to the Damages constitutes a breach of more than one representation, warranty, covenant or agreement hereunder.  Buyers’ post-closing indemnification rights under this Agreement will not be limited or otherwise affected by any knowledge obtained by any Buyer, at any time before the closing, with respect to any inaccuracy in any of Sellers’, RWD Canada’s, RWD Colombia’s or any Equity Owners’ representations and warranties.

Section 12.08       Satisfaction of Buyers Damages.

Payment of any Buyers Damages shall be made: (a) first, from the General Escrow Amount in accordance with the terms of the General Escrow Agreement to the extent necessary to satisfy, in whole or in part, the amount of such Buyers Damages; and (b) second, if the General Escrow Amount is insufficient to satisfy the remaining amount of such Buyers Damages, then by the Sellers and RWD Canada.  In the event Buyer Damages are as a result of, based upon or arising out of, directly or indirectly, any inaccuracy in, or breach or nonperformance of (a) any of the representations or warranties of Equity Owners set forth in Article VI hereof, (b) any of the post-closing covenants of any Equity Owner pursuant to Section 9.01, Section 9.03, Section 9.05 or Section 9.06 of this Agreement or (c) any fraudulent misrepresentation of any Seller, RWD Canada, RWD Colombia or any Equity Owner pursuant to this Agreement, after application of all payments from the General Escrow, the Sellers and RWD Canada, then payment shall be made by the Equity Owners.

Section 12.09       Additional Limitations of Liability.

Notwithstanding anything in this Agreement to the contrary:

(a)           any Indemnified Person that becomes aware of Damages for which it seeks indemnification under this Article XII shall be required to use commercially reasonable efforts to mitigate the Damages;

(b)           the Sellers shall have no liability for any Damages to the extent such Damages arise solely from any act or omission by Buyer and/or its Affiliates after the Closing; and

(c)           any indemnity payment under this Article XII shall be as an adjustment to the Purchase Price for all purposes (including, without limitation, Tax and financial accounting purposes) unless otherwise required by Law.

Section 12.10       Exclusive Remedy.

Other than with respect to post-Closing covenants, agreements, and obligations of the parties or fraud or intentional misrepresentation, the parties hereto acknowledge and agree that the foregoing indemnification provisions in this Article XII shall be the exclusive remedy for any breach of this Agreement and any claims with respect to the transactions contemplated hereby.

Section 12.11       Remedies.

Each party hereto acknowledges that irreparable damage would result if this Agreement is not specifically enforced.  Therefore, the rights and obligations of the parties under the Agreement, including their respective rights and obligations to sell and purchase the Acquired Assets and comply with the covenants set forth in this Agreement, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Each party hereto agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement relating to the Closing and hereby agrees to waive the defense that a remedy at law would be adequate in any action for specific performance or injunctive relief hereunder.  Each party hereto agrees to waive any rights to require the other party hereto to prove actual damages or post a bond or other security as a condition to the granting of any equitable relief under this Section 12.11.

ARTICLE XIII.
TERMINATION

Section 13.01       Termination.

This Agreement may be terminated at any time prior to the Closing upon the occurrence of any of the following:

(a)           by mutual written consent of the Buyers and the Sellers;

(b)           by the Sellers or the Equity Owners, on the one hand, or by the Buyers, on the other hand, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by April 30, 2011; provided, that the party seeking to terminate this Agreement shall not be entitled to terminate this Agreement pursuant to this Section 13.01(b) if such party is then in material breach or default of any of its respective representations, warranties, covenants, agreements or other obligations contained in this Agreement;

(c)           by the Buyers, if any of the Sellers, RWD Canada, RWD Colombia or the Equity Owners are in material breach or default of any of their respective representations, warranties, covenants, agreements or other obligations herein, which breach or default, if curable, remains uncured for a period of thirty (30) days after the

Sellers’, RWD Canada’s, RWD Colombia’s or the applicable Equity Owner’s receipt of written notice of such breach or default, as the case may be; provided, that the Buyers shall not be entitled to terminate this Agreement pursuant to this Section 13.01(c) if the Buyers are then in material breach or default of any of its respective representations, warranties, covenants, agreements or other obligations contained in this Agreement;

(d)           by the Sellers, if any of the Buyers is in material breach or default of any of its covenants, agreements or other obligations herein, which breach or default, if curable, remains uncured for a period of thirty (30) days after Buyers’ receipt of written notice of such breach or default; provided, that the Sellers shall not be entitled to terminate this Agreement pursuant to this Section 13.01(d) if any of the Sellers or Equity Owners are then in material breach or default of any of their respective representations, warranties, covenants, agreements or other obligations contained in this Agreement; or

(e)           by the Buyers, on the one hand, or the Sellers or the Equity Owners, on the other hand, if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or if any final, non-appealable Order enjoining the Buyers, on the one hand, or the Sellers, RWD Canada, RWD Colombia or the Equity Owners, on the other hand, from consummating the transactions contemplated by this Agreement is entered.

Section 13.02       Consequences of Termination.

In the event that this Agreement shall be terminated pursuant to this Article XIII, (a) each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby or by the Transaction Documents, whether so obtained before or after the execution hereof, to the party furnishing the same, and (b) all further obligations of the parties under this Agreement shall terminate without further liability of any party to any other party, except for fraud or intentional or willful breaches of this Agreement occurring prior to termination; provided, however, that the provisions of this Section 13.02 and Article XIV shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE XIV.
GENERAL PROVISIONS

Section 14.01       Cooperation.

The Sellers, RWD Canada, RWD Colombia, the Equity Owners and the Buyers shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments, documents and agreements as the other may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement.

Section 14.02       Confidentiality.

(a)           The Buyers shall keep non-public information regarding the Sellers and the Equity Owners confidential until the Closing Date and will only use such information in connection with the transactions contemplated by this Agreement and the

Transaction Documents and not disclose any of such information other than (i) to the Buyers’ Representatives who are involved with the transactions contemplated by this Agreement and the Transaction Documents, (ii) to the extent such information presently is or hereafter becomes available, on a non confidential basis, from a source other than the Sellers, the Equity Owners or any of their respective Representatives, and (iii) to the extent disclosure is permitted or required by Section 8.08 hereof or required by Law, legal process, or Order by any Governmental Authority.

(b)           The Sellers, RWD Canada and the Equity Owners shall keep non-public information regarding the Buyers, the Acquired Assets or the business related to the Acquired Assets, confidential and will only use such information in connection with the transactions contemplated by this Agreement and the Transaction Documents and not disclose any of such information other than (i) to the Sellers’, RWD Canada’s or the Equity Owners’ respective Representatives who are involved with the transactions contemplated by this Agreement and the Transaction Documents, (ii) to the extent such information presently is or hereafter becomes available, on a non confidential basis, from a source other than the Buyers or any of their respective Representatives and (iii) to the extent disclosure is required by Law, legal process or Order by any Governmental Authority.

(c)           Prior to any disclosure required by Law, legal process or Order, the Buyers, on the one hand, or the Sellers, RWD Canada, RWD Colombia or the Equity Owners, on the other, as the case may be, shall advise the other of such requirement so that it may seek a protective order or similar relief.

(d)           The Sellers, RWD Canada, RWD Colombia and the Equity Owners recognize and acknowledge that they have in the past, currently have, and in the future may have, access to certain confidential information of the Sellers, RWD Canada, RWD Colombia the Equity Owners and/or the Buyers, such as operational policies, and pricing and cost policies that are valuable, special and unique assets of the Sellers’, RWD Canada’s, RWD Colombia’s, the Equity Owners’ and/or the Buyers’ respective businesses.  Each of the Sellers, RWD Canada, RWD Colombia and the Equity Owners agrees that it will not disclose such confidential information to any Person for any purpose or reason whatsoever, except (i) to authorized Representatives of the Sellers, RWD Canada and RWD Colombia or the Equity Owners who need to know information in connection with the transactions contemplated hereby or by the Transaction Documents and (ii) to counsel and other advisors of the Sellers, RWD Canada and RWD Colombia or the Equity Owners, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 14.02, unless (A) such information becomes known to the public generally through no fault of the Sellers, RWD Canada, RWD Colombia or the Equity Owners, or (B) disclosure is required by Law, legal process or Order, provided, that prior to disclosing any information pursuant to this clause (B), the Sellers, RWD Canada, RWD Colombia or the Equity Owners shall give prior written notice thereof to the Buyers and provide the Buyers with the opportunity to contest such disclosure.  In the event of a breach or threatened breach of the provisions of this Section 14.02, the Buyers shall be entitled to an injunction restraining the Sellers, RWD Canada, RWD Colombia and the Equity Owners from disclosing, in whole or in part, such confidential information.  Nothing herein shall be construed as prohibiting the Buyers from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

(e)           Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in this Section 14.02, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against the other parties by any equitable remedies, including injunctions and specific performance, and restraining orders without the necessity of proving actual damages or posting a bond or other security.

(f)            The obligations of the parties under this Section 14.02 shall survive the termination of, or Closing under, this Agreement for a period of five (5) years.

(g)           Upon the Closing, any prior confidentiality or non-disclosure agreement between the parties with respect to the transactions contemplated by this Agreement will terminate.

Section 14.03       Expenses.

Except as otherwise specifically provided in this Agreement, the parties shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby or by the Transaction Documents, including all fees and expenses of their respective Representatives.

Section 14.04       Amendments and Waivers.

(a)           Any party hereto may (i) extend the time for the performance of any of the obligations or other actions of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (iii) subject to the requirements of applicable Laws, waive compliance with any of the covenants, agreements or conditions of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement.  Any such extension or waiver will only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

(b)           No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.  All rights and remedies of any party described in this Agreement are cumulative of each other and of every right or remedy such party may otherwise have.

Section 14.05       Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors, heirs, executors and assigns; provided, however, that this Agreement and all rights and obligations hereunder may not be assigned or transferred without the prior written consent of the other parties hereto, except that the Buyers may assign its rights hereunder to an Affiliate that is a wholly-owned subsidiary of Buyers.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto or their respective legal representatives, successors, heirs, executors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 14.06       No Third Party Beneficiaries.

The rights created by this Agreement are solely for the benefit of the parties hereto and the respective successors or permitted assigns, and no other Person shall have or be construed to have any legal or equity right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained; provided, however, that the provisions of Article XII above concerning indemnification are intended for the benefit and burden of the parties specified therein, and their respective legal representatives, successors, heirs, executors and assigns.

Section 14.07       Choice of Law; Venue.

(a)           This Agreement shall be governed by and construed under and the rights of the parties determined in accordance with the Laws of the State of Delaware (without reference to the choice of Law provisions of the State of Delaware).

(b)           Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party’s address set forth herein, or by any other method provided or permitted under the Laws of the State of Delaware.

(c)           To the extent that a party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations pursuant to this Agreement.

(d)           Each party hereby irrevocably submits to the jurisdiction of any federal located in the State of Delaware (and any appellate court therefrom) over any action or proceeding arising out of or relating to this Agreement.  Each party hereby irrevocably and unconditionally waives and agrees not to plead, to the fullest extent provided by Law, any objection it may have to venue and the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts.

Section 14.08       Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 14.09       Notices.

Unless otherwise provided in this Agreement, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earlier of (a) personal delivery to the party to be notified or (b) the next Business Day after dispatch via nationally recognized overnight courier, all addressed to the party to be notified at the address indicated for such party below, or at such other address as such party may designate by ten (10) Business Days’ advance written notice to the other parties.  Notices should be provided in accordance with this Section 14.09 at the following addresses:

If to the Buyers: General Physics Corporation 6095 Marshalee Drive, Suite 300 Elkridge, Maryland 21075 Attention: Kenneth L. Crawford, Esq. Fax: (410) 540-5302 Email: kcrawford@gpworldwide.com	With a copy to: DLA Piper LLP (US) The Marbury Building 6225 Smith Avenue Baltimore, Maryland 21209 Attention: Kelly Tubman Hardy, Esq. Fax: (410) 580-3169 Email: kelly.hardy@dlapiper.com

If to the Sellers, RWD Canada or RWD
Colombia, to:

RWD Technologies, LLC

5521 Research Park Drive

Baltimore, Maryland 21228

Attention: Laurens MacLure, Jr., CEO

Fax: (410) 869-3002

Email: mmaclure@rwd.com

With a copy to: Venable LLP 750 East Pratt Street Baltimore, Maryland 21202 Attention: Charles J. Morton, Jr., Esq. Fax: (410) 244-7742 Email: cjmorton@venable.com

If to the Equity Owners, to the address set forth for such Equity Owner on the signature page hereto.

Section 14.10       Severability.

If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable, such provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement.  In either case, the balance of this Agreement shall be interpreted as if such provision were so modified or excluded, as the case may be, and shall be enforceable in accordance with its terms.  The parties agree that the court or arbitrator making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 14.11       Entire Agreement.

This Agreement, together with the exhibits and schedules hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

Section 14.12       Construction.

(a)           The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any provision of this Agreement.

(b)           When reference is made in this Agreement to a “Section” or “subsection”, such reference shall be to a Section or subsection of this Agreement unless otherwise indicated.  Whenever the words “herein”, “hereof”, “hereto” or “hereunder” are used in this Agreement, they will be deemed to refer to this Agreement as a whole and not to any specific Section of this Agreement.  The words “including,” “include” and “includes” are not exclusive and shall be deemed to be followed by the words “without limitation”

Section 14.13       Titles and Subtitles.

The table of contents and titles and subtitles contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 14.14       Time.

Time is of the essence with respect to this Agreement.

Section 14.15       Counterparts; Facsimile or Electronic Signatures.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures of a party to this Agreement or other documents executed in connection herewith that are sent to the other parties by facsimile transmission or electronic mail shall be binding as evidence of acceptance of the terms hereof or thereof by such signatory party.

[Remainder of this page intentionally left blank; signatures appear on the following page]

IN WITNESS WHEREOF, the parties have set their hands and seal to this Asset Purchase Agreement as of the date first above written.

SELLERS:

RWD TECHNOLOGIES, LLC

By: RWD Technologies Holdings, LLC,
Its General Manager

By:	/s/ Laurens MacLure, Jr.
Name: Laurens MacLure, Jr.
Title: General Manager

RWD TECHNOLOGIES UK LIMITED

By:	/s/ Laurens MacLure, Jr.
Name: Laurens MacLure, Jr.
Title: Director

RWD HOLDINGS LLC

By:	/s/ Laurens MacLure, Jr.
Name: Laurens MacLure, Jr.
Title: General Manager

RWD CANADA:

RWD TECHNOLOGIES CANADA, CO.

By:	/s/ Laurens MacLure, Jr.
Name: Laurens MacLure, Jr.
Title: Director

RWD COLOMBIA:

RWD TECHNOLOGIES DE COLOMBIA, LTDA.

By:	/s/ Laurens MacLure, Jr.
Name: Laurens MacLure, Jr.
Title: Director

EQUITY OWNERS:

/s/ Jane Brown
Jane Brown

STATE OF Maryland	)

Baltimore COUNTY	)

I, the undersigned Notary Public, in and for said County and State, hereby certify that Jane Brown, who has signed the foregoing Asset Purchase Agreement and is known to me (or satisfactorily proven to be such person), acknowledged before me on this day that, after having read and understood the Asset Purchase Agreement, she executed the same voluntarily.

Given under my hand this, the 8th day of March, 2011.

/s/ Jevonda U. Cagan
NOTARY PUBLIC

My Commission Expires: July 6, 2011

/s/ David Deutsch
David Deutsch.

STATE OF Massachusetts	)

Middlesex COUNTY	)

I, the undersigned Notary Public, in and for said County and State, hereby certify that David Deutsch, who has signed the foregoing Asset Purchase Agreement and is known to me (or satisfactorily proven to be such person), acknowledged before me on this day that, after having read and understood the Asset Purchase Agreement, he executed the same voluntarily.

Given under my hand this, the 8th day of March, 2011.

/s/ Janice L. Ingemi
NOTARY PUBLIC

My Commission Expires: November 18, 2016

BUYERS:

GENERAL PHYSICS CORPORATION

By:	/s/ Scott N. Greenberg
Name: Scott N. Greenberg
Title: Chief Executive Officer

GENERAL PHYSICS (UK) LTD.

By:	/s/ Scott N. Greenberg
Name: Scott N. Greenberg
Title: Director

By:	/s/ Kenneth L. Crawford
Name: Kenneth L. Crawford
Title: Secretary

EXHIBIT A

DEFINITIONS

“Accounts Receivable” has the meaning specified in Section 5.27 of this Agreement.

“Acquired Assets” has the meaning specified in Section 2.01 of this Agreement.

“Action” has the meaning specified in Section 12.06(b) of this Agreement.

“AECA” means Arms Export Control Act, as amended.

“Affiliate” as to a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the Person specified.

“Agreement” means this Agreement and the Schedules and Exhibits hereto, as the same may be amended from time to time.

“Ancile” means ANCILE Solutions, Inc., a Delaware corporation.

“Ancile Transaction” means the consummation by Ancile of RWD’s software products division pursuant to that certain Asset Purchase Agreement dated as of July 7, 2010 by and between Ancile and RWD Technologies, LLC.

“Article 5 of VAT” has the meaning specified in Section 2.09(b) of this Agreement.

“Assignment and Assumption Agreement — Assumed Contracts” has the meaning specified in Section 4.02(a) of this Agreement.

“Assignment and Assumption Agreement — Intellectual Property” has the meaning specified in Section 4.02(a) of this Agreement.

“Assignment and Assumption Agreement — Leases” has the meaning specified in Section 4.02(a) of this Agreement.

“Assumed Contracts” has the meaning specified in Section 2.01(e) of this Agreement.

“Assumed Liabilities” has the meaning specified in Section 2.03(a) of this Agreement.

“Backlog” means, with respect to any Contract as of a particular date, the funded amount of such Contract as of such date, less any revenue recognized by such Seller, RWD Canada or RWD Colombia with respect thereto as of such date.

“Bid” means any outstanding quotation, bid, proposal or grant application by any Seller, RWD Canada or RWD Colombia that relates to the Business and, if accepted or awarded, would lead to a Contract.

“Bill of Sale” has the meaning specified in Section 4.02(a) of this Agreement.

i

“Books and Records” has the meaning specified in Section 2.01(d) of this Agreement.

“Branch Offices” has the meaning specified in Section 2.02(e) of this Agreement.

“Business” means the business of providing human and operational performance improvement solutions comprising all of the business activities of the Sellers, RWD Canada and RWD Colombia; provided that if the condition set forth in Section 11.14 hereof is not satisfied, then, with respect to RWD UK only, the “Business” shall mean the Lean consulting business of RWD UK and the portion of Sellers’ Energy business carried out by UK personnel.

“Business Day” means any weekday on which commercial banks in New York City are open for business.  Any action, notice or right which is to be exercised or lapses on or by a given date which is not a Business Day may be taken, given or exercised, and shall not lapse, until the end of the next Business Day.

“Business Personnel” means all officers, directors, managers, employees, independent contractors and consultants of or to the Sellers or RWD Colombia employed or engaged in connection with the Business.

“Buyers” has the meaning specified in the first paragraph of this Agreement.

“Buyers Damages” has the meaning specified in Section 12.07 of this Agreement.

“Buyers Indemnified Person” has the meaning specified in Section 12.02 of this Agreement.

“Canadian Transfer Taxes” means the goods and services tax and harmonized sales tax eligible under Part IX of the Excise Tax Act (Canada) and the regulations made thereunder.

“Cap” has the meaning specified in Section 12.07 of this Agreement.

“Cash Consideration” has the meaning specified in Section 2.04(a) of this Agreement.

“Closing” has the meaning specified in Section 4.01 of this Agreement.

“Closing Date” has the meaning specified in Section 4.01 of this Agreement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning specified in the first paragraph of this Agreement.

“Contracts” has the meaning specified in Section 2.01(e) of this Agreement.

“Damages” means any loss, fine, penalty, judgment, award, claim, obligation, demand, damage, interest, Tax, cost, liability or expense incurred (including, without limitation,

reasonable attorneys’ fees or any other reasonable out-of-pocket expenses); provided, however, that “Damages” shall in no event include, and no party hereto or any other Person shall have any right to, under any contract, tort, strict liability, negligence, or other legal or equitable claim or theory, any punitive damages (except to the extent awarded to a third-party), whether or not such party or other Person was informed or was aware of the possibility of such loss or damage.

“Data Regulations” has the meaning specified in Section 5.13(q) of this Agreement.

“Deductible” has the meaning specified in Section 12.07 of this Agreement.

“Deutsch Policy” has the mean set forth in Section 2.02(g) of this Agreement.

“DFARS” has the meaning specified in Section 5.13(a) of this Agreement.

“EAR” means the Export Administration Regulations, as amended.

“Employee Benefit Plan” has the meaning specified in Section 5.19(a) of this Agreement.

“Employment Agreement” has the meaning specified in Section 4.02(a) of this Agreement.

“Enforceability Exceptions” has the meaning specified in Section 5.02 of this Agreement.

“Environmental Laws” means any statute, regulation, rule, code, common law, order or judgment of any applicable federal, state, local or foreign jurisdiction concerning protection or preservation of the environment, human health or natural resources, including statutes, regulations, rules, codes, common law, orders or judgments relating to (i) any discharges, releases or emissions to air, water (including surface water, ground water and wetlands), soil or sediment, (ii) the quality of any environmental medium, (iii) the generation, treatment, recycling, storage, disposal, transportation or other management of waste, (iv) the manufacture, distribution, disposal, or recycling of chemical substances and mixtures, (v) contamination or pollution of any environmental medium, or (vi) responsibility or Liability for environmental conditions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning specified in Section 5.19(c) of this Agreement.

“Equity Owner” has the meaning specified in first paragraph of this Agreement.

“Escrow Agent” means Manufacturers and Traders Trust Company.

“Estimated Balance Sheet” has the meaning set forth in Section 3.01 of this Agreement.

“Excess Amount” has the meaning specified in Section 3.05(a) of this Agreement.

“Excluded Assets” has the meaning specified in Section 2.02 of this Agreement.

“Excluded Liabilities” means any Liabilities whatsoever other than the Assumed Liabilities.

“Excluded Subsidiaries” means RWD Canada and all Subsidiaries, except RWD Colombia.

“FAR” has the meaning specified in Section 5.13(q) of this Agreement.

“Final Balance Sheet” has the meaning specified in Section 3.04(b) of this Agreement.

“Final Disclosure Schedules” has the meaning specified in Section 8.12(a) of this Agreement.

“Final Working Capital” has the meaning specified in Section 3.04(b) of this Agreement.

“Financial Statements” has the meaning specified in Section 5.04(a) of this Agreement.

“Foreign Plan” means (i) any employee benefit plan, program, policy, practice or other arrangement mandated by a Governmental Authority outside the United States for the benefit of any current or former employees, officers, directors, consultants, or independent contractors of any Seller, RWD Canada or RWD Colombia, (ii) any Employee Benefit Plan maintained or contributed to by any of the Sellers, RWD Canada or RWD Colombia that is subject to the laws of a country other than the United States, and (iii) any Employee Benefit Plan, Contract, or other compensatory arrangement that covers or has covered employees of any Seller, RWD Canada or RWD Colombia whose services are performed primarily outside of the United States.

“FSS” has the meaning specified in Section 5.13(n) of this Agreement.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“GFE” has the meaning specified in Section 5.13(l) of this Agreement

“GP UK” has the meaning specified in the first paragraph of this Agreement.

“GP US” has the meaning specified in the first paragraph of this Agreement.

“General Escrow Agreement” has the meaning set forth in Section 2.05(a) of this Agreement.

“General Escrow Amount” has the meaning set forth in Section 2.05(a) of this Agreement.

“Governmental Authority” means any government, any governmental or quasi-governmental entity or municipality or political or other subdivision thereof, department, commission, board, self-regulating authority, bureau, branch, authority, official, agency or instrumentality, and any court, tribunal, arbitrator or judicial body, in each case, whether federal, state, city, county, local, provincial, foreign or multi-national.

“Government Contract” means any Contract entered into by any Seller, RWD Canada or RWD Colombia with any Governmental Authority or with any prime contractor or upper-tier subcontractor relating to a Contract where any Governmental Authority is a party thereto.  The term “Government Contract” also includes any indefinite-delivery/indefinite-quantity (“IDIQ”) contract held by any Seller, RWD Canada or RWD Colombia (or performed under by any of those entities as a subcontractor), as well as any task orders or delivery orders under or Blanket Purchase Agreements (“BPAs”) related to any IDIQ contract held by any Seller, RWD Canada or RWD Colombia (or performed under by any of those entities as a subcontractor).

“Government Official” means any officer or employee of a Governmental Authority or of a public international organization, or any person acting in an official capacity for or on behalf of any such Governmental Authority or for or on behalf of any such public international organization.

“GSA” has the meaning specified in Section 5.13(n) of this Agreement

“HIPAA” means the Health Insurance Portability and Accountability Act, as amended.

“Hired Employees” has the meaning specified in Section 9.04(c) of this Agreement.

“Holdings” has the meaning specified in the first paragraph of this Agreement.

“IDIQ” means indefinite delivery, indefinite quantity.

“Indebtedness” means as to any Person, the principal amount of (plus any related accrued and unpaid interest, penalties, fees, prepayment premiums, breakage costs and other charges related thereto) of (i) all indebtedness for borrowed money or other interest-bearing indebtedness owed by such Person under any credit agreement or facility, or evidenced by any note, bond, debenture or other debt security or instrument made or issued by such Person, (ii) all letters of credit, performance bonds or bankers acceptances, (iii) indebtedness of any Person of the types described in clause (i) guaranteed, directly or indirectly, in any manner by such Person, (iv) all indebtedness for the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise, (v) all indebtedness secured by a security interest, pledge or mortgage on such Person’s assets, (vi) all capitalized lease obligations, synthetic lease obligations and sale leaseback obligations, whether secured or unsecured, and (vii) all obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions, and, as to the Sellers, RWD Canada or RWD Colombia, shall also include all bonuses payable to employees upon consummation of the transactions contemplated hereby to the extent not paid prior to Closing.

“Indemnified Party” has the meaning specified in Section 12.06(b) of this Agreement.

“Indemnified Person” has the meaning specified in Section 12.06(a) of this Agreement.

“Indemnifying Party” has the meaning specified in Section 12.06(b) of this Agreement.

v

“Indemnifying Person” has the meaning specified in Section 12.06(a) of this Agreement.

“Insurance Policies” has the meaning specified in Section 5.11 of this Agreement.

“Intellectual Property” of a party means all such rights recognized under applicable Law and related to (i) inventions, designs, algorithms and other industrial property, and all enhancements and improvements thereto, whether patentable or unpatentable, and whether or not reduced to practice, and all patents therefor or in connection therewith (including all U.S. and foreign patents, patent applications, patent disclosures, mask works, and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof); (ii) trademarks, trade names and service marks, trade dress, logos, internet domain names, and other commercial product or service designations, and all goodwill and similar value associated with any of the foregoing, and all applications, registrations, and renewals in connection therewith (collectively, the “Marks”); (iii) copyrights and copyrightable works (whether or not registered), Moral Rights, and all registrations and applications for registration thereof, as well as rights to renew copyrights; (iv) trade secrets (as such are determined under applicable Law), know-how and other confidential business information, including confidential information in the nature of technical information, marketing plans, research, designs, plans, methods, techniques, and processes, any and all technology, customer and supplier lists, new business opportunities, computer software programs or applications, in both source and object code form, technical documentation of such software programs, statistical models, e-mail lists, inventions, sui generis database rights, databases, and data, whether in tangible or intangible form and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing; (v) any and all other rights to existing and future registrations and applications for any of the foregoing and all other proprietary rights in, or relating to, any of the foregoing, including remedies against and rights to sue for past infringements, and rights to damages and profits due or accrued in or relating to any of the foregoing; (vi) any and all other intangible property; (vii) all tangible embodiments of any of the foregoing, in any form and in any media, in possession of such party (or other Persons engaged or retained by such party to hold any such tangible embodiments of any of the foregoing on behalf of such party; and (viii) all versions, releases, upgrades, derivatives, enhancements, and improvements of the foregoing.

“Interim Financial Statements” has the meaning specified in Section 5.04(a) of this Agreement.

“ITAR” means International Traffic Arms Regulations, as amended.

“Knowledge” or “Sellers’ Knowledge” (and any variations thereof) means the actual knowledge (and not constructive, implied or imputed knowledge) of Larry Mitchell, Laurens MacLure, Jr., Paula Johnson, Rebecca Lundgren, Cynthia English, Debra Ung, James Parish, James Picket, Brian Lapthorn, Chris Davis, Carol Ann Tomlinson, and Bill Moser, after reasonable inquiry.

“Law” or “Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, rulings (including common law rulings), approvals, treaties, directives, judgments, injunctions, writs or awards of, or issued by, any Governmental Authority.

“Leased Real Property” has the meaning specified in Section 2.01(h) of this Agreement.

“Liability” means all direct or indirect indebtedness, liabilities, assessments, claims, losses, damages, deficiencies, obligations or responsibilities, expenses (including reasonable attorneys’ fees, court costs, accountants’ fees, environmental consultants’ fees, laboratory costs and other professionals’ fees), Order, settlement payments, Taxes, fines and penalties, whether fixed or unfixed, choate or inchoate, known or unknown, liquidated or unliquidated, secured or unsecured, accrued, absolute, actual or potential, contingent or otherwise (including any liability under any guaranties, letters of credit, performance credits or with respect to insurance loss accruals).

“Lien” means, with respect to any Acquired Asset, any lien (including carriers’, mechanics’, materialmen’s, repairmen’s, warehousemen’s, laborers’ and landlords’ liens), charge, restriction, claim, hypothecation, pledge, security interest, mortgage, preemptive right, right of first refusal, option, judgment, title defect right of first refusal, right of way, easement or conditional sale or other title retention agreement or other restriction or encumbrance of any kind in respect of or affecting such asset.

“Liquid Assets” means unencumbered Cash and Cash Equivalents and the Deutsch Policy (to the extent not pledged or assigned to any Person other than GP US) and shall not include any amounts held in escrow pursuant to the General Escrow Agreement, the Special Escrow Agreement or any other Escrow Agreement.  The value of Liquid Assets as of a particular date means the value of such Cash and Cash Equivalents and the cash surrender value, if any, of the Deutsch Policy as of such date.

“Local Transfer Documents” has the meaning specified in Section 4.02(a) of this Agreement.

“Lower Collar” means the Target Working Capital minus One Million Dollars ($1,000,000).

“Marks” has the meaning specified in Section 2.01(j) of this Agreement.

“Material Adverse Change” means one or more facts, events or circumstances that have had a Material Adverse Effect.  Without limiting the foregoing, each of the following would constitute a Material Adverse Change:  (i) the termination (other than at the end of the specified term) of, or a material reduction in services to be provided under any Contract with a customer set forth in Schedule 11.11 or (ii) the Business having revenue of less than $66,500,000 for the twelve (12) calendar month period ending on January 31, 2011.

“Material Adverse Effect” means with respect to the Business: (a) any event, change or effect that (when taken together with all other events, changes or effects) is, or would be reasonably likely to be, materially adverse to the financial condition, business, assets, liabilities, or results of operations of the Business; provided, that none of the following shall be deemed to constitute a Material Adverse Effect: any adverse change, event, development, or effect arising from or relating to: (i) general business or economic conditions affecting the industry in which the Business operates; (ii) changes in Laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority after the date of this Agreement; (iii) any changes after the date of this Agreement in accounting methods required under GAAP; or (iv) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); in each case except to the extent that such event, change or effect has an effect on the Business that is disproportionate to other competitors of similar size in the same industry as the Business or that primarily relates only to the Business; and (b) any event, change or effect that has occurred that (when taken together with all other events, changes or effects that have occurred) is likely to prevent or materially delay the performance of the Sellers, RWD Canada, RWD Colombia or the Equity Owners under this Agreement or the transactions contemplated hereby.

“Material Contracts” has the meaning specified in Section 5.12(a) of this Agreement.

“Moral Rights” means, collectively, rights to claim authorship of a work, to object to or prevent any modification of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar rights, whether existing under judicial or statutory Law of any country or jurisdiction worldwide, or under any treaty or similar legal authority, regardless of whether such right is called or generally referred to as a “moral right.”

“Most Recent Balance Sheet” has the meaning specified in Section 5.04(a) of this Agreement.

“Names” has the meaning specified in Section 2.01(i) of this Agreement.

“Non-Competition Agreement” has the meaning specified in Section 4.02(a) of this Agreement.

“Non-Disclosure Agreement” means the Mutual Nondisclosure Agreement, dated May 28, 2010, by and between the Company and the GP US.

“Order” means any order, judgment, ruling, charge, preliminary or permanent injunction, temporary restraining order, award, citation, decree, consent decree or writ.

“Organizational Documents” means, with respect to an entity, the documents relating to the organization, maintenance or good standing of such entity including without limitation in respect of RWD UK its statutory books, registers and minute books and the accompanying resolutions, filings, share certificates, stock transfer forms and any other documents.

“Original Disclosure Schedules” has the meaning specified in Section 8.12(a) of this Agreement.

“PTO” has the meaning specified in Section 9.04(i) of this Agreement.

“Payment” has the meaning specified in Section 5.21(a) of this Agreement.

“Permits” has the meaning specified in Section 2.01(l) of this Agreement.

“Permitted Lien” means, (a) Liens imposed by any Governmental Authority for Taxes, assessments or charges not yet accrued or due and payable (excluding any Lien arising under

ERISA Section 4068, which are not Permitted Liens) which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) inchoate carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, laborers’ or other like Liens arising in the ordinary course of business; (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; (d) deposits to secure the performance of any or all of the following:  bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) easements, rights-of-way, restrictions and other similar encumbrances on real property incurred in the ordinary course of business; and (f) those Liens set forth on Schedule A.

“Person” means any natural person, corporation, limited liability company, partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Potential Transaction” has the meaning specified in Section 8.04 of this Agreement.

“Potential Transferred Personnel” has the meaning specified in Section 5.17(a) of this Agreement.

“Pre-Closing Tax Period” means (i) any taxable period ending on or before the Closing Date or (ii) the portion of any Straddle Period which ends on the Closing Date.

“Proceeding” means any action, arbitration, mediation, audit, hearing, investigation, litigation, suit or investigation (in each case whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before or otherwise involving any Governmental Authority, arbitrator or mediator.

“Proposed Balance Sheet” has the meaning specified in Section 3.02 of this Agreement.

“Proposed Working Capital Amount” means the Working Capital determined based upon the Current Assets (excluding Cash) and Current Liabilities reflected in the Proposed Balance Sheet.

“Purchase Price” has the meaning specified in Section 2.04(a) of this Agreement.

“Real Property Leases” has the meaning specified in Section 5.10(c) of this Agreement.

“Registered Scheme” means a pension scheme which is a registered pension scheme for the purposes of the UK Finance Act of 2004, as amended.

“Regulated Substances” means any substance, material or waste (regardless of physical form or concentration) regulated, listed or identified under any Environmental Laws, and any other substance, material or waste (regardless of physical form or concentration) which is or may be hazardous, dangerous, damaging or toxic to living things or the environment.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment of any Regulated Substance.

“Representative” as to a specified Person shall mean any officer, director, agent, employee, attorney, accountant, consultant or other representative of the Person specified.

“Required Consents” has the meaning specified in Section 4.02(a) of this Agreement.

“Resolving Accounting Firm” has the meaning specified in Section 3.04(a) of this Agreement.

“RWD Canada” has the meaning specified in the first paragraph of this Agreement.

“RWD Colombia” has the meaning specified in the first paragraph of this Agreement.

“RWD UK” has the meaning specified in the first paragraph of this Agreement.

“Seller Persons” has the meaning set forth in Section 5.13(c) of this Agreement.

“Sellers” has the meaning specified in the first paragraph of this Agreement.

“Sellers Indemnified Person” has the meaning specified in Section 12.04 of this Agreement.

“Sellers’ Properties” means all real property that any Seller or RWD Colombia owns, leases, operates or uses or has previously owned, leased, operated or used in connection with the Business.

“Shortfall Amount” has the meaning specified in Section 3.05(b) of this Agreement.

“Software” has the meaning set forth in Section 5.08(k) of this Agreement.

“Special Escrow Agreement” has the meaning set forth in Section 2.05(b) of this Agreement.

“Special Escrow Amount” has the meaning set forth in Section 2.05(b) of this Agreement.

“Statement of Net Assets” means a statement providing a breakdown for each of the Company, RWD Canada, RWD UK and RWD Colombia, of all Assumed Assets and Assumed Liabilities as of the Closing Date.

“Straddle Period” means any taxable period beginning before and ending after the Closing Date.

“Sublease” has the meaning set forth in Section 4.02(a) of this Agreement.

“Subsidiary” means any corporation, partnership, limited liability company or other legal entity of which any Seller or RWD Canada (either alone or together with any other Subsidiary) owns any stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of

x

such corporation or other legal entity or of which any Seller or RWD Canada controls the management.

“Survival Period” has the meaning specified in Section 12.01(c) of this Agreement.

“Tangible Personal Property” has the meaning set forth in Section 2.01(c) of this Agreement.

“Target Working Capital Amount” means Twelve Million Five Hundred Thousand Dollars ($12,500,000); provided, however, if the condition set forth in Section 11.14 hereof is not satisfied, the Target Working Capital Amount shall be Twelve Million Dollars ($12,000,000).

“Tax” or “Taxes” means all taxes, charges, fees, imposts, levies or other assessments, including all net income, franchise, profits, minimum, alternative minimum, gross receipts, capital, capital gain, sales, use, ad valorem, value added, transfer, transfer gains, inventory, intangibles, capital stock, license, withholding, payroll, employment, social security, unemployment, employment insurance, Canada or Quebec pension plan, excise, severance, stamp, occupation, real or personal property, abandoned property assessment, and estimated taxes, water, rent and sewer service charges, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon and installments in respect thereof, imposed by any taxing authority (federal, state, provincial, local or foreign) and shall include any transferee liability in respect of Taxes.

“Tax Proceeding” means any audit, lawsuit, arbitration, investigation, controversy, litigation, claim, or judicial or administrative proceeding with respect to Taxes before any Governmental Authority or court of law.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Transaction Documents” means the instruments and documents described in Section 4.02 of this Agreement, which are to be executed and delivered by or on behalf of the Buyers, the Sellers, RWD Canada, RWD Colombia or the Equity Owners.

“Transaction Expenses” has the meaning specified in Section 2.03(b) of this Agreement.

“Transferred Employees” means “Transferred Personnel” who are employees.

“Transferred Personnel” means the Potential Transferred Personnel who accept employment with, or are engaged as independent consultants by, or who transfer pursuant to TUPE Regulations to, the Buyers or a Buyer Affiliate at or following Closing.

“TUPE Regulations” means The Transfer of Undertakings (Protection of Employment) Regulations 1981 and 2006, as amended.

“UK Assets” has the meaning set forth in Section 2.01 of this Agreement.

“UK Asset Assignment Agreement” has the meaning set forth in Section 4.02(a) of this Agreement.

“UK Employees” has the meaning set forth in Section 9.04 of this Agreement.

“Update Notice” has the meaning specified in Section 8.12(a) of this Agreement.

“Updated Disclosure” has the meaning specified in Section 8.12(a) of this Agreement.

“Upper Collar” means the Target Working Capital plus One Million Dollars ($1,000,000).

“U.S. Governmental Authority” means any governmental, regulatory or administrative body, agency, subdivision or authority, any court or judicial or arbitral authority, or any public, private or industry regulatory authority located within the United States, whether Federal, state, local or otherwise.

“VAT” has the meaning set forth in Section 2.09(a) of this Agreement.

“VATA” means the UK Value Added Tax Act 1994.

“VAT Records” has the meaning set forth in Section 2.09(g) of this Agreement.

“WARN” means the Worker Adjustment and Retraining Notification Act, as amended.

“Working Capital” means the working capital of the Business calculated in accordance with Exhibit Q attached hereto.